UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Consent Revocation Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant	☒

Filed by a Party other than the Registrant

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☒	Preliminary Consent Revocation Statement
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☐	Definitive Consent Revocation Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CAPITAL GOLD CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PRELIMINARY COPY — SUBJECT TO COMPLETION
DATED MARCH 1, 2011

[          ], 2011

CONSENT REVOCATION STATEMENT BY THE BOARD OF DIRECTORS OF
CAPITAL GOLD CORPORATION
IN OPPOSITION TO THE CONSENT SOLICITATION BY
TIMMINS GOLD CORP.

This consent revocation statement filed on Schedule 14A (the “Consent Revocation Statement”) is furnished by the Board of Directors (the “Board” or the “CGC Board”) of Capital Gold Corporation, a Delaware corporation (“CGC” or the “Company”), to the holders of outstanding shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), in connection with the Board’s opposition to the solicitation of written stockholder consent by Timmins Gold Corp. a British Columbia corporation (“Timmins Gold”).

In connection with its desire to enter into a business combination transaction with the Company, Timmins Gold has made repeated offers to the CGC Board and, following the CGC Board’s repeated rejections of such offers for the reasons set forth in this Consent Revocation Statement, Timmins solicited your consent to remove the CGC Board and install its own slate of directors who would reconsider the offer by Timmins Gold. The CGC Board is sending you this Consent Revocation Statement to explain why a business combination transaction with Timmins Gold is inferior to the Company’s proposed business combination with Gammon Gold Inc. and to solicit the revocation of your consent to remove the CGC Board if you have completed and returned the BLUE consent card mailed to you by Timmins Gold by asking you to sign and mail the GREEN consent revocation card included herewith, or to urge you not to return any BLUE consent card you may receive from Timmins if you have not done so.

On February 10, 2011, Timmins Gold announced an offer for stockholders of the Company to exchange their shares of Common Stock directly for Timmins Shares (the “Exchange Offer”). The Exchange Offer is based on the same economic terms as the merger proposal submitted by Timmins Gold to the Company on September 3, 2010, September 17, 2010, October 12, 2010, December 2, 2010 and December 21, 2010, which the CGC Board, following lengthy deliberations and a careful review of all aspects of the proposal with management and its legal and financial advisors, concluded was not a superior proposal to the Gammon transaction and not in the best interests of the Company and its stockholders.

In connection with a solicitation of interest of potential qualified buyers or merger partners which the Board commenced in August 2010, on September 1, 2010, Timmins Gold made a non-binding proposal to the Board for a merger of equals between Timmins Gold and CGC. On September 3, 2010, Timmins Gold revised its proposal by increasing the consideration from 2.02 to 2.27 common shares, without par value, of Timmins Gold (the “Timmins Shares”) for each share of Common Stock outstanding (as further described below, the “Timmins Merger Proposal”). Based upon the Board’s unanimous determination that the Timmins Merger Proposal was not the best transaction reasonably available to the Company’s stockholders, the Company’s financial advisor notified Timmins Gold of the Board’s determination not to proceed with the Timmins Merger Proposal on September 9, 2010. On September 27, 2010, Timmins Gold publicly announced that it had made the Timmins Merger Proposal.

On October 1, 2010, the Company announced that it had entered into an Agreement and Plan of Merger, dated as of October 1, 2010, as amended on October 29, 2010 (as the same may be amended, the “Gammon Merger Agreement”), among the Company, Gammon Gold Inc. (“Gammon”) and Capital Gold AcquireCo. (“Gammon Sub”). The Gammon Merger Agreement provides for Gammon Sub to merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Gammon (the “Gammon

i

Merger”). If the Gammon Merger is completed, as a Company stockholder you will be entitled to receive as merger consideration, in exchange for each share of Common Stock you own immediately prior to the merger, 0.5209 common shares of Gammon stock and a cash payment in the amount of $0.79 per share.

On October 12, 2010, Timmins Gold submitted a letter to the Company in which it resubmitted its proposal to acquire the Company in an all-stock transaction which implied a value of approximately $4.63 per share of Common Stock valued as of the day of the offer. On October 14, 2010, the Board consulted with its financial advisor, Cormark Securities Inc. (“Cormark”) and outside legal counsel and unanimously determined that the Timmins Merger Proposal did not constitute a superior proposal to the Gammon transaction and advised Timmins Gold as such. On December 2, 2010, Timmins Gold submitted a letter to the Company in which it resubmitted its proposal to acquire the Company in an all-stock transaction which implied a value of approximately $4.48 per share of Common Stock, based upon the average closing share prices for the prior 20 trading days. Such proposal eliminated a due diligence condition, but otherwise contained the same terms as the Timmins Merger Proposal submitted on October 12, 2010. On December 5, 2010, the Board consulted with Cormark and outside legal counsel and advised Timmins Gold that the Timmins Gold offer did not constitute a superior proposal in accordance with the terms of the Gammon Merger.

On December 21, 2010, counsel to Timmins Gold contacted counsel to the Company and indicated that the Timmins Merger Proposal remained open for consideration by the Board. Timmins Gold’s counsel advised Company counsel that Timmins Gold believed its proposal was superior to the proposed merger between Gammon and CGC and also represented that Timmins Gold had sufficient funds to pay the termination fee required under the Gammon Merger Agreement.

On December 28, 2010, the CGC Board held a meeting at which Cormark advised the Board that based upon the closing price of the Timmins Shares on December 22, 2010, the implied per share value of the Timmins Merger Proposal exceeded the implied per share value of the merger consideration in the Gammon transaction by $0.98 per share. The CGC Board then determined that the Timmins Merger Proposal was reasonably likely to lead to a superior proposal. On January 6, 2011, to better understand the significant terms of the Timmins Merger Proposal, a special committee of the CGC Board (the “M&A Committee”) and certain members of management and the Company’s financial advisor and legal counsel met with the chief executive officer of Timmins Gold and Timmins Gold’s financial advisors and legal counsel. On January 9, 2011, the CGC Board determined that the Timmins Merger Proposal is reasonably likely to lead to a superior proposal, but that comprehensive legal, operational, financial and technical due diligence with respect to Timmins Gold was critical to the determination of the intrinsic value with respect to the Timmins Merger Proposal compared to the merger consideration in the Gammon transaction and whether the Timmins Merger Proposal constituted a superior proposal for purposes of the Gammon Merger Agreement.

After conducting on-site due diligence, meeting with certain members of management of Timmins Gold, reviewing the operations of Timmins Gold and material provided by Timmins Gold, on January 31, 2011, the CGC Board concluded unanimously that the Timmins Merger Proposal did not constitute a superior proposal to the terms of the Gammon Merger. Such conclusion was based upon a variety of different factors, including a review and analysis of the Timmins Merger Proposal, the due diligence materials provided by Timmins Gold, the failure of Timmins Gold to substantiate its representation that it had the ability to pay the termination fee under the Gammon Merger Agreement and other costs and expenses of a transaction with the Company without risk to the future day-to-day operations of a combined entity, and the failure of Timmins Gold to provide all of the due diligence materials requested by the Company. On February 1, 2011, the M&A Committee notified Timmins Gold that the CGC Board resolved to terminate its consideration of the Timmins Merger Proposal because of its determination that such proposal is not a superior proposal to the terms of the Gammon Merger.

On February 10, 2011, Timmins Gold announced the Exchange Offer to stockholders of the Company to exchange their shares of Common Stock directly for Timmins Shares, with each stockholder receiving 2.27 Timmins Shares for each share of Common Stock tendered for exchange (the “Exchange Offer”), and filed a Registration Statement on Form F-4 (including the prospectus contained therein, the “F-4”) to facilitate the Exchange Offer with the U.S. Securities and Exchange Commission (the “SEC”). The Exchange

Offer has not yet commenced. In addition, Timmins filed with the SEC a preliminary proxy to facilitate the Timmins Consent Solicitation (hereinafter defined) and a preliminary proxy soliciting proxies in opposition to the Gammon Merger (the “Opposition Solicitation”).

The CGC Board has had lengthy deliberations and has carefully reviewed all aspects of the Timmins Merger Proposal with management and its legal and financial advisors, and has consistently concluded that the Timmins Merger Proposal is not a superior proposal to the Gammon transaction and not in the best interests of the Company and its stockholders.

The Timmins Gold Consent Solicitation

In addition to the Exchange Offer, Timmins Gold is soliciting consents in order to facilitate its ability to successfully consummate the Exchange Offer by asking you to: (i) repeal certain provisions of CGC’s by-laws, (ii) remove all members of the CGC board of directors and (iii) elect certain hand picked individuals nominated by Timmins Gold to the Company’s board of directors. According to Timmins Gold’s preliminary consent statement, dated February 10, 2011 (as amended, the “Timmins Consent Solicitation”), the Timmins Nominees (as defined below) would be committed, subject to their duties as directors of the Company, to take action to expedite consummation of the Exchange Offer.

Specifically, Timmins Gold is asking you to:

1.	Repeal any provision of CGC’s by-laws in effect at the time the Timmins Gold proposal becomes effective that were not included in CGC’s amended and restated by-laws, dated as of September 1, 2009 (the “By-laws”), which were filed with SEC on September 3, 2009 on Form 8-K;
2.	Remove (i) each current member of the CGC Board at the time the Timmins Gold proposal becomes effective and (ii) each person appointed to the CGC Board to fill any vacancy or newly-created directorship prior to the effectiveness of the Election Proposal (as defined below); and
3.	Elect each of Glen Ariel Huber, Lawrence R. Litowitz, James P. McGlone, Stephen John Meehan and Russell Tanz (each, a “Nominee” and collectively, the “Timmins Nominees”) to serve as a director of CGC (or, if any such Nominee is unable or unwilling to serve as a director of CGC, any other person designated as a Nominee by the remaining Nominee or Nominees) (collectively the “Timmins Proposals”).

THE CGC BOARD IS COMMITTED TO ACTING IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS AND, ACCORDINGLY, HAS:

•	UNANIMOUSLY DETERMINED THAT THE TERMS OF THE EXCHANGE OFFER ARE INADEQUATE AND NOT IN THE BEST INTERESTS OF CGC AND ITS STOCKHOLDERS, AND
•	UNANIMOUSLY DETERMINED THAT EACH OF THE TIMMINS PROPOSALS ARE NOT IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS.

ACCORDINGLY, YOUR BOARD URGES YOU NOT TO SIGN ANY BLUE CONSENT CARD SENT TO YOU BY TIMMINS AND INSTEAD URGES YOU TO SIGN AND RETURN THE GREEN CARD INCLUDED WITH THESE MATERIALS.

If you have previously signed and returned Timmins Gold’s BLUE consent card, you have the right to change your mind and revoke your consent. Whether or not you have signed Timmins Gold’s BLUE consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed GREEN consent revocation card (the “Consent Revocation Card”) and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not submitted a BLUE consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares of Common Stock you own, your consent revocation is important. Please act today.

If your Common Stock is held in “street name,” only your broker, bank or other nominee can exercise your right to revoke a consent with respect to your Common Stock. Please contact your broker, bank or other nominee and instruct it to submit a GREEN Consent Revocation Card on your behalf today.

This Consent Revocation Statement and the enclosed GREEN Consent Revocation Card are first being mailed to the Company’s stockholders on or about March [  ], 2011.

In accordance with Delaware law and the Company’s By-laws, the Board set March 7, 2011 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Timmins Consent Solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Timmins Consent Solicitation.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF CONSENT REVOCATION
MATERIALS IN OPPOSITION TO THE TIMMINS CONSENT SOLICITATION

In accordance with the rules of the SEC, the Company is advising its stockholders of the availability on the Internet of the Company’s consent revocation materials in opposition to the Timmins Consent Solicitation. These rules allow companies to provide access to proxy and consent materials in one of two ways. Because the Company has elected to utilize the “full set delivery” option, the Company is delivering to all stockholders paper copies of the consent revocation materials, as well as providing access to those materials on a publicly accessible website. Under Delaware law, the Timmins Proposals will become effective if valid, unrevoked consents signed by holders of the requisite number of Shares are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company.

This Consent Revocation Statement and Consent Revocation Card are available at http://www.capitalgoldcorp.com.

If you have any questions about giving your consent revocation or otherwise require assistance, please call:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Tel: (800) 322-2885 (Toll-Free) or
(212) 929-5500 (Collect)
Email: proxy@mackenziepartners.com

CAPITAL GOLD CORPORATION

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Consent Revocation Statement, including those relating to Gammon Gold and CGC’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “should,” “may” or similar expressions, are forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, which we refer to in this document as the Securities Act. Forward-looking statements are not historical facts but instead represent only Gammon Gold and/or CGC’s expectations, estimates and projections regarding future events.

The forward-looking statements contained in this Consent Revocation Statement are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The future results and shareholder values of Gammon Gold and CGC may differ materially from those expressed in the forward-looking statements contained in this Consent Revocation Statement due to, among other factors, the parties’ ability to obtain the regulatory, shareholder and other approvals required for the merger on the terms and within the time expected, pending litigation, the price of gold and silver, the risks of exploration, development and mining, the risk that Gammon Gold will not be able to integrate successfully the businesses of CGC or that such integration will be more time consuming or costly than expected, the risk that expected synergies and benefits of the merger and other benefits will not be realized within the expected time frame or at all, increased operating costs, labor disruption, civil unrest, employee loss and business disruption following the merger and the factors detailed in each company’s filings with the SEC, including the factors detailed in Gammon Gold’s Form 40-F for its fiscal year ended December 31, 2009, as amended by Amendment No. 1 to Form 40-F/A for its fiscal year ended December 31, 2009, Gammon Gold’s reports on Form 6-K and CGC’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010, as amended by Form 10-K/A, CGC’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2010 and CGC’s Current Reports on Form 8-K.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Consent Revocation Statement, in the case of forward-looking statements contained in this Consent Revocation Statement. Neither Gammon Gold nor CGC undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Consent Revocation Statement or to reflect the occurrence of unanticipated events, except as required by law.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Q:	Who is making this consent revocation solicitation?

A:  The CGC Board of Directors.

Q:	What are we asking you to do?

A:  You are being asked (i) to NOT return any BLUE consent card solicited by Timmins Gold and (ii) to revoke any consent that you may have delivered in favor of any of the Timmins Proposals by executing and delivering the GREEN Consent Revocation Card as discussed below.

Q:	If I have already delivered a consent, is it too late for me to change my mind?

A:  No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with the Delaware General Corporation Law (the “DGCL”) and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by executing and delivering a GREEN Consent Revocation Card as discussed in the following question. If you have already returned a BLUE consent card and wish to revoke that consent, you should sign and return the GREEN Consent Revocation Card as soon as possible.

Q:	What is the effect of delivering a GREEN consent revocation card?

A:   By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed GREEN Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Timmins Gold.

Even if you have not submitted a BLUE consent card, you may submit a GREEN Consent Revocation Card. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a BLUE consent card, it will help us monitor the progress of the consent process.

Q:	What is the Board’s recommendation?

A:   The Board of Directors has unanimously determined to recommend that you revoke your consent by signing and returning the GREEN Consent Revocation Card. The Board of Directors has determined that the Timmins Offer is not the best deal reasonably available to the Company’s stockholders, is not a superior proposal to the terms of the Gammon merger and is not in the best interest of the Company’s stockholders due in part to:

1.  Financial Concerns

2.  Operational Concerns

3.  Management Depth

4.  Other Transaction Risks

See REASONS TO REJECT THE TIMMINS PROPOSALS beginning on page 4.

Q:	What should I do to revoke my consent?

A:   Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the GREEN Consent Revocation Card. Then, sign and date the enclosed GREEN Consent Revocation Card and return it TODAY or as soon as possible to the Company’s proxy solicitor, MacKenzie Partners, Inc. (“MacKenzie”), in the envelope provided. It is important that you sign and date the GREEN Consent Revocation Card.

Q:	Who is entitled to consent, withhold consent or revoke a previously given consent with respect to the proposals contained in Timmins Gold’s Consent Statement?

A:   Only the holders of record of Common Stock on the Record Date are entitled to consent, withhold consent or revoke a previously given consent with respect to the proposals contained in the Timmins Consent Solicitation. As of the record date, there were [•] shares of Common Stock outstanding and entitled to consent, held by [•] holders of record. Each holder of Common Stock is entitled to one vote for each share of Common Stock owned as of the record date. In accordance with Delaware law and the By-laws, the Board has set March 7, 2011 as the Record Date for the determination of stockholders who are entitled to execute, withhold or revoke previously given consents relating to the Timmins Proposals. The Company will be soliciting consent revocations from stockholders of record as of March 7, 2011 and only holders of record of Common Stock as of the close of business on March 7, 2011 may execute, withhold or revoke consents with respect to the Timmins Consent Solicitation. You may execute, withhold or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a holder of record of Shares on the Record Date and the consent or revocation was otherwise valid.

Q:	When should I return my Consent Revocation Card?

A:   In order for the Timmins Proposals to be adopted, the Company must receive valid, unrevoked consents executed by the holders of a sufficient number of shares of Common Stock within 60 days of the earliest-dated consent delivered to the Company. Because the Timmins Proposals could become effective before the expiration of the 60-day period, you should return the GREEN Consent Revocation Card as soon as possible.

Q:	What happens if I do nothing?

A:   If you do not execute and send in any consent that Timmins Gold sends you, you will effectively be voting AGAINST the Timmins Proposals. Although submitting a GREEN Consent Revocation Card will not have any legal effect if you have not submitted a BLUE consent card, it will help us keep track of the progress of the consent process.

If you have validly executed and delivered a BLUE consent card that Timmins Gold sent you, doing nothing further will mean that you have consented to the Timmins Proposals. If you have executed and delivered a BLUE consent card that Timmins Gold sent you, the CGC Board urges you to revoke any such consent previously submitted by executing and delivering the GREEN Consent Revocation Card as soon as possible.

Q:	Who should I call if I have questions about the solicitation?

A:   If you have any questions regarding this Consent Revocation Statement or about submitting your GREEN Consent Revocation Card, or otherwise require assistance, please call MacKenzie Partners toll free at (800) 322-2885.

DESCRIPTION OF THE TIMMINS CONSENT SOLICITATION

As set forth in the Timmins Consent Solicitation and related materials filed with the SEC on February 10, 2011 and subsequently amended on February 24, 2011, Timmins Gold is soliciting your consents to the following Timmins Proposals:

1.	Repeal any provision of CGC’s by-laws in effect at the time this proposal becomes effective that were not included in the amended and restated by-laws, dated as of September 1, 2009, which were filed with the SEC on September 3, 2009 on Form 8-K (the “By-law Restoration Proposal”);
2.	Remove (i) each member of the CGC Board at the time Timmins Proposals become effective and (ii) each person appointed to the CGC Board to fill any vacancy or newly-created directorship prior to the effectiveness of the Election Proposal (as defined below) (the “Removal Proposal”); and
3.	Elect each of Timmins Nominee to serve as a director of CGC (or, if any such Timmins Nominee is unable or unwilling to serve as a director of CGC, any other person designated as a Timmins Nominee by the remaining Timmins Nominee or Nominees) (the “Election Proposal” and collectively with the By-law Restoration Proposal and the Removal Proposal, the “Timmins Proposals”).

A consent in favor of the Removal Proposal and the Election Proposal would be a consent to remove, without cause, all members of your duly elected Board and replace them with the Timmins Nominees.

The By-law Restoration Proposal is designed to nullify unspecified provisions of the By-laws that may be adopted by the Board in its efforts to act in and protect the best interests of the Company and its stockholders. As of the date of this Consent Revocation Statement, the Company has not amended the Bylaws since September 1, 2009.

According to the Timmins Consent Solicitation, neither the By-law Restoration Proposal nor the Removal Proposal is subject to, or is conditioned upon, the effectiveness of the other Timmins Proposals. The Election Proposal is conditioned in part upon the effectiveness of the Removal Proposal. If none of the then existing members of (or appointees to) the CGC Board are removed in the Removal Proposal, and there are no vacancies to fill, none of the Timmins Nominees can be elected pursuant to the Election Proposal.

REASONS TO REJECT THE TIMMINS PROPOSALS

Timmins Gold is seeking to remove, without cause, all independent members of your duly-elected CGC Board, and replace them with Timmins Gold’s hand selected Nominees. We believe the principal purpose of this action is for Timmins Gold to put in place directors of CGC that will vote to effectuate the Exchange Offer and the hostile acquisition of CGC by Timmins Gold. As such, the CGC Board is disclosing its reasons for rejecting the Exchange Offer so that CGC stockholders may make an informed decision to reject the Timmins Proposals and/or revoke any consents previously provided in favor of the Timmins Proposals.

The Exchange Offer is based on the same economic terms as the Timmins Merger Proposal submitted by Timmins Gold to the Company on September 3, 2010, September 17, 2010, October 12, 2010, December 2, 2010 and December 21, 2010, which the CGC Board, following lengthy deliberations and a careful review of all aspects of the proposal with management and its legal and financial advisors, concluded was not a superior proposal to the Gammon transaction and not in the best interests of the Company and its stockholders.

In reaching its determination to reject the Timmins Proposal and the Exchange Offer, and in making the recommendation set forth above, the CGC Board consulted with the management of the Company and its financial and legal advisors and took into account numerous factors, including the following:

•	There is considerable risk associated with Timmins Gold’s ability to raise the required amount of capital.

It is estimated that the combined Timmins/CGC company would have 2011 capital requirements in excess of $95 million, a substantial portion of which would need to be funded from capital raised from third parties in the public markets. The Company believes that there is considerable risk associated with Timmins Gold’s ability to raise that amount of capital. Moreover, even if Timmins Gold were able to raise the necessary funds, given the volatility of Timmins Gold’s stock price, the Company believes Timmins Gold may be required to raise capital at a significant discount to prevailing market prices, which would cause immediate and perhaps substantial dilution to the proposed all stock consideration to be received by the Company stockholders under the Exchange Offer. In addition, the information provided to the Company by Timmins Gold with respect to its financial position was not consistent with its prior representations to the M&A Committee and other representatives of Capital Gold, thus raising concerns about Timmins Gold’s management, internal financial controls, the ability to fund transaction costs and the operations of the combined company going forward.

•	There are considerable operational concerns associated with Timmins Gold’s principal asset.

Timmins Gold’s principal asset, the San Francisco mine in Mexico, is in its initial start-up phase and has yet to reach the operating goals set forth in the November 2010 Micon Technical Report. The Company has concerns with respect to (i) the short mine life, (ii) the variance in the life of mine grade disclosed and the actual grade that has been mined to date and its impact on the mine life, (iii) the variance in projected life of mine cash costs and the costs that have been published to date and its impact on future cash flows and valuations and (iv) the ultimate leach recovery not reaching the life of mine expectation of 70%. The Company believes that the risk of operational issues is not insignificant.

•	There are considerable concerns with Timmins Gold’s management depth.

Timmins Gold’s inability to respond to the Company’s due diligence requests in a timely manner, its lack of a full-time chief financial officer and apparent lack of appropriate internal financial controls raises significant concerns. The Company believes the management of Timmins lacks sufficient depth to execute a transformational merger and to operate the combined companies going forward.

•	There are considerable market concerns with respect to the liquidity of the shares of Timmins Gold stock.

Timmins Gold stock is illiquid and provides very limited re-rating potential.

•	There are considerable tax concerns with respect to a merger with Timmins Gold

Timmins has instructed US investors to assume that the Timmins offer is fully taxable. Since there is no cash component to the Timmins offer, this may require that CGC's taxable US investors sell Timmins shares to cover tax liabilities arising out of a Timmins/CGC merger.

•	There are other risks associated with the Exchange Offer.

The Exchange Offer remains subject to a number of conditions as set forth in the F-4. The most critical conditions include the reinstatement of a due diligence condition, a shareholder approval condition on the part of Timmins Gold’s shareholders and a listing condition (Timmins Gold’s common stock is not listed on any United States securities exchange), all of which raise material transaction risk in the Exchange Offer. The various conditions to the Exchange Offer increase the likelihood that the Exchange Offer will not be consummated.

THE REASONS OF CGC’S BOARD OF DIRECTORS TO SUPPORT
THE MERGER WITH GAMMON

In reaching its decision to approve the merger agreement with Gammon and recommend the merger with Gammon to its stockholders over Timmins Merger Proposal and the Exchange Offer, the CGC Board also considered a number of factors relating to the Gammon offer, including those listed below:

•	Significant premium to market with cash component — As of March 1, 2011 the consideration provided in the Gammon Merger represents an implied premium of approximately 42% to the trading price of CGC’s common stock on September 24, 2010 and approximately 54% premium to the 20-day volume weighted average price on the NYSE AMEX ending on that date. CGC believes there is a significant risk that CGC shares could lose substantial value if CGC shareholders do not approve the Gammon transaction.
•	Balance Sheet Strength — Gammon’s strong cash position will enable the combined company to execute strategic growth plans without necessarily requiring access to the equity capital markets;
•	Large Resource and Reserve base at Ocampo and El Cubo — The large land position at the Ocampo mine has significant exploration potential within a very productive district. The improving underground mine and mill performance should yield steady production and a long mine life. The El Cubo mine is expected to return to a profitable operation in the future;
•	Exploration project at Guadalupe y Calvo — This project should develop into a producing mine with a district scale land position;
•	Opportunity for Operating Synergies — Redeployment of excess surface mining equipment from Gammon Gold’s operations to CGC’s El Chanate mine would allow for substantial capital savings in transition to owner-mining while the transportation of idle mill equipment to the Orion project could reduce development capital costs and timeline;
•	Visibility as a Mid-Tier Producer — The combined company will be well established as a mid-tier gold producer in Mexico, and well positioned to execute on further growth opportunities;
•	Strong Management Team — Gammon’s management team is experienced in mine development, exploration and capital markets;
•	Operating Track Record — Gammon’s high-lift heap leach processing and underground mining experience can be leveraged at El Chanate and Orion;
•	Superior Trading Liquidity — The Gammon Gold common shares trade with significantly higher liquidity than CGC’s common stock, which will allow CGC stockholders, should they choose, to more rapidly monetize value achieved through a transaction;
•	Execution Risk — The proposed transaction will not require a vote by the shareholders of Gammon, reducing overall transaction risk;
•	Challenges of Remaining an Independent Company — CGC expects that continued production at the El Chanate mine would result in higher strip ratios, which will increase CGC’s cash costs of production. The CGC Board considered that a change from contract mining to owner/operator mining would offset the associated higher costs by improving the unitary mining costs, resulting in improvements to the financial performance of the El Chanate mine. However, the transition to owner/operator mining would require significant capital expenditures on the part of CGC to purchase a fleet of mine vehicles and other capital equipment and CGC would therefore be obliged to raise capital in the equity markets to fund these expenditures. The CGC Board considered that there can be no assurance that CGC could raise such funds on favorable terms, in a timely manner or if at all, especially if gold prices were to fall below their current levels;
•	Accelerated Advancement of Exploration and Development of the Orion Project — The CGC Board considered that CGC’s current level of financing and its focus on improvements at the El Chanate mine may have limited CGC’s activities at the Orion Project with regard to exploration and development. The CGC Board considered the need for additional funds to advance the exploration and potential development of a mine on the Orion Project, the fact that such funds would need to be raised by further equity financings and the ability of CGC to advance the project with its current management team. The CGC Board determined that the breadth and depth of

Gammon’s technical and operational experience and its strong balance sheet would permit Gammon to advance the development of the Orion Project on a significantly faster timeline, and potentially with less risk, than CGC could achieve as an independent company;
•	Analyst Target Ranges — The range of recent analyst targets, as noted below:

	CGC		Gammon Gold
	Low	High	Low	High
	(U.S.$)		(U.S.$)
Target price range as of:
September 24, 2010	$2.33	$9.06	$5.79	$9.20
September 30, 2010	$2.33	$9.64	$5.79	$9.20
•	Fairness Opinion — The opinion of Stifel Nicolaus, dated September 30, 2010, to CGC’s Board as to the fairness to the holders of Common Stock, from a financial point of view, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in such respective opinion, of the total consideration pursuant to the merger agreement; and
•	Cormark Determination — The determination of Cormark that, of the proposals received by CGC, the Gammon proposal was the best transaction reasonably available to CGC’s stockholders.

The CGC Board weighed these factors against a number of other factors identified in their respective deliberations as weighing negatively against the merger with Gammon, including.

•	Fixed Exchange Ratio — The exchange ratio is fixed, and as a result, the shares of Gammon Gold common shares to be issued upon consummation of the merger may have a market value different than at the time of the announcement of the merger;
•	Conditions to Closing — The Gammon Merger Agreement is subject to several conditions and because there can be no certainty that these conditions may be satisfied or waived, the merger may not be successfully completed, which could negatively impact CGC;
•	Termination Rights — The Gammon Merger Agreement may be terminated by either CGC or Gammon in certain circumstances in which case the market price for CGC shares may be adversely affected;
•	Limitations on Other Opportunities — The terms of the Gammon Merger Agreement, including the termination fee of up to $10.3 million that CGC would be required to pay if the merger agreement were terminated under certain circumstances, and the right of Gammon to match any superior proposal before it is accepted by CGC, and whether these might limit the willingness of a third party to propose a competing business combination transaction with CGC; and
•	Interests of CGC Directors and Officers — The fact that CGC’s directors and executive officers have interests in the merger that are in addition to their interests as CGC stockholders.

The foregoing discussion of material factors considered by the board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Exchange Offer and the Timmins Consent Solicitation, the CGC Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the factors summarized above in reaching its recommendation. In addition, individual members of the CGC Board may have assigned different weights to different factors. After weighing all of these considerations, the CGC Board rejected the terms of the Exchange Offer and recommended that holders of the shares not tender their shares of Common Stock pursuant to the Exchange Offer.

THE BOARD OF DIRECTORS OF THE COMPANY STRONGLY BELIEVES THAT THE CONSENT SOLICITATION BEING UNDERTAKEN BY TIMMINS IS NOT IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS.

WE URGE STOCKHOLDERS TO REJECT TIMMINS’ CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

PLEASE DO NOT DELAY. IN ORDER TO ENSURE THAT THE BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED GREEN CONSENT REVOCATION CARD AS SOON AS POSSIBLE.

BACKGROUND OF THE SOLICITATION

In January 2009, CGC and Gammon Gold entered into discussions with respect to a potential business combination.

On February 27, 2009, CGC and Gammon Gold entered into a non-binding letter of intent, or the 2009 LOI. Pursuant to the 2009 LOI, Gammon Gold proposed to acquire CGC in an all-stock transaction that implied a value of $0.75 per share (prior to a 4-for-1 reverse stock split in February 2010) of Common Stock based upon the then closing price of Gammon Gold shares. From late February 2009 through March 31, 2009, CGC and Gammon Gold negotiated a definitive merger agreement.

On March 12, 2009, CGC and Gammon Gold announced the execution of the 2009 LOI.

On March 31, 2009, CGC announced its determination to end merger discussions with Gammon Gold. This determination was based upon a number of factors including, but not limited to, the parties’ inability to resolve all of the terms of, and arrive at, a definitive agreement.

On December 17, 2009, CGC and Nayarit Gold entered into a letter of intent.

On February 10, 2010, CGC and Nayarit Gold entered into a definitive business combination agreement pursuant to which Nayarit Gold would become a wholly-owned subsidiary of CGC.

During the week of March 1, 2010, Gammon Gold met with Mr. John Brownlie, Capital Gold’s then Chief Operating Officer and President, to discuss the opportunity of reviving the previous year’s merger discussions.

Gammon Gold contacted Mr. Brownlie during the week of March 15 to express its interest in meeting with the CGC board of directors to discuss a potential business combination.

In March 2010, Mr. Leonard Sojka, at that time a member of the CGC board of directors, Mr. Christopher Chipman, CGC’s Chief Financial Officer, Mr. John Cutler, a member of the CGC board of directors and a consultant to CGC, met with Mr. Rene Marion, President and Chief Executive Officer of Gammon Gold and Gammon Gold’s financial advisor in Toronto to discuss the merits of a possible transaction between CGC and Gammon Gold. At the meeting, it was agreed that Gammon Gold could update its technical due diligence investigations on CGC’s properties, but CGC’s representatives explained that it would be in the best interests of CGC to complete the Nayarit Gold transaction before considering any substantive discussions with Gammon Gold.

At the request of certain of the directors of CGC, Mr. Marion presented a draft non-binding letter of intent with respect to a potential business combination with CGC on April 8, 2010 to describe the proposed terms of a transaction with Gammon Gold. At that time, CGC authorized Gammon Gold to continue its technical due diligence on CGC’s mineral projects upon both parties confirming that the confidentiality provisions of their previous confidentiality agreement applied to information provided in connection with this technical due diligence.

On May 3 and 4, 2010, Mr. Richard Peevers from Ausenco Vector Engineering, visited CGC’s El Chanate mine to conduct due diligence on behalf of Gammon Gold. Mr. Peevers provided Gammon Gold with a summary of the results of his site visit.

On May 7, 2010, Mr. Cooper, CGC’s Chairman of the Board, and Messrs. Sojka, Cutler and Chipman met with Mr. Marion in Dallas, Texas to discuss the merits of a possible business combination. Mr. Marion also updated the group with respect to the status of Gammon Gold’s operations and provided feedback with respect to Mr. Peevers’ site visit.

On June 14, 2010, Mr. Chipman met with Mr. Scott Perry, Gammon Gold’s Chief Financial Officer, in New York City. The discussions at that meeting were focused upon certain operational and financial matters of Gammon Gold and CGC.

On June 22, 2010, Messrs. Cutler, Cooper, Sojka and a financial consultant met with Mr. Marion and Mr. Chris Richter, Gammon Gold’s Vice President, Corporate Development, in New York City. At the meeting, Mr. Marion discussed the shutdown at Gammon Gold’s El Cubo mine and its potential long-term implications, and the parties discussed the merits of a potential business combination transaction. The representatives of Gammon Gold were again informed that CGC’s board of directors remained focused on closing the Nayarit Gold transaction and that CGC might be willing to revisit a potential transaction involving Gammon Gold after this had occurred.

On July 1, 2010, Mr. Scott Hazlitt was promoted to Chief Operating Officer of CGC, following Mr. John Brownlie’s resignation as an officer and director.

On July 13, 2010, Mr. Colin Sutherland, then President of Nayarit Gold, provided the CGC board of directors with an analysis of a potential acquisition by CGC of Timmins Gold, prepared by Cormark. Mr. Hazlitt visited Timmins Gold’s San Francisco mine on July 28. During that visit, Mr. Hazlitt met with Arturo Bonillas, President of Timmins Gold and other members of Timmins Gold’s management.

On July 16, 2010, the CGC directors considered the analysis presented by Cormark, together with the consideration that any transaction would likely be structured as an acquisition of Timmins Gold by CGC. Accordingly, the CGC board of directors determined not to pursue a potential transaction with Timmins Gold at that time and remained focused on closing the Nayarit Gold transaction.

On August 2, 2010, CGC completed the acquisition of Nayarit Gold and Mr. Sutherland was appointed as CGC’s President and a member of the CGC board of directors.

On August 2, 2010, Mr. Hazlitt was appointed a member of the CGC board of directors.

On August 3, 2010, Mr. Sutherland and a representative from Cormark met with Mr. Marion and discussed a potential business combination transaction between CGC and Gammon Gold.

On August 4, 2010, Mr. Sojka resigned from the CGC board of directors for personal reasons.

On August 5, 2010, Mr. Marion submitted another non-binding letter of intent, or the August LOI, to CGC. The August LOI was substantially identical to the draft non-binding letter of intent submitted on April 8, 2010. The August LOI proposed an all-stock transaction at an approximate 30% premium based upon the 20-day volume weighted average trading price of CGC’s common stock. The August LOI included certain deal protection provisions, including an exclusivity period, a non-solicitation covenant, subject to certain conditions, and the obligation to pay a break fee if the transaction was terminated for certain reasons. After August 5, 2010, the respective managements of CGC and Gammon Gold negotiated the terms of the August LOI and held various discussions about the terms and conditions of any potential transaction as well as the potential advantages to each company of such a transaction.

On August 9, 2010, Mr. Sutherland and a representative from Cormark met with Mr. Bragagnolo, Chief Executive Officer of Timmins Gold, in Vancouver, British Columbia. During this meeting a potential business combination transaction between Timmins Gold and CGC was discussed.

On August 10, 2010, Mr. Sutherland and a representative from Cormark met with the Chief Executive Officer of Company A in Toronto, Ontario where a potential business combination transaction between Company A and CGC was discussed.

On August 12, 2010, CGC received a revised letter of intent from Gammon Gold that was on substantially the same terms as the August LOI.

On August 16, 2010, the CGC board of directors met via conference call and discussed the letter of intent received from Gammon Gold and the process for responding to it, including the establishment of a special committee of independent directors and the appointment of financial advisors.

Mr. Hazlitt and Mr. Sutherland visited Timmins Gold’s San Francisco mine on August 18, 2010 where they met with Mr. Bragagnolo, Mr. Bonillas and other members of Timmins Gold management.

On August 18, 2010, the CGC board of directors met via conference call with Ellenoff Grossman & Schole LLP, or Ellenoff Grossman, counsel to CGC, and determined that, in response to the Gammon Gold proposal, it was appropriate to commence a process to assess CGC’s strategic alternatives. The alternatives to be considered included the following:

•	remaining independent, which would require financing to fund the capital expenditures necessary to move from contract mining to owner/operator mining at the El Chanate mine and develop CGC’s Orion asset;
•	entering into strategic partnerships and/or joint ventures; and
•	pursuing a sale of CGC as a whole or some other form of merger or business combination.

In order to facilitate the review of sale possibilities as part of the overall strategic review, the CGC board of directors designated a special committee, or the M&A Committee, of the CGC board of directors to act as the representative of the CGC board of directors with respect to all merger and acquisition matters presented to management of CGC. John Cutler was appointed Chairman of the M&A Committee. The other committee members are the other independent directors of CGC, including CGC’s Chairman of the Board, Mr. Stephen Cooper. In addition, Mr. Chipman was appointed to assist the M&A Committee and to interact with potential strategic partners on behalf of the M&A Committee. At its August 18, 2010 meeting, the CGC board of directors authorized the M&A Committee to select legal and financial advisors.

On August 18, 2010, the M&A Committee retained the law firm of Ballard Spahr LLP, or Ballard Spahr, to act as special counsel to the M&A Committee.

On August 19, 2010, Cormark was formally engaged by the M&A Committee on behalf of the CGC board of directors to provide financial advisory services and to assist CGC in assessing, structuring and negotiating a business combination to the extent a suitable transaction could be identified. Cormark’s engagement was based upon several factors, including but not limited to, the experience of its team, its focus on the junior mining sector, and its role as advisor in an aggregate of $10 billion in merger and acquisition transactions.

The M&A Committee met via conference call on August 19, 2010, with Mr. Chipman, Ballard Spahr and Ellenoff Grossman to review and discuss the process for evaluating strategic alternatives. Cormark attended this meeting and gave a presentation to the M&A Committee that reviewed CGC’s strategic alternatives; namely, a transformational merger of equals or an outright sale of CGC to a larger company. Cormark reviewed the key considerations for each of these alternatives and presented in detail the operational and financial implications of potential merger transactions and potential sale transactions. Ballard Spahr advised the M&A Committee that if it determined to proceed with a strategic alternative, the CGC board of directors has the fiduciary duty of determining the best transaction reasonably available to CGC stockholders. Mr. Chipman also reviewed for the M&A Committee the history and terms of the Gammon Gold transaction that did not go forward in 2009 and the reasons therefor. With the advice of Cormark, the M&A Committee determined that it was appropriate under the circumstances to conduct a process to identify additional interest in CGC beyond the Gammon Gold proposal. The M&A Committee and CGC board of directors determined that it would initiate a process to solicit interest from a select group of qualified buyers or potential merger partners.

From August 19, 2010 to August 23, 2010, Cormark, the M&A Committee and the other members of the CGC board of directors reviewed the list of qualified potential buyers and potential merger partners identified by Cormark and assessed each potential partner or buyer on the basis, among others, of its likely strategic fit and ability to effect a transaction on a timely basis. During this period, the M&A Committee, certain members of management and certain CGC board members also considered the possibilities of either pursuing an acquisition by CGC or a merger of equals and whether such potential transactions would meet CGC’s long term goal to enhance stockholder value, specifically the need to finance its growth plans. Following discussions with Cormark, the CGC board of directors discussed the option of remaining independent, which would require CGC to obtain financing. Accordingly, the M&A Committee came to the preliminary view that it should explore a sale of CGC as an alternative to a strategic partnership or remaining independent, if a suitable transaction was presented.

On August 21, 2010, the August LOI, as revised, was sent to the full CGC board of directors and the CGC board of directors met via conference call to review and discuss the status of negotiations with respect to the August LOI.

From August 23, 2010 to September 9, 2010, Cormark was in contact with a total of 11 companies including Gammon Gold. The companies contacted were selected based on the following factors:

•	those that had previously expressed interest in a business combination with CGC;
•	those that had similar regional interests as CGC; and
•	those that were believed to be acquisitive in the mining sector and potentially interested in a business combination with CGC.

Of the 11 companies contacted, three companies (in addition to Gammon Gold) participated in discussions with Cormark and were given access to CGC’s due diligence data site. Four companies submitted formal proposals, including Gammon Gold and Timmins Gold. The two other companies are referred to as Company A (with whom CGC had negotiated the terms of a non-binding letter of intent in May 2009) and Company B.

On August 26, 2010, the CGC board of directors, Ellenoff Grossman, Ballard Spahr and Cormark held a conference call and had a discussion with respect to the process of evaluating strategic alternatives. At that meeting, Ellenoff Grossman and Ballard Spahr provided the CGC board of directors with a description of its fiduciary duties in connection with the process. In particular, Ellenoff Grossman and Ballard Spahr advised the CGC board of directors that if it determined to proceed with a strategic alternative, the CGC board of directors has the fiduciary duty of determining the best transaction reasonably available to CGC stockholders.

On August 27, 2010, Mr. Gary Huber was appointed to the CGC board of directors and to the M&A Committee.

On August 28, 2010, Mr. Hazlitt conducted a due diligence site visit with respect to Company A’s mining operations.

On August 29, 2010, Gammon Gold submitted a revised letter of intent to CGC, which we also refer to as the Gammon LOI. This letter of intent proposed an all-stock transaction at an approximate 30% premium based upon the 20-day volume weighted average trading price of CGC’s common stock. It also included certain deal protection provisions, including an exclusivity period, a non-solicitation covenant, subject to certain conditions, and the obligation to pay a break fee if the transaction was terminated for certain reasons.

On August 30, 2010, Mr. Cooper met with a representative of Company A to discuss why Company A believed a business combination with Company A was in the best interest of CGC.

On August 31 and September 1, 2010, Mr. Hazlitt conducted a due diligence site visit with respect to Gammon Gold’s Ocampo mining operations.

On September 1, 2010, Timmins Gold submitted a proposal to acquire CGC. This proposal contemplated an all-stock transaction that implied a value of approximately $3.76 (C$4.00) per share of Common Stock, based upon the closing price of Timmins Gold common stock on August 31, 2010.

On September 1, 2010, Company A submitted a non-binding proposal that also contemplated an all-stock transaction that implied a value of approximately $4.60 (C$4.83) per share of Common Stock based upon the closing price of Company A common stock on September 1, 2010.

On September 2, 2010, Mr. Russell Tremayne, Gammon Gold’s Chief Operating Officer, conducted a due diligence site visit to CGC’s El Chanate mine.

On September 3, 2010, Timmins Gold submitted a revised non-binding proposal. Such proposal was also an all-stock transaction and represented an implied value of approximately $4.28 (C$4.50) per share of Common Stock based upon the closing price of Timmins Gold common stock on September 1, 2010. In addition, Timmins Gold sent CGC a letter on September 3, 2010 in which it requested a meeting with CGC at which it could be afforded the opportunity to formally present its proposal.

On September 3, 2010, Company B submitted a non-binding proposal to Cormark pursuant to which Company B proposed an all-stock transaction that implied a value of approximately $3.36 (C$3.49) per share of Common Stock based upon the closing price of Company B common stock on September 3, 2010.

The value of the Gammon Gold proposal on September 1, 2010 and September 3, 2010 was $4.68 (C$4.88) and $4.58 (C$4.76), respectively, per share of Common Stock based on the closing price of the Gammon Gold common stock on such dates.

On September 3, 2010, the M&A Committee met via conference call to review and discuss the status of the sale process. Also in attendance were Messrs. Chipman and Hazlitt and representatives of Cormark, Ballard Spahr and Ellenoff Grossman. Cormark presented the M&A Committee with a summary of each of the proposals received to date. Mr. Hazlitt summarized his due diligence review of the Gammon Gold operations, the Timmins Gold operations and Company A operations. Cormark then presented the M&A Committee with a detailed financial and transactional analysis of each of the proposals. Cormark evaluated the following financial and transactional aspects of each proposal:

•	immediate premium to CGC’s stockholders;
•	the financial strength of the acquiror and the resultant combined company, which included a proforma review of figures based upon:
•	2011 and 2012 estimated cash flow;
•	2011 and 2012 estimated production;
•	estimates of net asset value; and
•	the relative liquidity of the consideration offered;
•	the potential for a long-term re-rating;
•	the opportunity for synergies; and
•	the likelihood of closing.

At this meeting, Cormark advised the M&A Committee that the transaction proposed by Company A, while structured as a premium offer to acquire CGC, would result in a reverse takeover of Company A by CGC. Cormark analyzed the valuation multiples of Company A and CGC and advised that the transaction as proposed would result in significant dilution to the shareholders of Company A. Cormark indicated that this, combined with the fact that Company A was significantly smaller than CGC, would likely have a material negative impact on the share price of Company A, if a transaction were pursued, which would result in a significantly lower implied value per share to CGC stockholders than represented in Company A’s proposal. Cormark also advised that the combined company would likely need to raise additional capital in order to fund CGC’s growth initiatives. The obligation of Company A to seek the approval of its shareholders, as a condition to closing any transaction with CGC, was considered to increase overall transaction risk.

Cormark advised the M&A Committee that the transaction proposed by Company B was a no premium merger of equals. Cormark advised that, in the context of the current process to identify a proposal that provided, among other things, a material premium, the proposal by Company B did not fit the M&A Committee’s criteria.

Cormark advised the M&A Committee that the transaction proposed by Timmins Gold would result in a merger of equals, with CGC receiving a small upfront premium. Cormark indicated that the Timmins Gold proposal presented certain financial risks to CGC given Timmins Gold’s current cash balance and its outstanding, short term gold loan, which required repayment of the cash equivalent value of a fixed number of gold ounces on a monthly basis. Cormark advised the M&A Committee that the estimated liabilities of Timmins Gold exceeded its current cash resources. The M&A Committee also discussed the Timmins Gold going concern issue. The obligation of Timmins Gold to seek the approval of its shareholders, as a condition to closing any transaction with CGC, was considered to increase overall transaction risk. Cormark also advised that the combined company would likely need to raise additional capital to fund CGC’s growth initiatives.

At the September 3, 2010 meeting, after reviewing the above proposals, Cormark advised the M&A Committee, based on the factors listed below, that the Gammon Gold proposal was, of the proposals received to date, the best transaction reasonably available to CGC’s stockholders. Cormark advised the M&A Committee that the Gammon Gold proposal offered a material premium when considering the volume-weighted trading prices of Gammon Gold’s common shares over periods of five to 30 trading days and represented an implied value of approximately $4.58 (C$4.76) based upon the closing price of Gammon Gold’s common shares on September 3, 2010. Cormark noted that Gammon Gold’s significant cash balance and cash flow from operations would likely be sufficient to fund CGC’s growth initiatives without the need to raise additional capital. In addition, Cormark advised that the superior trading liquidity of Gammon Gold’s common shares, when compared to that of Timmins Gold, Company A and Company B, would provide the ability for stockholders of CGC to better monetize value achieved in the merger transaction. Furthermore, the size of Gammon Gold relative to CGC would serve to mitigate the potential negative market impact of dilution once Gammon Gold shares were issued to acquire CGC. Cormark also noted the potential synergies with Gammon Gold due to the possibility of redeploying idle surface mining equipment owned by Gammon Gold to CGC’s El Chanate mine, providing for capital savings should CGC transition to owner-operated mining. Finally, Cormark advised that while the long-term valuation re-rating was potentially greater under a transaction with Timmins Gold or Company A, than under a transaction with Gammon Gold due to Gammon Gold’s size and established position as a mid-tier producer, a transaction with Timmins Gold or Company A presented greater overall risk to CGC stockholders when compared to the Gammon Gold proposal as a whole.

On September 5, 2010, the M&A Committee met via conference call with Mr. Chipman, representatives of Cormark, Ballard Spahr and Ellenoff Grossman to review and discuss the status of the sale process. The M&A Committee reviewed and discussed the remaining open deal terms in Gammon Gold’s August LOI. Cormark reaffirmed its advice that the Gammon Gold proposal was, of the proposals received to date, the best transaction reasonably available to CGC’s stockholders for the reasons discussed at the September 3, 2010 meeting.

On September 7, 2010, the M&A Committee met via conference call with Mr. Bruce Bragagnolo, Chief Executive Officer of Timmins Gold, and Arturo Bonillas, President of Timmins Gold, and their respective financial advisors. During the course of this meeting, a formal presentation was made with respect to the Timmins Gold proposal. The M&A Committee then discussed the merits of the Timmins Gold proposal compared to the Gammon Gold proposal.

On September 8, 2010, the M&A Committee met with Mr. Chipman and representatives of Cormark, Ballard Spahr and Ellenoff Grossman to review and assess each of the proposals received to date. At the meeting, Cormark presented its updated analysis of each of the proposals. Ballard Spahr provided the M&A Committee with information regarding their fiduciary duties under Delaware law and related matters in connection with the potential transactions. The M&A Committee discussed and reviewed the Timmins Gold proposal as compared to the Gammon Gold proposal and determined that it was inferior to the Gammon Gold proposal. Such determination was based upon factors including: (i) the transaction proposed by Timmins Gold would result in a merger of equals, with CGC receiving a small upfront premium, (ii) the Timmins Gold proposal presented certain financial risks to CGC given Timmins Gold’s current cash balance, the going concern issue with respect to the Timmins Gold financial statements and its outstanding short term gold loan, which required repayment of the cash equivalent value of a fixed number of gold ounces on a monthly basis, and (iii) the combined company would likely need to raise additional capital to fund CGC’s growth initiatives, presenting incremental dilution to stockholders of CGC. It was determined that the proposed share exchange ratio with respect to the Gammon Gold transaction represented a value of approximately $4.58 (C$4.76) per share of Common Stock based upon the closing price of Gammon Gold’s common shares on September 3, 2010 and the Timmins Gold transaction represented a value of approximately $4.33 (C$4.50) per share of Common Stock based upon the closing price of Timmins Gold’s common shares on such date. The Company A transaction represented a value of approximately $4.68 (C$4.92) per share of Common Stock and the Company B transaction represented a value of approximately $3.32 (C$3.49) per share of Common Stock based upon the closing price of their respective common stock on such date. Based on the proposals received to date, Cormark advised the M&A Committee that the Gammon Gold proposal continued to represent the best alternative reasonably available to CGC’s stockholders based on the factors discussed at the September 3,

2010 meeting. Such factors included Cormark’s indication that the transaction proposed by Company A, while structured as a premium offer to acquire CGC, would result in a reverse takeover of Company A by CGC, resulting in significant dilution to the stockholders of Company A. Cormark analyzed that this would likely have a material negative impact on the share price of Company A, if a transaction were pursued, which would result in a significantly lower implied value per share to CGC stockholders than represented in Company A’s proposal. The M&A Committee compared the Gammon Gold proposal to the alternative of remaining independent. It was acknowledged that to remain independent would require a financing to strengthen CGC’s financial position for its growth plans. It was also acknowledged that no other strategic alternatives or joint ventures had been proposed or were under consideration by CGC at that time, other than the four proposals received to date. The M&A Committee determined to recommend to the CGC board of directors to proceed with the Gammon Gold proposal.

On September 9, 2010, the full CGC board of directors met via conference call to review and discuss the four proposals and received the recommendation of the M&A Committee. Also at the meeting were Mr. Chipman and representatives of Cormark, Ballard Spahr and Ellenoff Grossman. Ballard Spahr and Ellenoff Grossman provided the CGC board of directors with information regarding its fiduciary duties under Delaware law and related matters in connection with the potential transactions. Representatives of Cormark presented to the CGC board of directors their analysis of each of the proposals and advised that the Gammon Gold proposal was, of the proposals received to date, the best transaction reasonably available to CGC’s stockholders for the following financial reasons as well as those discussed at the September 3, 2010 meeting:

•	the consideration represented a material premium to CGC’s stockholders;
•	Gammon Gold’s cash balance and operating cash flow would likely be sufficient to fund CGC’s growth initiatives;
•	Gammon Gold’s trading liquidity offered a near-cash alternative for CGC stockholders;
•	the lower risk associated with a transaction with Gammon Gold; and
•	the potential for significant synergies with Gammon Gold, including, but not limited, to the potential to move excess equipment from Gammon Gold’s Ocampo mine to the CGC El Chanate mine, and the potential to utilize excess mill infrastructure from El Cubo at the Orion Project.

The M&A Committee presented its view that Gammon Gold had a strong management team with open pit, underground and extensive heap leach operating experience that can be leveraged at CGC’s El Chanate and Orion properties. Cormark also advised the CGC board of directors that certain stockholders of CGC had expressed their indication of support of a potential transaction with Timmins Gold while acknowledging that they were unaware of any terms of any alternative proposals. The CGC board of directors discussed the potential stockholder support for the Timmins Gold proposal and the M&A Committee discussed its understanding that each of the stockholders that had expressed their support to Cormark were also stockholders of Timmins Gold and one such stockholder was the lender with respect to the Timmins Gold short term gold loan. The CGC board of directors discussed the need to garner the support of the stockholders for any transaction that the board of directors approved. The board of directors discussed the importance of negotiating a definitive agreement that would be approved by CGC’s stockholders. Based on Cormark’s advice that the Gammon Gold proposal was, of the proposals received to date, the best transaction reasonably available to CGC’s stockholders, and the recommendation of the M&A Committee, on the basis of the premium of Gammon Gold’s offer, Gammon Gold’s strong cash balance and cash flows, Gammon Gold’s liquid trading market, Gammon Gold’s experience in the mining industry, the potential for significant synergies, the strength of Gammon Gold’s management team and the lower risk associated with this transaction, the CGC board of directors unanimously resolved to proceed with the negotiation of a definitive agreement with Gammon Gold and approved CGC entering into the most recent draft of the non-binding letter of intent with Gammon Gold pursuant to which CGC agreed to, among other items, an exclusivity period which would expire on September 27, 2010.

Gammon Gold and CGC entered into the non-binding letter of intent on September 9, 2010.

On September 9, 2010, Cormark notified the other parties that submitted bids that the CGC board of directors had determined not to proceed with their proposals.

The nature of Cormark’s role as financial advisor to CGC was to provide advice in connection with a sale of CGC. The terms of Cormark’s engagement letter provided for payment of advisory fees upon successful completion of a sale of CGC. As such, the board determined to engage an independent investment banker to consider the fairness of the transaction, from a financial point of view, to CGC stockholders. For that reason, the M&A Committee determined to engage Stifel Nicolaus.

On September 14, 2010, the M&A Committee engaged Stifel Nicolaus to provide investment banking services, including using its commercially reasonable efforts to provide its opinion as to the fairness, from a financial point of view, of the consideration to be paid to the CGC stockholders in connection with the Gammon Gold transaction.

On September 14, 2010, Gammon Gold and CGC gave each other access to their respective secure data sites in order to facilitate Gammon Gold’s ongoing due diligence and permit CGC to start its due diligence.

On September 14, 2010, Company A submitted a revised proposal wherein it proposed an all-stock transaction (with a cash component of up to an aggregate of $10 million reserved for payment in the event that the implied value of the shares of Company A fell below the proposed offer value) pursuant to which CGC stockholders would receive value of approximately $4.75 (C$4.88) per share of Common Stock based upon the closing price of Company A common stock on September 13, 2010. On this date, the Gammon Gold proposal was valued at $4.43 (C$4.56) per share of Common Stock based upon the closing price of Gammon Gold common shares on such date.

On September 16, 2010, the full CGC board of directors met via conference call with Cormark, Ballard Spahr and Ellenoff Grossman. A lengthy discussion ensued regarding the break up fee provision in the September 9 non-binding letter of intent and CGC’s ability to accept and negotiate alternative proposals. Ballard Spahr and Ellenoff Grossman advised the CGC board of directors that pursuant to the Gammon LOI, CGC was permitted to accept and negotiate an alternative proposal if it was determined that a proposal is, or would likely lead to, a superior proposal. The CGC board of directors also discussed the receipt of the revised proposal from Company A. Cormark advised the CGC board of directors that while the revised proposal appeared to offer greater consideration than the Gammon Gold proposal, the share exchange ratio had actually been reduced, based upon significant volatility in the trading of the common stock of Company A. At this juncture, the Gammon Gold proposal had emerged as the one most likely to offer the best value to CGC’s stockholders and Cormark’s presentation featured a comparison of each other proposal to the Gammon Gold proposal, a more detailed analysis of the Gammon Gold proposal and a comparison of the Gammon Gold proposal to recent precedent transactions. The detailed analysis of the Gammon Gold proposal included a summary of recent investment analyst’s ratings for Gammon Gold, target prices and analyst commentary. After consultation with its financial advisors, the CGC board of directors determined that, notwithstanding the revision of Company A’s proposal, the Gammon Gold proposal continued to represent the best transaction reasonably available to CGC stockholders for the reasons including but not limited to, the following:

•	Gammon Gold’s cash balance and operating cash flow would likely be sufficient to fund CGC’s growth initiatives;
•	Gammon Gold’s trading liquidity offered a near-cash alternative for CGC stockholders;
•	the potential for significant synergies with Gammon Gold, including through redeployment of excess surface mining and mill equipment of Gammon Gold; and
•	the strength of Gammon Gold’s management team, including experience with underground mining and with heap leaches.

On September 16, 2010, CGC sent an initial draft merger agreement to Gammon Gold.

From September 16, 2010 until the execution of the merger agreement on October 1, 2010, CGC, Gammon Gold and their respective advisors negotiated the terms of the merger agreement.

On September 17, 2010, Timmins Gold sent a letter to CGC in which it reiterated its proposal and expressed its disappointment that CGC had rejected it.

On September 19, 2010, the M&A Committee met via conference call with representatives of Cormark, Ballard Spahr and Ellenoff Grossman and discussed the September 17, 2010 letter from Timmins Gold and determined to reiterate to Timmins Gold its determination not to accept the Timmins Gold proposal. Such determination was based upon the following reasons: (i) the transaction proposed by Timmins Gold would result in a merger of equals, with CGC receiving a small upfront premium, (ii) the Timmins Gold proposal presented certain financial risks to CGC given Timmins Gold’s current cash balance, its going concern issue with respect to its financial statements and its outstanding short term gold loan, which required repayment of the cash equivalent value of a fixed number of gold ounces on a monthly basis, (iii) the obligation of Timmins Gold to seek the approval of its shareholders, as a condition to closing any transaction with CGC, was considered to increase overall transaction risk, and (iv) the combined company would likely need to raise additional capital to fund CGC’s growth initiatives.

On September 20, 2010, the M&A Committee met via conference call with representatives of Cormark, Ballard Spahr and Ellenoff Grossman to review and discuss the status of negotiations with Gammon Gold.

On September 20, 2010, counsel to CGC sent a letter to Timmins Gold in which it reiterated that the CGC board of directors had determined not to accept the Timmins Gold proposal based upon its determination that such proposal was not in the best interest of its stockholders.

On September 20 and 21, 2010, Mr. Chipman and Mr. Mike Aiello, Corporate Controller of CGC, traveled to Gammon Gold’s corporate offices in Halifax, Nova Scotia in connection with CGC’s due diligence review of Gammon Gold.

On September 21 and 22, 2010, the M&A Committee met via conference call with representatives of Ballard Spahr and Ellenoff Grossman to discuss the status of negotiations with Gammon Gold.

On September 22, 2010, Messrs. Scott Perry, Dana Hatfield and four other Gammon Gold employees visited CGC’s offices in New York to conduct financial due diligence.

On September 23, 2010, CGC executed an amendment to the Cormark engagement letter, pursuant to which Cormark’s compensation was amended to provide that Cormark is entitled to a percentage-based fee typical in an advisory mandate where several possible transactions are contemplated, such fee to be payable if any transaction is consummated within 12 months of the date of the agreement. The M&A Committee intended that Cormark receive the same consideration regardless of with whom CGC consummated a transaction.

On September 24, 2010, the full CGC board of directors met via conference call with representatives of Ballard Spahr and Ellenoff Grossman and discussed the potential necessity to extend the exclusivity period of the Gammon LOI. Open issues related to the merger agreement included, but were not limited to, representations and warranties, forbearances, tax treatment, the exchange ratio and the termination fee.

On September 25, 2010, the M&A Committee met via conference call with representatives of Cormark, Ballard Spahr and Ellenoff Grossman and discussed the remaining open items with respect to the merger agreement.

On September 26, 2010, the full CGC board of directors met via conference call with representatives of Ballard Spahr and Ellenoff Grossman and discussed the status of negotiations with Gammon Gold. Open issues related to the merger agreement included, but were not limited to, tax treatment, the exchange ratio and the termination fee.

On September 26, 2010, the parties agreed upon September 24, 2010 as the date on which the exchange ratio would be based.

On September 27, 2010, the full CGC board of directors held a meeting via conference call at which it approved an amendment to the Gammon LOI, pursuant to which the exclusivity period would be extended from September 27, 2010 to September 30, 2010. Such extension was approved to provide for more time to negotiate a definitive agreement with Gammon Gold.

On September 27, 2010, Timmins Gold issued a press release in which it publicly announced the proposal which had been submitted to CGC on September 1, 2010. The Timmins Gold press release also stated that its proposal had garnered support from holders of approximately 17% of CGC’s outstanding shares. Following the issuance of the press release, the price of CGC’s common stock increased by 14% on September 27, 2010 and another 9% on September 28, 2010, resulting in an aggregate increase over the two trading days of 24.5%. During those trading days the trading volume was approximately 25 times the average daily trading volume of CGC’s common stock.

On September 27, 2010, the M&A Committee met via conference call with representatives of Cormark, Ballard Spahr and Ellenoff Grossman to discuss the Timmins Gold release. The M&A Committee discussed the statement made in the press release with respect to stockholder support and noted that Timmins Gold was unable to provide confirmation of such support. In addition, the M&A Committee considered that certain of the CGC stockholders would likely remain undecided until the terms of the transaction with Gammon Gold and full pro forma disclosure with respect to the combined company were publicly disclosed in a Registration Statement on Form F-4. The M&A Committee re-affirmed its decision not to accept the Timmins Gold proposal. Notwithstanding Timmins Gold’s statement, the CGC board of directors acknowledged it had a fiduciary obligation to present the best transaction reasonably available to its stockholders and continued to believe that the Timmins Gold proposal was not the best transaction reasonably available. Such determination was based upon the following reasons: (i) the transaction proposed by Timmins Gold would result in a merger of equals, with CGC receiving a small upfront premium, (ii) the Timmins Gold proposal presented certain financial risks to CGC given Timmins Gold’s current cash balance, its going concern issue with respect to its financial statements and its outstanding short term gold loan, which required repayment of the cash equivalent value of a fixed number of gold ounces on a monthly basis, (iii) the obligation of Timmins Gold to seek the approval of its shareholders, as a condition to closing any transaction with CGC, was considered to increase overall transaction risk, and (iv) the combined company would likely need to raise additional capital to fund CGC’s growth initiatives.

On September 27, 2010, at the request of the TSX, CGC issued a press release in which it responded to the Timmins Gold press release and announced that the CGC board of directors had authorized CGC to engage in a process of exploring strategic alternatives. In addition, CGC announced that it had received and reviewed the Timmins Gold proposal and had determined to reject such proposal as it was not in the best interest of CGC’s stockholders.

On September 29, 2010, a conference call was held with Mr. Cooper, Mr. Marion and Mr. Chris Richter of Gammon Gold as well as representatives of Ellenoff Grossman and Fasken Martineau DuMoulin LLP, Canadian counsel to Gammon Gold, to discuss the remaining open issues in the merger agreement.

On September 30, 2010, the full CGC board of directors held a meeting via conference call to review the final merger agreement with Gammon Gold. Also attending the meeting at various stages were Mr. Chipman, and representatives of Cormark, Ballard Spahr and Ellenoff Grossman and Stifel Nicolaus. Ballard Spahr and Ellenoff Grossman reviewed the duties of directors under Delaware law in connection with the consideration of the proposed transaction. Representatives of Cormark presented to the CGC board of directors its analysis of the proposed transaction with Gammon Gold as reflected in the merger agreement and advised the CGC board of directors of its conclusion that the Gammon Gold transaction was, of the proposals received to date, the best transaction reasonably available to CGC’s stockholders. Cormark advised the GCG board of directors that such conclusion was based upon factors, including but not limited to, the following: (i) the Gammon Gold proposal offered a premium to CGC stockholders of approximately 30% to the 20-day volume weighted average price of CGC as of September 24, 2010, (ii) Gammon Gold’s cash balance and operating cash flow would likely be sufficient to fund CGC’s growth initiatives, (iii) Gammon Gold trading liquidity offered a near cash alternative for CGC stockholders, (iv) the potential for significant synergies with Gammon Gold, and (v) the Gammon Gold proposal had the least amount of transactional risk of the four proposals. Messrs. Chipman and Hazlitt presented a due diligence review of Gammon Gold to the CGC board of directors. Representatives of Ellenoff Grossman summarized the material terms of the merger agreement to the CGC board of directors. Representatives of Stifel Nicolaus reviewed a presentation to the CGC board of directors with respect to the Gammon Gold transaction and delivered a verbal fairness opinion, which was subsequently confirmed in writing, and stated that the consideration to be received by CGC’s stockholders was fair from a financial point of view. The CGC board of directors then discussed the advantages and disadvantages of the Gammon Gold transaction and its reasons for proposing to merge with Gammon Gold and the challenges of remaining independent, including the reasons discussed at the September 3, 2010 meeting. Based upon such discussions and several considerations, including Cormark’s advice and Stifel Nicolaus’ fairness opinion, the CGC board of directors unanimously determined that the proposed merger agreement and the merger were advisable, fair, and in the best interests of CGC and its stockholders and authorized CGC management to execute the merger agreement on the terms described to the CGC board of directors.

On October 1, 2010, CGC and Gammon Gold finalized the merger agreement and the related schedules thereto. Gammon Gold and CGC then executed the merger agreement and issued a joint press release announcing the transaction.

On October 5, 2010, Timmins Gold issued a press release indicating that since its announcement on September 27, 2010, additional stockholders of CGC had indicated they would support the Timmins Gold proposal.

On October 8, 2010, the full CGC board of directors held a meeting via conference call with representatives of Cormark, Ballard Spahr and Ellenoff Grossman to discuss the October 5, 2010 Timmins Gold press release.

On October 11, 2010, the M&A Committee met via conference call with representatives of Ballard Spahr and Ellenoff Grossman to continue discussions with respect to the Timmins Gold press release.

On October 12, 2010, the full CGC board of directors held a meeting via conference call. Also attending were Messrs. Richter and Marion and representatives of Ballard Spahr and Ellenoff Grossman. Mr. Marion presented to the CGC board of directors the presentation that had been prepared for CGC’s stockholders and filed with the SEC.

On October 12, 2010, Timmins Gold sent CGC a letter in which it resubmitted its proposal to acquire CGC in an all-stock transaction which implied a value of approximately $4.63 (C$4.68) per share of Common Stock based upon the closing price of Timmins Gold common stock on October 12, 2010.

On October 13, 2010, the M&A Committee met with representatives of Cormark, Ballard Spahr and Ellenoff Grossman via conference call to discuss the October 12, 2010 Timmins Gold letter. Representatives of Cormark advised the M&A Committee that the letter presented materially the same proposal that Timmins Gold had previously submitted. In addition, Cormark advised the M&A Committee that, from a financial point of view, it did not believe the Timmins Gold proposal constituted a “superior proposal” as defined in the merger agreement, owing to the factors discussed at the September 19, 2010 and September 27, 2010 meetings and the volatility in the trading of Timmins Gold shares.

On October 14, 2010, the CGC board of directors held a meeting with representatives of Cormark, Ballard Spahr and Ellenoff Grossman via conference call to discuss the October 12, 2010 Timmins Gold letter, or the Timmins October Proposal. Representatives of Cormark advised the CGC board of directors that the letter presented materially the same proposal that Timmins Gold had previously submitted. In addition, Cormark advised the CGC board of directors that, from a financial point of view, it did not believe the Timmins October Proposal constituted a “superior proposal”, as defined in the merger agreement, based upon the factors discussed at the September 19, 2010 and September 27, 2010 board meetings and the volatility in the trading of Timmins Gold shares. Based upon that discussion, the CGC board of directors resolved that the Timmins October Proposal did not constitute a superior proposal to the Gammon Gold transaction.

On December 2, 2010, Timmins Gold sent CGC a letter, or the Timmins December Proposal, in which Timmins Gold resubmitted its proposal to acquire CGC in an all stock transaction under which each share of CGC stock would be exchanged for 2.27 common shares of Timmins Gold, which implied a value of approximately $4.76 (C$4.77) per share of Common Stock based upon the closing price of Timmins Gold common stock on December 2, 2010. In addition, Timmins Gold indicated that based on the average closing share prices for the prior 20 trading days, the Timmins December Proposal had a per share value of $4.48 per

CGC share and exceeded the per share value of the Gammon Gold transaction by $0.22 per CGC share. The Timmins December Proposal eliminated a due diligence condition, but otherwise contained the same terms as Timmins October Proposal.

On December 3, 2010, Timmins Gold issued a press release in which it publicly announced the submission of the Timmins December Proposal to CGC.

On December 3, 2010, the CGC board of directors held a meeting with representatives of Cormark, Ballard Spahr and Ellenoff Grossman via conference call to discuss the Timmins December Proposal and related press release. Cormark advised the CGC board of directors that:

•	the Timmins December Proposal was at the same exchange ratio as set forth in the proposals previously submitted by Timmins Gold;
•	the only material change from the prior Timmins Gold proposals was the removal of the due diligence condition;
•	due to the volatility of the closing price of the stock of each of CGC, Gammon Gold and Timmins Gold, there have been periods of time where the implied value of the Gammon Gold transaction has been at a premium to CGC’s stock and there have been periods of time where the implied value of the Timmins December Proposal has been at a premium to both CGC’s stock and the implied value of the Gammon Gold transaction; and
•	Cormark did not believe that Timmins Gold had demonstrated the ability to pay the break fee required by the Gammon Gold merger agreement to pursue a transaction with Timmins Gold.

Cormark was asked whether the Timmins December Proposal could likely lead to a superior proposal (as that term is defined in the Gammon Gold merger agreement). Cormark advised the CGC board of directors that Cormark needed to conduct its analysis with respect to the Timmins December Proposal before arriving at a conclusion of whether it is, or could likely lead to, a superior proposal. Cormark advised the CGC board of directors that it would conduct such an analysis and present its analysis to the CGC board of directors.

On December 5, 2010, the CGC board of directors held a meeting with representatives of Cormark, Ballard Spahr and Ellenoff Grossman via conference call to discuss Cormark’s analysis of the Timmins December Proposal. Cormark advised the CGC board of directors that:

•	the Timmins December Proposal offered the same exchange ratio as proposals previously submitted by Timmins Gold to CGC;
•	the only material change in the Timmins December Proposal from the prior Timmins Gold proposals was the removal of the due diligence condition;
•	when assessing the Timmins Gold proposal, Cormark considered the following:
•	implied premiums and trading volatility;
•	balance sheet strength, the ability of Timmins Gold to pay the break fee required by the Gammon Gold merger agreement and Timmins Gold’s requirement to raise capital;
•	the quality of assets and management team, including questions surrounding high-grading and the lack of resource growth;
•	the potential for long term re-rating;
•	the opportunity for synergies; and
•	the ability to execute the transaction.

Cormark advised the CGC board of directors that:

•	based upon the closing share prices of Gammon Gold and CGC on December 3, 2010, the implied value of the Gammon Gold transaction was at a premium to CGC’s stock and represented a premium to the implied value of the Timmins December Proposal;

•	Timmins Gold is currently in debt in the amount of $22 million due to its gold loan;
•	Gammon Gold had the current cash resources to develop CGC’s Orion project;
•	Gammon Gold has an experienced management team;
•	there was a greater potential for re-rating with Timmins Gold, assuming certain achievements; and
•	while the Timmins December Proposal may present an opportunity for synergies given the close proximity of the CGC and Timmins Gold properties in Mexico, the necessity for Timmins Gold shareholder approval of a transaction with Timmins Gold presented additional risk.

Cormark then presented its analysis with respect to the arguments raised by Timmins Gold in the Timmins December Proposal with respect to the reasons CGC disclosed in this proxy statement/prospectus as to why CGC determined that the former Timmins Gold proposals were not a superior proposal to the Gammon Gold proposal:

CGC Reason.  The Timmins Gold transaction would result in a merger of equals.

Timmins Gold Counter Argument.  On October 1, 2010, the date upon which CGC executed the Gammon Gold merger agreement, the Timmins Gold proposal exceeded the value of the Gammon Gold proposal by $0.44 per CGC share.

Cormark Analysis.  The trading volatility has resulted in the Timmins Gold proposal exceeding the implied value of consideration of the proposed Gammon Gold transaction on occasion, but this situation has not persisted and, as of December 3, 2010, was not the case.

CGC Reason.  The proposed Timmins Gold transaction presented certain financial risks, including its current cash balance, its going concern issue and its outstanding gold loan.

Timmins Gold Counter Argument.  Timmins Gold is cash flow positive and has letters from financial advisors indicating a high degree of confidence in their ability to raise funds for Timmins Gold.

Cormark Analysis.  Based upon Cormark’s review of the Timmins Gold financial statements with respect to its last three fiscal quarters, Timmins Gold is in a net deficit position (current liquid assets minus current liabilities). Gammon Gold’s most recent balance sheet and available sources of liquidity offer greater certainty that growth can be financed internally without dilution.

CGC Reason.  The obligation of Timmins Gold to seek shareholder approval is considered to increase overall transaction risk.

Timmins Gold Counter Argument.  Timmins Gold is confident it would obtain shareholder approval. The Gammon Gold merger agreement is conditional on Gammon Gold stockholder approval, if required. The inclusion of unusual conditions in the Gammon Gold merger agreement including a mutual break fee should raise concerns about certainty of closing.

Cormark Analysis.  A mutual break fee is not an unusual term in this type of agreement. The merger with Gammon Gold, as structured, does not require the approval of Gammon Gold’s shareholders. The requirement for a Timmins Gold shareholder vote presents incremental transaction risk.

CGC Reason.  The combined company would likely need to raise additional capital to fund CGC’s growth initiatives.

Timmins Gold Counter Argument.  Timmins Gold is cash positive and has the ability to raise financing. Expected re-rating of combined company as a mid-tier producer should result in a reduced cost of capital and diminish concerns regarding dilution.

Cormark Analysis.  While Cormark agreed that Timmins Gold could likely raise capital in the current market, its current cash balance would not satisfy the requisite break fee under the Gammon Gold merger agreement and any equity financing by Timmins Gold would dilute the interests of CGC’s stockholders in the combined company. Further, the Timmins Gold financial statements suggest that Timmins Gold needs to raise capital now. In addition, Gammon Gold’s existing cash and non-dilutive sources of capital are expected to adequately cover the anticipated growth of the combined company.

Cormark then presented to the CGC board of directors its balance sheet review of each of Timmins Gold and Gammon Gold. Cormark advised the CGC board of directors that:

•	Gammon Gold has a superior cash position to Timmins Gold;
•	the increase in the price of gold may not yield sufficient cash flow for Timmins Gold because one-third of its gold production is pledged to be paid in satisfaction of its gold loan;
•	the assertion of Timmins Gold that it is cash flow positive is not supported by its financial statements. Cormark advised the CGC board of directors that in the most recent quarter, Timmins Gold realized a net cash reduction of C$1.0 million, compared to a net gain of C$4.0 million for Gammon Gold.

Cormark noted that the removal of the due diligence condition is a material change to the Timmins October Proposal; however, other terms remain unchanged. Cormark advised the CGC board of directors that when assessing whether the Timmins Gold proposal constitutes a superior proposal to the Gammon Gold proposal, Cormark considered the following: (i) total consideration to CGC’s stockholders including implied premiums and trading volatility; (ii) balance sheet strength, the ability of Timmins Gold to pay the break fee required by the Gammon Gold merger agreement and Timmins Gold’s requirement to finance growth opportunities and possibly current operations; (iii) the quality of Timmins Gold’s assets and its management team, including questions surrounding high-grading and the lack of resource growth; (iv) the potential for long term re-rating; (v) the opportunity for synergies; and (vi) the ability to execute a transaction.

Based upon Cormark’s review and analysis of the Timmins December Proposal and the above considerations, Cormark concluded that, from a financial point of view, the Timmins December Proposal did not constitute a superior proposal. In addition, Cormark indicated that in view of the fact that this is essentially the same proposal that Timmins Gold has now submitted to the CGC board of directors three times, this is likely the best proposal Timmins Gold has the ability to submit and, accordingly, this proposal is not likely, from a financial point of view, to lead to a superior proposal. Following a discussion by the members of CGC’s board of directors, and based upon Cormark’s analysis and conclusion that the Timmins December Proposal did not, and is not likely to lead to, a superior proposal to the Gammon Gold transaction, the CGC board of directors unanimously resolved to continue to recommend the Gammon Gold proposal as the best deal reasonably available to the Company’s stockholders.

On December 21, 2010, Shearman & Sterling LLP, or Shearman & Sterling, legal advisor to Timmins Gold, contacted Ellenoff Grossman and indicated that the Timmins December Proposal remained open for consideration by the CGC board of directors. Shearman & Sterling advised Ellenoff Grossman that Timmins Gold believed its proposal was superior to the proposed merger between Gammon Gold and CGC and also represented that Timmins Gold had sufficient funds to pay the termination fee.

On December 22, 2010, the M&A Committee held a conference call with representatives from Ballard Spahr and Ellenoff Grossman and discussed the telephone conversation between Shearman & Sterling and Ellenoff Grossman.

On December 23, 2010, the M&A Committee held a conference call with representatives from Cormark, Ballard Spahr and Ellenoff Grossman. Cormark advised the M&A Committee that, based upon the stock price of each of Gammon Gold and Timmins Gold on December 23, 2010, the implied per share value of the Timmins December Proposal exceeded the implied per share value of the merger consideration in the Gammon Gold transaction as of such date. That day, Ellenoff Grossman contacted Shearman & Sterling and advised that the M&A Committee had met to consider the Timmins December Proposal and would be making a recommendation to the full CGC board of directors.

On December 28, 2010, the full CGC board of directors held a conference call with representatives from Cormark, Ballard Spahr and Ellenoff Grossman. At the meeting, Cormark presented its analysis of the Timmins December Proposal. Cormark advised that the implied per share value of the Timmins December Proposal was $5.74 (C$5.83) per share of Common Stock based upon the closing price of Timmins Gold common stock on December 22, 2010 and that this value exceeded, as of such date, the implied per share value of the merger consideration in the Gammon Gold transaction by $0.98 (C$0.99) per share of Common Stock. Cormark advised that, during the preceding three weeks, shares of Timmins Gold had outperformed shares of Gammon Gold, resulting in the implied per share premium of the Timmins December Proposal over the implied per share value of the merger consideration in the Gammon Gold transaction.

Ballard Spahr and Ellenoff Grossman advised the CGC board of directors of their fiduciary duties pursuant to Delaware law. Ellenoff Grossman advised the CGC board of directors that pursuant to the terms of the Gammon Gold merger agreement, prior to participating in any discussions with Timmins Gold with respect to the Timmins December Proposal, a confidentiality agreement must be executed with Timmins Gold on terms substantially similar to the confidentiality agreement between Gammon Gold and CGC. The full CGC board of directors then unanimously resolved, after consulting with its legal and financial advisors, that: (i) the Timmins December Proposal, if consummated in accordance with its terms, is reasonably likely to lead to a superior proposal, and (ii) based on its determination that the Timmins December Proposal is reasonably likely to lead to a superior proposal, a failure to participate in discussions with Timmins Gold would constitute a violation of the CGC board of director’s fiduciary duties. The CGC board of directors also determined that the CGC advisors should finalize a confidentiality agreement with Timmins Gold and, upon the execution of a satisfactory confidentiality agreement, schedule a meeting with Timmins Gold.

On December 28, 2010, Ellenoff Grossman contacted Shearman & Sterling and advised that the CGC board of directors had determined that the Timmins December Proposal was reasonably likely to lead to a superior proposal and wished to meet with Timmins Gold and its advisors to discuss the Timmins December Proposal. Ellenoff Grossman further advised that in order to hold discussions with Timmins Gold, the parties would need to enter into a confidentiality agreement. On December 30, 2010, Ellenoff Grossman and Ballard Spahr sent a draft mutual non-disclosure and confidentiality agreement to Shearman & Sterling. Over the course of the next five days, the parties negotiated the agreement and, on January 4, 2011, CGC and Timmins Gold executed and delivered a mutual non-disclosure and confidentiality agreement.

On January 3, 2011, a representative of Shearman & Sterling spoke with a representative of Ellenoff Grossman regarding the proposed meeting. During the discussion, Shearman & Sterling advised that Timmins Gold expected the meeting to include a presentation to the M&A Committee and a discussion of the manner in which the parties may proceed with negotiations. Ellenoff Grossman informed Sherman & Sterling that, at this time, the M&A Committee wished to use this time to better understand all of the significant terms of the Timmins December Proposal.

On January 6, 2011, the M&A Committee met at the offices of Ballard Spahr in Philadelphia, Pennsylvania with representatives from Ballard Spahr, Ellenoff Grossman, Cormark, Bruce Bragagnolo, chief executive officer of Timmins Gold, and representatives of Shearman & Sterling and M Partners, financial advisors to Timmins Gold. Timmins Gold made a presentation to the M&A Committee in which, among other things, Timmins Gold advised that it had sufficient cash to pay the termination fee required by the Gammon Gold merger agreement and that it had written support agreements from stockholders representing approximately 20% of CGC’s outstanding common stock and written indications of support from stockholders representing approximately 15% of CGC’s outstanding common stock. CGC has not received copies of the written support agreements or written indications of support. Following this presentation, Timmins Gold and its advisors left the meeting. Cormark advised the M&A Committee that the implied per share value of the Timmins December Proposal continued to exceed the implied per share value of the merger consideration in the Gammon Gold transaction as of such date. During the meeting, representatives of CGC asked a variety of questions of Timmins Gold and its advisors. Ballard Spahr and Ellenoff Grossman advised the M&A Committee of their fiduciary duties pursuant to Delaware law and the M&A Committee unanimously agreed that comprehensive legal, operational, financial and technical due diligence with respect to Timmins Gold was critical to the determination of the relative intrinsic value with respect to the Timmins December Proposal compared to the merger consideration in the Gammon Gold transaction and whether the Timmins December Proposal would constitute a superior proposal for purposes of the Gammon Gold merger agreement. Timmins Gold and its advisors returned to the meeting and the M&A Committee advised Timmins Gold and its representatives that the M&A Committee would recommend to the CGC board of directors the undertaking of comprehensive due diligence. Timmins Gold emphasized the necessity for such due diligence to be conducted in an expeditious manner.

On January 9, 2011, the full CGC board of directors held a conference call with representatives from Cormark, Ballard Spahr and Ellenoff Grossman. At the meeting, Cormark presented an updated analysis of the Timmins December Proposal. Cormark advised the CGC board of directors that the implied per share value of the Timmins December Proposal was higher than the implied per share value of the merger consideration in the Gammon Gold transaction by $0.77 (C$0.76) per CGC share, based upon closing prices of Timmins Gold and Gammon Gold common stock as at January 7, 2011. Cormark advised the CGC board of directors that the observed premium represented by the Timmins December Proposal, combined with the representation by Timmins Gold that they have sufficient cash to pay the termination fee required by the Gammon Gold merger agreement, were both material changes to the Timmins December Proposal. The CGC board of directors then unanimously resolved that CGC commence the recommended due diligence.

On January 10, 2011, counsel to CGC sent to Timmins Gold two due diligence production requests and a specific, operational due diligence email from the CGC's Chief Operating Officer. The first production request (“First Production Request”) was a standard production request designed to capture all requisite due diligence. The second production request (“Second Production Request”), prepared by CGC’s Chief Financial Officer, contained specific, detailed questions related to Timmins Gold’s operations and finances. On several, separate occasions subsequent to that date, a representative of Shearman & Sterling spoke with a representative of Ellenoff Grossman and a representative of Ballard Spahr LLP, counsel to the M&A Committee, and stated Timmins Gold’s position that no due diligence should be required and that negotiations with respect to the Timmins December Proposal should commence immediately. In each of those conversations, counsel to Timmins Gold was advised that the CGC board of directors must receive a response to its due diligence requests to determine whether the Timmins December Proposal was a Superior Proposal and that without the receipt of, at a minimum, a response to the Second Production Request, and an on-site due diligence mine visit, the Board could not make such determination, without violating its fiduciary obligations.

On January 11, 2011, Mr. Hazlitt met with representatives of SRK and Timmins Gold via conference call in an effort to arrange an on-site due diligence visit. While representatives of Timmins Gold were resistant to such a due diligence visit, with the persuasion of the representatives of SRK, a site visit was scheduled for January 14, 2011. Mr. Hazlitt was advised that no technical data would be released during the site visit but that Timmins Gold would consider a due diligence data room subsequent to the site visit in response to specific technical diligence requests from SRK. In addition, Timmins Gold refused to allow representatives of Micon to release technical due diligence data.

On January 12, 2011, representatives of Ballard Spahr discussed the due diligence process with representatives of Shearman & Sterling. Ballard Spahr expressed the M&A Committee’s desire to conduct due diligence expeditiously. Also on this date, CGC engaged SRK Consulting to perform site due diligence and review the operations of Timmins Gold.

On January 14, 2011, Mr. Hazlitt conducted a due diligence mine site visit with representatives of SRK Consulting of the Timmins Gold San Francisco mine site operations and met with certain members of management of Timmins Gold.

On January 14, 2011, in accordance with the process that had been agreed upon during the January 11, 2011 conference call, SRK submitted a request to Timmins Gold for specific technical due diligence data (the “SRK Diligence”).

On January 17, 2011, the M&A Committee met via conference call with Mr. Chipman and representatives from Ballard Spahr and Ellenoff Grossman to discuss the status of the due diligence with respect to Timmins Gold. The M&A Committee expressed concerns that the due diligence process was not moving quickly.

On January 18, 2011, in an effort to prompt a response to the SRK Diligence request, Mr. Hazlitt sent an email correspondence to Mr. Arturo Bonillas thanking him for the on-site mine visit.

On January 18, 2011, Mr. Hazlitt called representatives of Micon requesting the release of the SRK Diligence but was advised that Timmins Gold would not permit Micon to release that information.

On January 18, 2011, the M&A Committee met via conference call with Mr. Chipman and representatives from Cormark, Ballard Spahr and Ellenoff Grossman to discuss the scope and nature of the due diligence materials received to date from Timmins Gold. Following this meeting, the M&A Committee sent correspondence to Timmins Gold regarding the progress of the due diligence review, notifying Timmins Gold of particular open items that the M&A Committee considered essential to its review of the Timmins December Proposal that had not yet been provided, in particular financial due diligence materials, and reminding Timmins Gold of the need to provide such due diligence materials expeditiously.

Having received no due diligence to date, on January 18, 2011, CGC reiterated to Timmins that the CGC board of directors could not make a determination whether the Timmins December Proposal was a Superior Proposal unless CGC was permitted to conduct thorough legal, operational, regulatory, technical and financial due diligence.

On January 19, 2011, Mr. Hazlitt sent the SRK Diligence request to representatives at Micon.

On January 20, 2011, Timmins Gold sent correspondence to the M&A Committee regarding the provision of due diligence materials.

On January 25 and 26, 2011, representatives of SRK contacted representatives of Micon in an effort to obtain a response to the SRK Diligence request.

On January 27, 2011, the M&A Committee met via conference call with Mr. Chipman and representatives from Cormark, Ballard Spahr and Ellenoff Grossman to discuss the status of the due diligence process and the extent of the due diligence materials received from Timmins Gold to date. The M&A Committee again expressed its concerns that Timmins Gold was not providing the due diligence materials expeditiously.

Later on January 27, 2011, the full board met via conference call with Mr. Chipman and representatives of Cormark, Ballard Spahr and Ellenoff Grossman to discuss the status of the due diligence review of the Timmins December Proposal. The M&A Committee informed the full board that several items that it considered essential to its review of the Timmins December Proposal had not yet been provided. Following this board meeting, the M&A Committee sent correspondence to Timmins Gold regarding the due diligence review, again notifying Timmins Gold of particular open items that were essential to the M&A Committee’s review of the Timmins December Proposal and reminding Timmins Gold of the need to provide such due diligence materials expeditiously. The M&A Committee requested that Timmins Gold provide all such materials by 5:00 P.M. on January 28, 2011.

On January 27 and January 28, 2011, Timmins Gold provided certain of the requested due diligence materials, which were then reviewed by management of CGC and its advisors. Timmins Gold provided certain of the due diligence requested by SRK and in the First Production Request. No response was given with respect to the Second Production Request, which contained a comprehensive list of questions with respect to significant concerns related to the Timmins Gold operations.

Representatives of Shearman & Sterling informed representatives of Ballard Spahr that the due diligence materials provided by Timmins Gold to date were all of the materials that Timmins Gold intended to provide. Shearman & Sterling advised Ballard Spahr that Timmins Gold believed that the due diligence materials it had provided, in its view, constituted all of the material information.

Later on January 28, 2011, the M&A Committee met via conference call with Mr. Chipman and representatives from Cormark, Ballard Spahr and Ellenoff Grossman to discuss the due diligence materials received that day and to discuss the process for reviewing such due diligence materials. The M&A Committee expressed its belief that it was important to review the due diligence materials provided earlier that day carefully and undertook to do a thorough review.

Management of the Company spent the next 72 hours thoroughly reviewing the minimal amount of due diligence material provided and prepared a detailed and comprehensive memorandum with respect to such review for the M&A Committee and CGC board of directors' consideration.

On January 30, 2011, the M&A Committee met informally to discuss the status of the review of the due diligence materials.

The review of the due diligence materials provided was completed on January 31, 2011.

On January 31, 2011, the M&A Committee met via conference call with Mr. Chipman and representatives from Cormark, Ballard Spahr and Ellenoff Grossman to discuss the due diligence review of the Timmins December Proposal. During this meeting, the M&A Committee discussed numerous operational, financial and technical considerations based upon their review of the due diligence materials provided to date. The M&A Committee determined that the information submitted did not support the representation made by Timmins Gold that Timmins Gold had sufficient cash to pay the termination fee required by the Gammon Gold merger agreement, and to pay the other costs and fees associated with a potential transaction with CGC, without risk to the future day-to-day operations of the proposed combined entity. In addition, the M&A Committee discussed specific concerns related to the Timmins Gold going concern issue, concerns related to management of Timmins Gold, and concerns relating to the financing of operational costs of a combined entity and the achievement of the proposed combined entity’s operational goals. Based on a combination of the aforementioned financial and operational concerns, the M&A Committee determined that continuing to pursue a combination of Timmins Gold and CGC would not be in the best interests of CGC stockholders. Cormark advised the M&A Committee that, having reviewed the due diligence materials provided by Timmins Gold, its conclusion as of such date with respect to the Gammon Gold proposal remained unchanged from its earlier conclusion, referring to that conclusion made on September 30, 2010, and reiterated on October 14, 2010, and December 3, 2010, that the Gammon Gold proposal represented the best transaction reasonably available to CGC’s stockholders. Ballard Spahr and Ellenoff Grossman provided the M&A Committee with information regarding its fiduciary duties under Delaware law and related matters in connection with a potential transaction with either Timmins Gold or Gammon Gold. Based upon the M&A Committee’s review and analysis of the Timmins December Proposal and the due diligence materials provided by Timmins Gold, the failure of Timmins Gold to substantiate its ability to pay the termination fee and other costs and expenses of a transaction with CGC without risk to the future day-to-day operations of a combined entity, and the failure of Timmins Gold to provide all of the due diligence requested by CGC, the M&A Committee concluded that it would recommend to the full board that the Timmins December Proposal did not constitute a superior proposal.

Later on January 31, 2011, the full board met via conference call with Mr. Chipman and representatives of Cormark, Ballard Spahr and Ellenoff Grossman to discuss the Timmins December Proposal and the due diligence materials provided by Timmins Gold. The M&A Committee reviewed with the full CGC board of directors the operational, financial and technical concerns it had with respect to Timmins Gold and its ability to achieve the proposed combined entity’s operational goals and advised the CGC board of directors that it could not recommend the Timmins December Proposal. Cormark advised the CGC board of directors that, having reviewed the due diligence materials provided by Timmins Gold, its conclusion as of such date with respect to the Gammon Gold proposal remained unchanged from its earlier conclusion, referring to that conclusion made on September 30, 2010, and reiterated on October 14, 2010, and December 3, 2010, that the Gammon Gold proposal represented the best transaction reasonably available to CGC’s stockholders. Ballard Spahr and Ellenoff Grossman advised the CGC board of directors of its fiduciary duty obligations. After discussing the various concerns raised by the M&A Committee, the full board determined, based on the representations of the M&A Committee, that the information submitted by Timmins Gold did not support the representation made that Timmins Gold had sufficient cash to pay the termination fee required by the Gammon Gold merger agreement and other costs and expenses of a transaction with CGC without risk to the future day-to-day operations of the proposed combined entity. Accordingly, the CGC board of directors concluded unanimously that the Timmins December Proposal did not constitute a superior proposal. One director concluded that the Timmins December Proposal did not constitute a superior proposal solely on account of the fact that, based on the information and analysis presented by the M&A Committee, Timmins Gold did not have sufficient cash to pay the termination fee. Four out of five directors based their conclusion that the Timmins December Proposal was not a superior proposal on a variety of different factors, including a review and analysis of the Timmins December Proposal, the due diligence materials provided by Timmins Gold, the failure of Timmins Gold to substantiate its ability to pay the termination fee and other costs and expenses of a transaction with CGC without risk to the future day-to-day operations of a combined entity, and the failure of Timmins Gold to provide all of the due diligence materials requested by CGC.

On February 1, 2011, the M&A Committee notified Timmins Gold that the CGC board of directors decided to terminate its consideration of the Timmins December Proposal and discontinue negotiations with Timmins Gold regarding the Timmins December Proposal because the CGC board of directors determined that the Timmins December Proposal is not a superior proposal. CGC issued a press release to this effect. In addition, the M&A Committee sent a letter to the CEO of Timmins Gold to this effect, the text of which follows:

Dear Mr. Bragagnolo:

On January 31, 2011, the Board of Directors of the Company (the “Board”), based upon the recommendation of the M&A Committee of the Board (the “Committee”) has made the determination that the proposal submitted by Timmins Gold Corporation (“Timmins”) does not constitute a Superior Proposal (as that term is defined in the Agreement and Plan of Merger between the Company, Gammon Gold Inc. and Capital Gold Acquireco, Inc. dated October 1, 2010, as amended), and as such, the Board has determined to terminate its consideration of the Timmins proposal. This determination incorporates a review of the due diligence materials provided by Timmins through January 28, 2011. Each of the members of the Board considered the factors he considered relevant in making this determination. Some of the factors considered by various members of the Board for terminating discussions with Timmins include the following:

Financial Concerns

•	We have significant concerns regarding Timmins Gold’s financial position if we were to consummate the proposed transaction. First, Timmins Gold’s consolidated financial statements for the quarter ended September 30, 2010 were prepared assuming that Timmins will continue on a going-concern basis. Timmins has incurred losses since inception and Timmins Gold’s ability to continue as a going-concern depends upon its ability to achieve profitable operations or to continue to raise adequate financing. As of September 30, 2010, current liabilities were in excess of current assets and cash and cash equivalents was approximately $3.9 million. The working capital deficit was approximately $8.0 million as of September 30, 2010. Cash and cash equivalents were approximately $4.3 million as of December 31, 2010, as provided by you in due diligence materials. This represents an increase of cash and cash equivalents of only $0.4 million during the quarter ended December 31, 2010. Second, although you indicated that Timmins had the ability to pay the termination fee by including certain gold sale receivable and IVA receivable balances within cash and cash equivalents, you stated that Timmins Gold’s net cash position as of December 31, 2010 was only $8.6 million. This is insufficient to pay the termination fee and other fees and expenses associated with the proposed transaction. Further, we believe that gold sale receivables and IVA receivable balances are not forms of cash that can be used to pay the termination fee and other costs associated with consummating a transaction with the Company and therefore should not be included in cash and cash equivalents. Based on the information you provided, paying the termination fee would put Timmins in a position where it may have to delay vendor payments, which we believe would cause financial issues for Timmins. We believe, based on the information provided by you, that even if Timmins was able to pay the termination fee and other transaction costs, it may significantly hinder Timmins Gold’s ability to continue day-to-day operations. We cannot recommend a proposal to our stockholders where we have these concerns about the financial viability of the combined entity.
•	It appears that you do not opine on the effectiveness of Timmins Gold’s internal controls over financial reporting on an annual basis. As you are aware, the Company and its auditors are required by the Sarbanes-Oxley Act of 2002 to opine on its internal controls. We also noted that the audit opinion provided by Timmins Gold’s external auditor did not opine on the effectiveness of Timmins

Gold’s internal controls. A chief financial officer would play a key role in maintaining internal controls over financial reporting, however, this position, as you represented, is outsourced. If disclosure controls and procedures and/or internal controls over financial reporting were found to be ineffective or if a material weakness or significant deficiency in Timmins Gold’s financial reporting were disclosed, investors may lose confidence in the reliability of Timmins Gold’s financial statements, which may adversely affect Timmins Gold’s financial results or its stock price. The recent restatement of Timmins Gold’s financial statements further accentuates this concern.

Management Concerns

•	Based upon discussions with Timmins management and the due diligence materials received, we have concerns over the current management structure and experience level and its ability to successfully consummate and integrate a transaction with the Company.

Operational Concerns

•	We have concerns regarding Timmins Gold’s ability to execute on its growth plans. We note that in Timmins Gold’s most recent Annual Information Form filed on January 26, 2011, Timmins is planning to increase the crusher capacity to 18,000 tons per day at a cost of $11.2 million. This capital expenditure is necessary to increase production to the life-of-mine levels set forth in Timmins Gold’s 43-101 report. This expenditure is planned for the fiscal quarter ending June 30, 2011 with commissioning anticipated in July 2011. Based on Timmins Gold’s current cash position and after paying the termination fee and transaction costs, and ordinary course payments such as anticipated property payments, exploration costs and loan repayments, we are skeptical that cash on hand and cash flow from operations will be sufficient to generate the funds necessary to implement the revised mine plan in accordance with the time frame set forth in the 43-101 report.
•	We noted that the press release dated January 20, 2011 disclosed that Timmins mined an average grade of 0.939 g/t during the quarter ended December 31, 2010. During our meeting on January 6, 2011, you had represented that the mine was mining at a level of 0.81 g/t. We have concerns over the large variance between the life-of-mine grade disclosed in the 43-101 report of 0.695 g/t and the actual grade that has been mined at the project to date and what impact this has on the mine life.
•	Based on the extraction being approximately 52% project-to-date, we have concerns as to whether 70% recovery is achievable in the near term, especially considering that you only have actual results from leaching the first lift on your leach pad.
•	The Timmins press release dated January 20, 2011 disclosed that life of mine cash costs were anticipated to be $489, which is now consistent with Timmins Gold’s 43-101 report. Our due diligence showed that, for the six months ended September 30, 2010, actual cash costs have been at an average of approximately $650 per ounce sold. Timmins will have to decrease its cash costs significantly to achieve the levels documented in its 43-101 report and we have concerns whether Timmins will be able to achieve this goal in the near term.
•	We thank you again for your interest in consummating a transaction with the Company. However, for the reasons set forth above, we have concluded that the Timmins proposal is not a Superior Proposal and will not be engaging in further discussions regarding the Timmins proposal.

Very truly yours,

Mergers & Acquisitions Committee
Board of Directors of Capital Gold Corporation

On February 9, 2011, Timmins Gold sent a letter to the CGC board of directors responding to CGC’s rejection of the Timmins December Proposal.

On February 10, 2011, Timmins Gold issued a press release disclosing the February 9 letter it had sent to CGC’s board of directors and announcing Timmins Gold’s intention to make its offer directly to CGC’s stockholders. Later on that day, Timmins Gold filed with the SEC a registration statement containing a preliminary prospectus/offer to exchange, a preliminary proxy statement soliciting proxies in opposition to the

Gammon Gold transaction and a preliminary consent statement. The preliminary consent statement is soliciting written consents from CGC stockholders to (i) repeal certain provisions of CGC’s by-laws, (ii) remove members of the CGC board of directors and (iii) elect certain individuals nominated by Timmins Gold to the CGC board of directors.

On February 11, 2011, the M&A Committee met to discuss Timmins Gold’s registration statement, preliminary proxy statement and preliminary consent statement and determined to call a meeting of CGC’s board of directors to review and discuss a response to Timmins Gold.

On February 14, 2011, the CGC board of directors met to discuss CGC’s response to Timmins Gold’s registration statement, preliminary proxy statement and preliminary consent statement. At this meeting, a representative from Cormark advised that no new financial information had come to light that would impact the CGC board of directors’ prior determination that the Timmins Gold proposal was not a superior proposal. Later that day, CGC issued a press release affirming the CGC board of directors’ support for the Gammon Gold transaction, the text of which follows:

Capital Gold Responds to Timmins Gold Hostile Bid
and Reaffirms Support for Gammon Transaction

NEW YORK, February 14, 2011 — Capital Gold Corporation (TSX:CGC; NYSE AMEX: CGC) acknowledges that on February 10, 2011, Timmins Gold Corp. (“Timmins”) filed a Form F-4 Registration Statement (the “F-4”) to proceed with an unsolicited exchange offer to acquire control of Capital Gold Corporation (“Capital Gold”).

In the F-4, Timmins questions Capital Gold’s rejection of its previously announced proposal, the due diligence process undertaken by the special committee of the Board of Capital Gold (the “Special Committee”) and the Capital Gold Board’s unanimous determination to terminate consideration of the Timmins proposal.

In response to Timmins Gold’s assertions, Capital Gold wishes to provide additional information about the process undertaken, to summarize its concerns about the Timmins Gold’s proposal and to highlight a number of the reasons why the Capital Gold Board supports a transaction with Gammon Gold Inc. (“Gammon”).

Timmins Gold’s Proposal and the Special Committee’s Due Diligence Process

On December 23, 2010, a representative of Timmins contacted Capital Gold’s legal advisor to indicate that the proposal previously made by Timmins for a “merger of equals” remained open. The proposal was not materially different from that made on September 3, 2010, which proposed an all-stock transaction in which each share of Capital Gold’s stock would be exchanged for 2.27 shares of Timmins Gold’s stock. Notwithstanding the fact that Capital Gold’s Board had unanimously determined, on three separate prior occasions, that the Timmins proposal was not superior to the terms set forth in the agreement and plan of merger, dated as of October 1, 2010, by and among Gammon, Capital Gold Acquireco, Inc. and Capital Gold (the “Merger Agreement”), based on the price at which Timmins Gold’s stock traded during the month of December 2010 and advice of financial and legal counsel, it was determined that the Capital Gold Board had a fiduciary duty to further explore the Timmins proposal and to determine if it was a superior proposal, as defined in the Merger Agreement.

On January 6, 2011, members of the Special Committee and its financial and legal counsel met with representatives of Timmins and its advisors to discuss aspects of the Timmins proposal. During that meeting, Timmins represented that Timmins had sufficient cash available to pay the termination fee and other transaction expenses required by the Merger Agreement and to fund ongoing operations of both Timmins and Capital Gold going forward. During that meeting, Timmins was advised that, in order for the Capital Gold Board to determine if the Timmins proposal was a superior proposal, Capital Gold would need to conduct and be satisfied with the results of comprehensive legal, operational, financial and technical due diligence with respect to Timmins. The Special Committee informed Timmins that such due diligence was necessary because of, among other factors, the “going concern” issue set forth in Timmins Gold’s most recent financial statements and concerns that Timmins had insufficient cash to pay the termination fee, other transaction costs, and the ability to finance operations of the combined companies going forward. As such, Timmins was given a due diligence production request, together with a list of detailed financial and operational questions that were appropriate considering the nature of the transaction.

After initial resistance from Timmins, a site visit to Timmins Gold’s San Francisco Mine was arranged; however, Timmins refused to grant Capital Gold’s Chief Financial Officer access to the site or critical financial documents at that time. Subsequent to the site visit, representatives of Capital Gold provided Timmins with a second due diligence request list focused particularly on Timmins Gold’s operations.

In the weeks that followed, Timmins was unresponsive to Capital Gold’s due diligence requests and tried to dictate the depth and scope of Capital Gold’s due diligence review by limiting access to certain financial and technical information. Capital Gold was never provided access to Timmins Gold’s financial books and records. Despite these challenges, Capital Gold invested a considerable amount of time and money reviewing the limited due diligence materials produced by Timmins and publicly-available information. While individual members of Capital Gold’s Board based their determination on different reasons, they unanimously determined to terminate consideration of the Timmins proposal based on the due diligence conducted and determination made by the Special Committee that the Timmons proposal presented too high a level of financial risk. Specifically:

1.  Financial Concerns

According to the information provided (and subsequently publicly disclosed by Timmins), Timmins had approximately $4 million in available cash on hand as of December 31, 2010, with current liabilities exceeding current assets. Timmins has set forth its financial requirements for 2011 at the bottom of page 0 of the F-4 to include “exploration expenditures of C$21 million, capital expenditures of C$5 million for plant and equipment at the San Francisco Mine and expenditures of C$5 million for general and administrative expenses.” A further $2.55 million in property option payments are also due in 2011. Should Capital Gold choose to enter into an agreement with Timmins, additional one-time expenses of approximately $20 million would be payable, including the Gammon termination fee, change of control payments and advisory fees. Additionally, with Timmins Gold’s gold loan owing to Sprott Asset Management LP of approximately $13 million plus Capital Gold’s 2011 capital requirements of approximately $30 million, the combined entity would have 2011 capital requirements of in excess of $95 million. It is estimated that a substantial portion of these expenditures would need to be funded from capital raised from third parties in the public markets.

Capital Gold believes that there is considerable risk associated with Timmins Gold’s ability to raise that amount of capital. Timmins clearly agrees with this assessment, as the F-4 highlights this risk on page 0: “Timmins Gold’s inability to access additional capital could have a negative impact on its growth strategy”. Moreover, even if Timmins were able to raise the necessary funds, given the volatility of Timmins stock price, it is reasonable to conclude that Timmins may be required to raise capital at a significant discount to prevailing market prices, which would cause immediate and perhaps substantial dilution to the proposed all stock consideration to be received by the Capital Gold stockholders under the Timmins proposal. The Special Committee does not believe stockholders should be subjected to this amount of financial risk.

In addition to the above financial concerns, the Special Committee unanimously based their determination on the fact that the information provided by Timmins with respect to its financial position was not consistent with prior statements thus raising concerns about its management, internal financial controls, the ability to fund transaction costs and the operations of the combined company going forward. The Special Committee had the following concerns that led to their determination to terminate negotiations with Timmins:

2.  Operational Concerns

To the extent that Capital Gold was permitted to conduct timely due diligence on the operations of Timmins, the Special Committee noted that Timmins Gold’s principal asset, the San Francisco Mine in Mexico, is in its initial start-up phase and has yet to reach the operating goals set forth in the November 2010 Micon Technical Report. Capital Gold has concerns with respect to (i) the short mine life (ii) the variance in the life of mine grade disclosed and the actual grade that has been mined to date and what impact that has on the mine life, (iii) the variance in projected life of mine cash costs and the costs that have been published to date and what impact this will have on future cash flows and valuations, and (iii) ultimate leach recovery not reaching the life of mine expectation of 70%.

Capital Gold believes that the risk of operational issues is not insignificant. Timmins clearly agrees with this assessment, as the F-4 highlights this risk on page 0: “Timmins has a limited operating history and therefore cannot ensure the long-term successful operation of its business or the execution of its business plan”. The Special Committee does not believe its stockholders should be subjected to this amount of operational risk.

3.  Management Depth

Timmins Gold’s inability to respond to Capital Gold’s due diligence requests in a timely manner, its lack of a full time chief financial officer and apparent lack of appropriate internal financial controls raises significant concerns among members of the Special Committee. In the assessment of the Special Committee, the management of Timmins lacks sufficient depth to execute a transformational merger and to operate the combined companies going forward. The Special Committee does not believe its stockholders should be subjected to this amount of management risk.

4.  Other Transaction Risk

Capital Gold has completed sufficient due diligence to determine, in the prudent exercise of its fiduciary duties and following a full and fair evaluation process, that the proposed exchange offer made to Capital Gold stockholders on February 10, 2011 by Timmins is not in the best interests of the Capital Gold stockholders. However, the proposed Timmins exchange offer remains subject to a number of conditions as set forth in the F-4. The most critical include the reinstatement of a due diligence condition, a shareholder approval condition on the part of Timmins Gold’s shareholders and a listing condition (Timmins Gold’s common stock is not listed on any United States securities exchange), all of which raise material transaction risk in the Timmins offer. The Special Committee does not believe its stockholders should be subjected to this amount of transaction risk.

By contrast, Gammon:

•	Has sufficient cash on hand to fund its own and Capital Gold’s operational goals going forward;
•	Does not require approval of its stockholders for the transaction with Capital Gold;
•	Has an established and experienced board and management team;
•	Is a New York Stock Exchange-listed company with financial controls in place consistent with the requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act and all applicable legal and regulatory requirements;
•	Has experienced four quarters of consecutive growth; and
•	Has expanded their reserves in the last 6 months.

As such, the Capital Gold Board has determined that the Gammon transaction represents a significant growth opportunity for Capital Gold stockholders at much lower risk.

Accordingly, the Capital Gold Board continues to unanimously recommend to its stockholders that they vote in favor of the Gammon transaction. Additional disclosure with respect to the Board’s deliberations will be set forth in an amendment to the Company’s Preliminary Proxy contained within Gammon’s Registration Statement on Form F-4. Reasons for Recommendation

On February 28, 2011, Timmins Gold filed definitive proxy materials with the SEC with respect to the Timmins Consent Solicitation and the Opposition Solicitation.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s By-laws, on February 24, 2011, the CGC Board established March 7, 2011 as the Record Date for purposes of determining the stockholders of the Company entitled to submit consents with respect to the Timmins Proposals. Accordingly, March 7, 2011 is the Record Date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Timmins Proposals. As of the Record Date, there were [•] shares of the Common Stock outstanding. Each share of the Common Stock outstanding as of the Record Date will be entitled to one vote per share.

Only stockholders of record as of the close of business on the Record Date are eligible to execute, withhold and revoke consents in connection with the Timmins Proposals. Persons beneficially owning shares of the Common Stock (but not holders of record), such as persons whose ownership of the Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the GREEN Consent Revocation Card on their behalf. You may execute, withhold or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a stockholder of record of the Company as of the close of business on the Record Date and the consent or revocation was otherwise valid.

Effectiveness of Consents

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the corporate action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. Under Section 228 of the DGCL, a corporate action will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company relating to such corporate action. As of the date of this Consent Revocation Statement, Timmins has not delivered any written consents relating to the Timmins Proposals to the Company.

Effect of GREEN Consent Revocation Card

The effect of a Consent Revocation card is to revoke any consent that a stockholder may have previously given in response to the Timmins Consent Solicitation. If you have not previously returned a BLUE Consent Card voting in favor of the proposals contained in the Timmins Consent Solicitation, it is not strictly necessary to return a GREEN Consent Revocation Card because only shares affirmatively voted in favor of a proposal may be counted in favor of the proposal. The Company strongly urges you to return the GREEN card in any event, however, since doing so will assist the Company in tracking the consent process.

If you have previously submitted a consent in favor of any of the proposals and wish to revoke that consent, you may do so by signing, dating and returning to the Company a GREEN Consent Revocation Card. We urge you to do so as soon as possible, because the Timmins proposals could become effective even before the expiration of the 60-day period if a sufficient number of unrevoked consents has been received. A consent may also be revoked by delivery of a written revocation of your consent to Timmins. Stockholders are urged, however, to return all consent revocations to Mackenzie Partners in the envelope provided. The Company requests that if a revocation is instead delivered to Timmins, a copy of the revocation also be returned in the envelope provided so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the GREEN Consent Revocation Card, you will be deemed to have revoked consent to all of the Timmins Proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your GREEN Consent Revocation Card to the Company or to Timmins or by delivering to Timmins a subsequently dated BLUE consent card that Timmins sent to you.

The Company has retained MacKenzie Partners to assist in communicating with stockholders in connection with the Timmins Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your GREEN Consent Revocation Card or any other questions, MacKenzie Partners will be pleased to assist you. Please call MacKenzie Partners toll free at (800) 322-2885.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should follow the instructions on the GREEN Consent Revocation Card. Alternatively, you can contact the person responsible for your account and direct him or her to execute the enclosed GREEN Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o MacKenzie Partners, at the address or facsimile number set forth above so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO TIMMINS. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE GREEN CONSENT REVOCATION CARD ACCOMPANYING THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE SPECIFIC INSTRUCTIONS ON THE GREEN CONSENT REVOCATION CARD WITH RESPECT TO THE TIMMINS PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO ALL SUCH PROPOSALS.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any BLUE consent cards. Instead, reject the solicitation efforts of Timmins by completing, signing, dating and returning the enclosed GREEN Consent Revocation Card in the envelope provided as soon as possible. Please be aware that if you sign a GREEN Consent Revocation Card but do not check any of the boxes on the card, you will be deemed to have revoked your consent to all of the Timmins Proposals.

Results of Consent Revocation Statement

The Company intends to notify stockholders of the results of the consent solicitation by filing the results with the SEC.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees, will be approximately $235,000, of which approximately $40,000 has been incurred as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication, including facsimile and e-mail.

The Company has retained MacKenzie Partners as proxy solicitors, at an estimated fee of between $125,000 and $250,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations and other matters. MacKenzie Partners will also assist the Company’s communications with its stockholders with respect to the consent revocation solicitation and such other advisory services as may be requested from time to time by the Company. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Common Stock. The Company has agreed to pay MacKenzie Partners compensation for its services and reimbursement of out of-pocket expenses in connection with its services. In addition, MacKenzie Partners and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

Under applicable SEC regulations, the directors and certain executive officers of the Company are deemed to be “participants” in the Company’s solicitation of consent revocations. Please refer to the sections entitled “BENEFICIAL OWNERSHIP OF CAPITAL GOLD COMMON STOCK” and “Certain Information Regarding Participants in this Consent Revocation Solicitation” for information about our directors and officers who might be deemed to be participants in the solicitation.

PROFESSIONAL ADVISORS

CGC’s board of directors engaged Cormark to provide financial advisory services and to assist CGC in assessing, structuring and negotiating a business combination to the extent a suitable transaction could be identified. Cormark has provided such services to the Company in connection with Gammon Merger and the Company’s analysis and consideration of the Timmins Merger Proposal and proposed Exchange Offer. Pursuant to this engagement, the Company shall pay advisory fees to Cormark of approximately $1,750,000 upon successful completion of a sale of CGC. The Company has also agreed to reimburse Cormark reasonable expenses, including fees and disbursements of its counsel, and to indemnify Cormark and related persons against certain liabilities that may arise out of the engagement, including certain liabilities under the federal securities laws.

Cormark and its affiliates are engaged in investment banking, research, capital markets and other activities and services for various persons and entities. In the ordinary course of these activities and services, Cormark and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Timmins and any of their respective affiliates or any currency or commodity that may be involved in any transaction arising from or related to the Exchange Offer for their own account and for the accounts of their customers.

In addition, Gammon Gold has retained Laurel Hill Advisory Group (“Laurel Hill”) as an additional proxy solicitation firm in connection with the consent revocation solicitation. Gammon Gold has agreed to pay customary compensation for such services and to reimburse Laurel Hill for its out-of-pocket expenses arising out of or in connection with its engagement. Gammon Gold has also agreed to indemnify Laurel Hill against certain liabilities arising out of or in connection with the engagement.

Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or agreed to compensate any person to make solicitations or recommendations to stockholders of the Company concerning the consent revocation solicitation.

LEGAL PROCEEDINGS

Subsequent to the announcement of the merger, eleven putative shareholder class action complaints were filed challenging the transaction. Five complaints were filed in the Supreme Court of the State of New York, New York County, the New York Actions, and six were filed in the Delaware Court of Chancery, the Delaware Actions. The New York complaints captioned Jenkins v. Capital Gold Corp., et al., Index No. 651651/2010; Schroeder v. Capital Gold Corp., et al., Index No. 651652/2010; and Leone v. Capital Gold Corp., et al., Index No. 651690/2010, name as defendants the directors of CGC, as well as CGC and Gammon Gold. The New York complaint captioned Kramer v. Capital Gold Corp., et al., Index No. 651678/2010, names as defendants the directors of CGC, CGC’s Chief Financial Officer and Secretary as well as CGC and Gammon Gold. The New York complaint captioned Stanford v. Cooper, et al., Index No. 651827/2010, names as defendants the directors of CGC, as well as CGC, Gammon Gold and Capital Gold AcquireCo, Inc., Gammon Gold’s wholly-owned subsidiary. The New York plaintiffs allege generally that the CGC officers and directors breached their fiduciary duties to CGC stockholders by agreeing to an unfair price and an inappropriate sale process, and that the individual defendants agreed to the merger to benefit themselves personally at the expense of stockholder interests. The Kramer and Stanford complaints allege in addition that the proposed transaction involves unreasonable deal protection devices, including a nonsolicitation agreement, matching rights, and an unreasonable termination fee. The New York Actions further claim that CGC and Gammon Gold aided and abetted the purported breaches of fiduciary duties. The New York Actions seek injunctive relief, including enjoining the transaction and rescinding all agreements made in anticipation of the transaction or awarding the plaintiffs and the purported class rescissory damages. The New York Actions additionally seek attorneys’ and other fees and costs, in addition to seeking other relief. On February 15, 2011, the New York court entered an order consolidating the New York actions, appointing lead plaintiffs and counsel, and directing plaintiffs to file a consolidated amended complaint within 14 days.

The Delaware complaints captioned Boehm v. Capital Gold Corp., et al. Case No. 5887-VCL; and Wood v. Capital Gold Corp., et al., Case No. 5920-  , name as defendants the directors of CGC, as well as CGC, Gammon Gold, and Capital Gold AcquireCo, Inc. The Delaware complaint captioned Pait v. Sutherland, et al., Case No. 5899-VCN, names as defendants the directors of CGC and Gammon Gold. The Delaware complaints captioned Reggio v. Capital Gold Corp., et al., Case No. 5939-  , Blumenthal v. Capital Gold Corp., Case No. 5940-  , and McClure v. Capital Gold Corp., et al., Case No. 5945-  , name as defendants CGC and its directors, as well as Gammon Gold. The Delaware Actions allege generally that the CGC directors breached their fiduciary duties to CGC’s stockholders by agreeing to an unfair price, an inappropriate sale process, and unreasonable deal protection devices, including a non-solicitation agreement, matching rights, an unreasonable termination fee, and an impermissible director voting agreement. The Boehm, Wood, Reggio, Blumenthal and McClure complaints further claim that CGC, Gammon Gold, and/or Capital Gold AcquireCo, Inc. aided and abetted the purported breaches of fiduciary duties. The Delaware Actions seek injunctive relief, including enjoining the transaction, rescinding all agreements made in anticipation of the transaction or awarding the plaintiff and the purported class rescissory damages, and directing the individual defendants to account to the plaintiff and the purported class upon any damages suffered as a result of individual defendant wrongdoing. The Delaware Actions also seek attorneys’ and other fees and costs, in addition to seeking other relief.

On November 2, 2010, a putative shareholder class action was filed regarding the Company’s merger with Gammon, captioned Bromberg v. Capital Gold Corp., Case No. 651904/2010 (NY Sup.). The claims stated and relief sought are substantially identical to the claims made and relief sought in the Jenkins and Schroeder lawsuits referred above.

On Nov. 12, 2010, the Delaware Court of Chancery entered an Order of Consolidation and a Stipulation and Scheduling Order, whereby the Court, inter alia, consolidated the Delaware Actions except for Boehm, which had been withdrawn, and set a schedule for expedited discovery. On November 16, 2010, plaintiffs in the Delaware Actions filed an amended and consolidated class action complaint in the Court of Chancery. Answers to the amended and consolidated class action complaint, which deny the allegations and assert affirmative defenses, were filed on December 6, 2010, by defendants CGC and its directors, and on December 7, 2010, by defendants Gammon Gold and Gammon Gold AcquireCo. Discovery is underway in the Delaware Actions. On February 8, 2011, plaintiffs filed a motion for a preliminary injunction to enjoin the transaction, and the Court of Chancery scheduled a hearing for March 14, 2011.

On November 22, 2010, Helmut Boehm filed a suit in the United States District Court for the Southern District of New York, captioned Boehm v. Capital Gold, et al., 10-CIV-8818 (RMB), naming as defendants CGC and its directors, as well as Gammon Gold and Capital Gold AcquireCo. The complaint alleges that CGC and its directors violated Section 14(a) and Section 20(a) of the Securities Exchange Act by issuing or causing to be issued a registration statement containing material misleading statements and omissions. The complaint also asks the District Court to exercise its jurisdiction over putative class action claims under Delaware law against CGC and its directors for breach of fiduciary duty and against CGC, Gammon and Capital Gold AcquireCo for aiding and abetting breach of fiduciary duty. The basis for all claims and request for relief are substantially identical to those in the amended and consolidated class action complaint filed in Delaware. On February 25, 2011, defendants filed a joint motion to dismiss or stay the District Court action. The District Court granted Plaintiff Boehm’s request to file a motion for a preliminary injunction to enjoin the motion as a cross-motion, and briefing on all motions is to be completed by March 12, 2011.

The defendants believe the Delaware Actions, the New York Actions and Boehm lack merit and will contest them vigorously.

APPRAISAL RIGHTS

Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with the Timmins Proposals or this Consent Revocation Statement.

CURRENT DIRECTORS AND OFFICERS OF THE COMPANY

The following is information regarding each director and executive officer of Company as of December 31, 2010:

Name	Age	Position
Stephen M. Cooper	46	Chairman of the Board
Colin Sutherland	39	President, Director
John W. Cutler	61	Director
Gary C. Huber	59	Director
Christopher M. Chipman	37	Chief Financial Officer
J. Scott Hazlitt	58	Chief Operating Officer, Director

Directors are elected at the meeting of stockholders called for that purpose and hold office until the next stockholders meeting called for that purpose or until their resignation or death. Officers of Capital Gold are elected by the directors at meetings called by the directors for its purpose.

STEPHEN M. COOPER has been a Director since October 2009 and was named Chairman of the Board in March 2010. Mr. Cooper has over 20 years of experience in the energy technology industry. He is has served since 2008 as the President of EnergyIQ, a Denver based exploration and production data management group for the oil and gas industry. Previously, he worked for over 14 years with IHS Energy, a technical information and decision making tools provider, holding the position of CTO. Mr. Cooper has a Ph.D. in Mining and a bachelor’s degree in Mining Engineering, both from Nottingham University. Dr. Cooper brings advanced degrees in mining and mining engineering as well as practical experience in management of an exploration and production company.

COLIN SUTHERLAND, President and Director, has been with the company since August 2010 and is the former President and Chief Executive Officer of Nayarit Gold, Inc. Prior to joining Nayarit, Mr. Sutherland was a Director and Chief Financial Officer of Gammon Gold Inc. (“Gammon”) from 2004 to 2007, where he was involved in Gammon's growth from an exploration stage company to a producing mining company with a market capitalization of over Cdn $2 billion. Mr. Sutherland also was a Director and Chief Financial Officer of Mexgold Resources Inc. from 2004 to 2006. Mr. Sutherland has extensive experience in financing mineral exploration. Mr. Sutherland is a Chartered Accountant and a graduate of Saint Francis Xavier University in Antigonish, Nova Scotia.

JOHN W. CUTLER has been a Director since September 2009. Mr. Cutler has over 35 years of experience in the investment management and securities industries. He has served since 2009 as the President, Chief Executive Officer and a director since 2008 of Palladon Ventures, Ltd. Mr. Cutler is also currently serving as the Managing General Partner of Par Associates, an investment partnership which he organized in 1988. Previously, from 2005 to 2009, Mr. Cutler served as a strategist at Swank Capital, LLC, a multi-fund manager specializing in energy and natural resource investments. Mr. Cutler also previously held positions with John S. Herold, Inc., and the Capital Markets Group of SmithBarney, Inc., and First Boston Corporation.

Mr. Cutler brings over 35 years experience in investment management and securities focusing on energy and natural resources. He also brings practical experience in developing natural resources through his efforts to advance the Iron Mountain Project at Palladon. His experience in finance qualifies him to serve as chair of the Audit Committee and enable him to bring an investor-centric perspective to the board discussions.

GARY C. HUBER has been a Director since August 2010. Dr. Huber currently serves as President and CEO of Neutron Energy Inc., a privately owned uranium development company. During his 35-year career in the natural resource industry, Dr. Huber was a founder of Canyon Resources Corporation, a precious metal and industrial mineral mining company. During his time there as a Director, Canyon Resources grew from a strictly grass roots exploration company into an entity that developed and operated three open-pit heap leach gold mines and two industrial minerals processing facilities. He resigned his position in January 2006. He also worked as an executive consultant with International Royalty Corporation, a public company that acquired and created natural resource royalties. Dr. Huber has a Ph.D. from the Colorado School of Mines. His experience in finance qualifies him to serve as a member of the Audit Committee.

CHRISTOPHER M. CHIPMAN is Capital Gold’s Chief Financial Officer. Mr. Chipman has been Capital Gold’s Chief Financial Officer since March 1, 2006. Since November 2000, Mr. Chipman has been a managing member of Chipman & Chipman, LLC, a consulting firm that assists public companies with the preparation of periodic reports required to be filed with the Securities and Exchange Commission and compliance with Section 404 of the Sarbanes Oxley Act of 2002. The firm also provides outsourced financial resources to clients assisting in financial reporting, forecasting and accounting services. Mr. Chipman is a CPA and, from 1996 to 1998, he was a senior accountant with the accounting firm of Grant Thornton LLP. Mr. Chipman was the Controller of Frontline Solutions, Inc., a software company (March 2000 to November 2000); a Senior Financial Analyst for GlaxoSmithKline (1998-2000); and an Audit Examiner for Wachovia Corporation (1994-1996). He received a B.A. in Economics from Ursinus College in 1994 and is a Certified Public Accountant. He is a member of the American and Pennsylvania Institute of Certified Public Accountants.

J. SCOTT HAZLITT, Chief Operating Officer and Director, has been in the mining business since 1974. Since 2001, he has been focused on development of our El Chanate concessions and currently oversees all aspects of our operations. He previously worked as V.P. Mine Development and worked primarily in reserves, feasibility, development and mine operations. Mr. Hazlitt was a field geologist for ARCO Syncrude Division at their CB oil Shale project in 1974 and 1975. He was a contract geologist for Pioneer Uravan and others from 1975 to 1977. He was a mine geologist for Cotter Corporation in 1978 and 1979, and was a mine geologist for ASARCO from 1979 to 1984. He served as Vice President of Exploration for Mallon Minerals from 1984 to 1988. From 1988 to 1992, Mr. Hazlitt was a project geologist and Mine Superintendent for the Lincoln development project. From 1992 to 1995, he was self-employed as a consulting mining geologist in California and Nevada. He was Mine Operations Chief Geologist for Getchell Gold from 1995 to 1999. His work experience has included precious metals, base metals, uranium, and oil shale. Mr. Hazlitt served as mine manager at our Hopemore Mine in Leadville, Colorado starting in November 1999. His highest educational degree is Master of Science from Colorado State University. He is a registered geologist in the state of California. He is a certified professional geologist (CPG) by the American Institute of Professional Geologists, and meets the requirements of a “qualified person” under Canadian National Instrument 4-3-101.

Capital Gold’s Board of Directors is responsible for the management and direction of our company and for establishing broad corporate policies. A primary responsibility of the Board is to provide effective governance over our affairs for the benefit of our stockholders. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be the best interests of our company. In discharging that obligation, Directors may rely on the honesty and integrity of our senior executives and our outside advisors and auditors.

On November 18, 2009, the Board of Directors determined that Leonard Sojka, a former director, John Cutler and Stephen Cooper were “independent directors” under Section 121B(2)(a) of the NYSE EURONEXT Company Guide.

The Board of Directors met thirteen times during fiscal 2010 and acted by unanimous written consent on twelve occasions. Each of the directors attended the meetings of the Board of Directors they were eligible to attend and the total number of meetings held by all committees on which they served.

Recognizing that director attendance at Capital Gold’s annual meetings of stockholders can provide stockholders with an opportunity to communicate with members of the Board, Capital Gold strongly encourages (but does not require) members of the Board to attend such meetings.

On March 11, 2010, the Company entered into an agreement with Gifford A. Dieterle, the Chief Executive Officer (“CEO”) of the Company and Chairman of the Board, pursuant to which Dieterle resigned his position as CEO and Chairman of the Board, effective March 18, 2010.

On April 29, 2010, the Company entered into a severance agreement and general release with John Brownlie, the Company’s President and Chief Operating Officer (“COO”), pursuant to which Mr. Brownlie’s employment agreement terminated and he resigned as President and COO effective upon the consummation of the Business combination between the Company and Nayarit Gold on August 2, 2010.

On August 4, 2010, Mr. Leonard Sojka resigned as a member of the Board of Directors of the Company. Mr. Sojka did not resign from the Company’s Board of Directors as a result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

On August 27, 2010, the Board of Directors of the Company appointed Mr. Gary Huber to the Board. Mr. Huber was also appointed as a member of the Audit Committee, the Compensation Committee, the Nominating and the Corporate Governance Committee of the Board.

The Board of Directors currently has four standing committees: an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee and a Mergers and Acquisitions Committee.

Certain Relationships and Related Transactions, and Director Independence

In August 2002, we purchased marketable equity securities of a related company. We recorded approximately $7, $6 and $6 in expense reimbursements including office rent from this entity for the years ended July 31, 2010, 2009 and 2008, respectively. Financial data is expressed in thousands of U.S. dollars, unless otherwise noted.

We utilize a Mexican Corporation, Caborca Industrial, for mining services. Caborca Industrial was 100% owned by our former Chief Executive Officer and another former officer of the Company. Ownership was relinquished upon their recent resignations, and as of July 31, 2010, the Company was in the process of transitioning ownership to two other of the Company’s executives. These services include but are not limited to the payment of mining salaries and related costs. Caborca Industrial bills the Company for these services at slightly above cost. Mining expenses charged by Caborca Industrial and eliminated upon consolidation amounted to approximately $5,807, $4,767 and $3,775 for the year ended July 31, 2010, 2009 and 2008, respectively.

We incurred approximately $7, $15 and $7 for the years ended July 31, 2010, 2009 and 2008, respectively, for services provided related to marketing materials. The firm providing the services is owned and operated by relatives of our former President and COO, John Brownlie.

During the years ended July 31, 2010, 2009 and 2008, we paid Jack Everett, our former Vice President Exploration and Director, consulting fees of $0, $0 and $100, respectively. During the years ended July 31, 2010, 2009 and 2008, we paid Robert Roningen, a former director, legal and consulting fees of $28, $8 and $35, respectively.

A majority of the members of our board of directors have qualified as “independent” as defined in Section 803(a)(2) of the NYSE EURONEXT Company Guide. The Board of Directors has assessed the independence of each non-employee director under the independence standards of the NYSE EURONEXT, and has affirmatively determined all of our non-employee directors (Messrs. Cooper, Cutler and Huber) are independent. Our Audit, Nominating and Corporate Governance, Compensation, and Mergers and Acquisitions Committees are composed entirely of independent directors.

Audit Committee

The Audit Committee is a separately-designated standing committee established in accordance with section 3(a)(58)(A) of the Exchange Act and currently consists of John W. Cutler, Committee Chairman, Gary C. Huber and Stephen M. Cooper, the non-employee members of the Board. The Board has determined that Mr. Cutler qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the SEC. Mr. Cutler is an independent director.

Code of Ethics and Business Conduct

Capital Gold adopted a Code of Ethics that applies to its officers, directors and employees, including its principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics is publicly available on Capital Gold’s website at www.capitalgoldcorp.com, where it may be found under the Corporate Info; Corporate Governance tab. You also may obtain a copy of this code by written request to Capital Gold’s Office Manager at 76 Beaver Street, 14th Floor, New York, NY 10005. Capital Gold’s Board of Directors is required to approve any substantive amendments to this code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to its chief executive officer, principal financial officer or principal accounting officer and it will disclose the nature of such amendment or waiver in a report on Form 8-K within four business days.

Board Leadership Structure and Role in Risk Oversight

The Capital Gold Board of Directors does not have a policy, one way or the other, on whether the same person should serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The board may appoint a Lead Director who shall: (i) preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) serve as liaison between the Chairman and the independent directors; (iii) approve information sent to the Board; (iv) approve meeting agendas for the Board; (v) approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) have the authority to call meetings of the independent directors; and (vii) if requested by major stockholders, ensure that he or she is available for consultation and direct communication. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for Capital Gold at that time. Due to the resignation of Gifford A. Dieterle on March 18, 2010, the Board had taken steps to assign his various duties to other senior executives of Capital Gold. The Board believes that a leadership structure, whereby an individual serves as both chief executive officer and board chairman, is appropriate given the efficiencies of having the chief executive officer also serve in the role of chairman and Capital Gold’s strong corporate governance structure.

The Capital Gold Board, either as a whole or through its committees, regularly discusses with management strategic and financial risks and exposures associated with Capital Gold’s annual operating budget, their potential impact on Capital Gold and the steps taken to manage them. While the Board of Directors is ultimately responsible for risk oversight at Capital Gold, the Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures and discusses with management, and the independent registered public accountants Capital Gold’s policies with respect to risk assessment and risk management, including risks related to financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies and credit and liquidity matters. The Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its duties and oversight responsibilities relating to Capital Gold’s compliance and ethics programs, including compliance with legal and regulatory requirements. The Corporate Governance and Nominating Committee also annually review Capital Gold’s corporate governance guidelines. Finally, the Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from Capital Gold’s compensation policies and programs and focuses on succession planning for the executive officers.

Committees

Audit Committee

The Audit Committee currently consists of John W. Cutler, Committee Chairman, Gary C. Huber and Stephen M. Cooper, the non-employee members of the Board. The Board of Directors has determined that all three members satisfy the definition of “independent directors” in Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee met on four occasions in fiscal 2010. All committee members were present at the meetings. Representatives of our independent auditor were in attendance at one meeting without management present.

The Board has determined that Mr. Cutler qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the SEC.

The Audit Committee acts pursuant to the Audit Committee Charter as adopted by the Board. The charter is available on our website at www.capitalgoldcorp.com, and can be found under the Corporate Info; Corporate Governance tab. The Audit Committee reviews and evaluates the charter annually to ensure its adequacy and accuracy, and is charged with performing an annual self-evaluation and reporting the results of the evaluation to the full Board.

The Audit Committee is directly responsible for the appointment, retention and termination, and for determining the compensation of, Capital Gold’s independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Capital Gold. The Audit Committee is also directly responsible for oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Capital Gold. The Audit Committee reviews the overall audit plan (both internal and external) with the independent auditor and the members of management who are responsible for preparing Capital Gold's financial statements, including Capital Gold's Chief Financial Officer, all critical accounting policies and practices used or to be used by Capital Gold, Capital Gold's disclosures under “Management's Discussion and Analysis of Financial Conditions and Results of Operations” prior to the filing of Capital Gold's Annual Report on Form10-K, and significant financial reporting issues that have arisen in connection with the preparation of such audited financial statements.

The Audit Committee also reviews any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative Generally Accepted Accounting Principles methods on the financial statements, major issues as to the adequacy of Capital Gold's internal controls and any special audit steps adopted in light of material control deficiencies; major issues regarding accounting principles and procedures and financial statement presentations, including any significant changes in Capital Gold's selection or application of accounting principles; and the effects of regulatory and accounting initiatives, as well as off-balance sheet transactions and structures, on the financial statements of Capital Gold.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Stephen M. Cooper, Committee Chair, John W. Cutler and Gary C. Huber. The Corporate Governance and Nominating Committee, consisting entirely of independent directors, proposes to the Board of Directors slates of directors to be recommended for election at the Annual Meeting of Stockholders (and any directors to be elected by the Board of Directors to fill vacancies) and slates of officers to be elected by the Company’s Board of Directors. It also advises the Board of Directors on various corporate governance issues, and leads the Board of Directors in its annual review of the Board’s performance. The Corporate Governance and Nominating Committee also is responsible for recommending to the Board amounts of director compensation. Our Board of Directors had nominated all directors for election in prior years as the Company had not yet established a Corporate Governance and Nominating Committee.

Capital Gold has established a process for identifying and nominating director candidates. The following is an outline of the process for nomination of candidates for election to the Board: (a) the Chief Executive Officer, President, the Corporate Governance and Nominating Committee or other members of the Board of Directors identify the need to add new Board members, with careful consideration of the mix of qualifications, skills and experience represented on the Board of Directors; (b) the Chairman of the Corporate Governance and Nominating Committee coordinates the search for qualified candidates with input from management and other Board members; (c) the Corporate Governance and Nominating Committee engages a candidate search firm to assist in identifying potential nominees, if it deems such engagement necessary and appropriate; (d) selected members of management and the Board of Directors interview prospective candidates; and (e) the Corporate Governance and Nominating Committee recommends a nominee and seeks full Board endorsement of the selected candidate, based on its judgment as to which candidate will best serve the interests of Capital Gold’s stockholders.

Although the Capital Gold Board does not have a formal diversity policy, the Corporate Governance and Nominating Committee and the board will consider such factors as it deems appropriate to assist in developing a board of directors and committees that are diverse in nature and comprised of experienced and seasoned advisors.

The Board of Directors has determined that directors should possess the following minimum qualifications: (a) the highest personal and professional ethics, integrity and values; (b) commitment to representing the long-term interest of the stockholders; (c) broad experience at the policy-making level in business and ability to exercise sound judgment in matters that relate to our industry; and (d) sufficient time to effectively fulfill duties as a Board member. The Corporate Governance and Nominating Committee consider any candidates submitted by stockholders on the same basis as any other candidate. Any stockholder proposing a nomination should submit such candidate’s name, along with a curriculum vitae or other summary of qualifications, experience and skills to the Secretary, Capital Gold Corporation, 76 Beaver Street, 14th Floor, New York, New York 10005. The request to nominate a director must be made within the timeframe specified under “Deadline for Receipt of Stockholder Proposals” below and accompanied by a statement by the nominee acknowledging that he or she is willing to serve and, if elected, will owe a fiduciary obligation to the Company and its stockholders.

The Corporate Governance and Nominating Committee acts pursuant to the Corporate Governance and Nominating Committee Charter as adopted by the Board. The charter is available on our website at www.capitalgoldcorp.com, and can be found under the Corporate Info; Corporate Governance tab. The Corporate Governance and Nominating Committee reviews and evaluates the charter annually to ensure its adequacy and accuracy.

Compensation Committee

The Compensation Committee currently consists of John W. Cutler, Chairman, Gary C. Huber and Stephen M. Cooper. Each is a “non-employee director,” as defined in Rule 16b-3 of the Exchange Act and an “outside director,” as defined in Section 162(m) of the Internal Revenue Code, as amended. The Compensation Committee met on two occasions in fiscal 2010 and acted by unanimous consent on one occasion. All committee members were present at the meetings.

The Compensation Committee acts pursuant to the Compensation Committee Charter as adopted by the Board. The charter is available on our website at www.capitalgoldcorp.com, and can be found under the Corporate Info; Corporate Governance tab. The Compensation Committee reviews and evaluates the charter annually to ensure its adequacy and accuracy.

The Compensation Committee is responsible for determining the compensation for the Chairman and Chief Executive Officer (“CEO”), the President and Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”) as well as approving the compensation structure for other executives of the Company. Further, the Compensation Committee approves broad-based and special compensation plans across the Company.

As set forth in its charter, the Compensation Committee’s authority and responsibility include but are not limited to:

•	Review executive officer compensation for compliance with Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code, as each may be amended from time to time, and any other applicable laws, rules and regulations.
•	In consultation with the CEO, the COO and the CFO, review the talent development process within the Company to ensure it is effectively managed.
•	Annually review employee compensation strategies, benefits and equity programs.
•	Annually review the share usage, dilution and proxy disclosures.
•	Review and approve employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits.
•	Annually review the Company’s progress in meeting diversity goals with respect to the employee population

The Compensation Committee has the authority to engage independent compensation consultants or advisors, as it may deem appropriate in its sole discretion, and to approve related fees and retention terms of such consultants or advisors. In 2007, the Compensation Committee engaged Mosteller & Associates, Inc. (“Mosteller”) as its independent executive compensation consulting firm. Mosteller conducted a review of the total compensation of Capital Gold’s executive officers and prepared reports for the review of the Compensation Committee that were subsequently used in determining the appropriate levels of compensation for each executive officer. In April 2009, the Compensation Committee engaged the Hay Group as its independent executive compensation consulting firm for the purpose of helping the Compensation Committee evaluate its current compensation programs. The Hay Group conducted its review of the total compensation of Capital Gold’s executive officers and presented its results for the review of the Compensation Committee. The Compensation Committee will use these results in assisting in determining the appropriate levels of compensation for each executive officer on a going forward basis.

The Chief Executive Officer attends the Compensation Committee meetings as management’s representative. No other executives participate in the compensation process or attend the Compensation Committee meetings. The CEO evaluates and provides performance assessments and compensation recommendations for each of the executive officers other than himself to the Compensation Committee. The Compensation Committee considers these recommendations in its deliberations to set executive compensation. The Compensation Committee reviews the compensation package of the CEO and determines the compensation package of the CEO in an executive session that the CEO does not attend. The CEO does not engage in discussions with the Compensation Committee or the Compensation Committee’s independent compensation consulting firm regarding his compensation package.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee have ever been an officer of Capital Gold or any of its subsidiaries. No executive officer of Capital Gold during fiscal 2010 served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Compensation Risks

Capital Gold believes that risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on it. In addition, the Compensation Committee believes that the mix and design of the elements of compensation do not encourage employees to assume excessive risks because (1) as a mining business, Capital Gold does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets) and (2) the Compensation Committee’s compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

Corporate Governance

The Company has adopted the independence definitions and requirements of the NYSE EURONEXT. The discussion below reflects such standards of independence. In addition, the Company has adopted Corporate Governance Guidelines that outline important policies and practices regarding the governance of the Company. Each of the committees has also adopted a charter outlining responsibilities and operations. The Corporate Governance Guidelines and the charters are available at www.capitalgoldcorp.com and are available in print upon request to the Investor Relations Department, Capital Gold Corporation, 76 Beaver Street, 14th Floor New York, NY 10005.

Communication with the Board of Directors

Interested parties wishing to contact the Capital Gold Board of Directors may do so by writing to the following address: Board of Directors, Capital Gold Corporation, 76 Beaver Street, 14th Floor, New York, NY 10005, Attn: Christopher M. Chipman, Secretary. All letters received will be categorized and processed by Mr. Chipman and then forwarded to the Board of Directors.

Compensation of Directors

During the fiscal year ended July 31, 2009, Capital Gold’s independent directors each received a fee of $2 per month. On August 18, 2010, the Company raised the amount of fees paid to its independent directors from $2 per month to $5 per month effective August 1, 2010. Non-independent directors each received $1 per month. Directors are reimbursed for their accountable expenses incurred in attending meetings and conducting their duties. Financial data is expressed in thousands of U.S. dollars, unless otherwise noted.

On January 19, 2010, at the recommendation of the Compensation Committee of the Board of Directors, the Company’s Board of Directors approved the issuance of 50,000, 50,000, 50,000 options to Leonard J. Sojka, John Cutler and Stephen Cooper, respectively, aggregating 150,000 stock options under our 2006 Equity Incentive Plan. The stock options for Leonard J. Sojka, John Cutler, and Stephen Cooper have a term of five years and vest 25,000 on January 19, 2010, 12,500 on January 19, 2011 and 12,500 on January 19, 2012. The exercise price of the stock options is $3.60 per share (per the Plan, the closing price on the Toronto Stock Exchange on the trading day immediately prior to the day of determination converted to U.S. Dollars). In the event of a termination of continuous service (other than as a result of a change of control, as defined in the Plan), unvested stock options shall terminate and, with regard to vested stock options, the exercise period shall be the lesser of the original expiration date or one year from the date continuous service terminates. Upon a change of control, all unvested stock options and unvested restricted stock grants immediately vest. The Company utilized the Black-Scholes method to fair value the 150,000 options received by these individuals totaling $324. For the year ended July 31, 2010 the Company recorded approximately $191 in equity compensation expense on the vested portion of these stock options. The grant date fair value of each stock option was $2.16.

The following tables set forth the compensation paid to our independent directors for the fiscal year ended July 31, 2010:

Director	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)(3)	Total
Stephen Cooper	39	—	108	—	147
John Cutler	26	—	108	—	134
Leonard Sojka	46	—	108	—	154
Ian A. Shaw(4)	2	—	—	—	2
John Postle(4)	2	—	—	—	2
Mark T. Nesbitt(4)	2	—	—	—	2
Roger Newell(4)	3	—	—	15	18
Robert Roningen(4)	3	—	—	25	28

(1)	Amounts shown reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model and include amounts from stock option awards granted in fiscal 2010. Refer to Note 15 to Capital Gold’s Consolidated Financial Statements for a discussion of assumptions made in the valuation of option awards. During fiscal 2010, option awards were comprised of: 1) 50,000 stock options each issued to Steve Cooper, Leonard Sojka and John Cutler at an exercise price of $3.60.
(2)	Amounts shown for Stephen Cooper, John Cutler and Leonard Sojka also include committee fees earned with respect to business combination activity during the fiscal year ended July 31, 2010. Leonard Sojka acted as committee chair. Fees earned were $15, $22 and $2 for Mr. Cooper, Mr. Sojka and Mr. Cutler, respectively.
(3)	Amount shown for Robert Roningen and Roger Newell represents fees for legal and consulting services provided.
(4)	Represents former director of the Company: Ian Shaw resigned effective August 28, 2009, John Postle resigned effective August 28, 2009, Mark Nesbitt resigned effective September 2, 2009, Roger Newell resigned resigned effective November 4, 2009, Robert Roningen resigned effective November 2, 2009.

On August 18, 2010, at the recommendation of the Compensation Committee of the Board of Directors, the Company’s Board of Directors approved the issuance of 175,000, 175,000, 75,000 options to John Cutler, Stephen Cooper and Gary Huber, respectively, aggregating 425,000 stock options under our 2006 Equity Incentive Plan. The stock options for John Cutler, Stephen Cooper and Gary Huber have a term of five years and vest one-third upon the first anniversary date and the balance vest on a one-third basis annually thereafter. The exercise price of the stock options is $3.47 per share (per the Plan, the closing price on the NYSE EURONEXT on the trading day immediately prior to the day of determination). In the event of a termination of continuous service (other than as a result of a change of control, as defined in the Plan), unvested stock options shall terminate and, with regard to vested stock options, the exercise period shall be the lesser of the original expiration date or one year from the date continuous service terminates. Upon a change of control, all unvested stock options and unvested restricted stock grants immediately vest. The Company utilized the Black-Scholes method to fair value the 425,000 options received by these individuals totaling $823. The grant date fair value of each stock option was $1.94.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (the “CD&A”) discusses the compensation of our named executive officers for the fiscal year ended July 31, 2010. The named executive officers are: 1) Gifford A. Dieterle, our former Chief Executive Officer, Director, Chairman and Treasurer, 2) John Brownlie, our former President, Chief Operating Officer and Director, 3) Christopher Chipman, Secretary and Chief Financial Officer, 4) Jeffrey Pritchard, our former Executive Vice President, and 5) J. Scott Hazlitt, Chief Operating Officer (collectively, the “named executive officers”).

Objectives and Philosophy of Executive Compensation

The primary objectives of the Compensation Committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of measurable performance objectives, and to align executives' incentives with stockholder value creation. To achieve these objectives, the Compensation Committee strives to implement and maintain compensation plans that tie a substantial portion of executives' overall compensation to the experience level of the executive or employee, the complexity and amount of responsibility of the employee’s job, key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development and operation of our mining projects, the identification and possible development of additional mining properties and the performance of our common stock price. The Compensation Committee evaluates individual executive performance with the goal of setting compensation at levels the Compensation Committee believes are comparable with executives in other companies of similar size and stage of development operating in the mining industry while taking into account our relative performance and our own strategic goals.

The Compensation Committee engaged Mosteller & Associates, Inc. (“Mosteller”), an independent executive compensation consulting firm, to provide advice and assistance in the area of executive and director compensation. Mosteller conducted a review of the total compensation of Capital Gold’s named executive officers and prepared reports for the review of the Compensation Committee that were subsequently used in determining the appropriate levels of compensation for each executive officer. Specifically, in accordance with the scope directed by the Compensation Committee, Mosteller reviewed the compensation packages paid to Capital Gold’s executives in 2006 and 2007, selected peer sources against which to compare the data and analyzed comparable compensation packages using appropriate regression analyses.

To evaluate Capital Gold’s compensation packages, Mosteller identified four sources of comparison: (1) mining companies with revenues less than $10 million and less than 100 employees that are headquartered in the northeastern United States; (2) mining and natural resources divisions of utility companies with revenues less than $50 million and less than 100 employees that are headquartered in the States; (3) energy companies with revenues less than $50 million that are headquartered in the United States; and (4) a custom peer group of mining companies that included Golden Star Resources, LTD, Miramar, Northgate, Royal Gold, Inc., Coeur d’Alene Mines Corp., and Meridian Gold. Capital Gold believes that the companies in this custom peer group provide a good basis of comparison because, similar to the Company, they are operational, are producing product and have sizable assets and revenue streams.

In April 2009, the Compensation Committee engaged the Hay Group as its independent executive compensation consulting firm for the purpose of helping the Compensation Committee evaluate its current compensation programs. The Hay Group conducted its review of the total compensation of the Company’s executive officers and presented its results for the review of the Compensation Committee. The Compensation Committee will use these results in assisting in determining the appropriate levels of compensation for each executive officer on a going forward basis.

The Chief Executive Officer attends the Compensation Committee meetings as management’s representative. No other executives participate in the compensation process or attend the Compensation Committee meetings. The CEO evaluates and provides performance assessments and compensation recommendations for each of the executive officers other than himself to the Compensation Committee. The Compensation Committee considers these recommendations in its deliberations to set executive compensation. The Compensation Committee reviews the compensation package of the CEO and determines the compensation package of the CEO in an executive session that the CEO does not attend. The CEO does not engage in discussions with the Compensation Committee or the Compensation Committee’s independent compensation consulting firm regarding his compensation package.

Elements of Executive Compensation

Over the past three years, Capital Gold was able to successfully develop and build the El Chanate mine on time and within budget. In addition, during the first year of operations, Capital Gold maintained operating costs significantly below the industry average disclosing positive cash flow from operations and net earnings per share. Also, Capital Gold funded all capital expenditures during fiscal 2008, 2009 and 2010 from operating cash flow generated at the mine. As a result of these accomplishments, the Compensation Committee seeks to target a total compensation program (including base salary, annual bonus, and the grant value of equity incentives) at the 75% percentile of comparable market practices. In the view of the Compensation Committee, this is the proper level to target because the market for executive talent in the mining industry is exceptionally competitive. In addition, other natural resource and materials companies are typically more diverse than the Company and therefore face lower potential volatility in performance results. The Compensation Committee believes that an above market pay positioning strategy is appropriate to compensate for the additional performance risk of being tied exclusively to gold.

Regular Compensation

Regular compensation, or base salary, is reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. This review will occur in the fourth fiscal quarter of each year. The target base pay positioning of the 75% percentile of the applicable benchmark as stated above for each position is intended to be a guideline, and the Compensation Committee makes its decisions within the context of market practices. However, this is not intended to be an exact science. Other factors such as an individual’s performance, tenure and experience, the performance of Capital Gold overall, any retention concerns and the individual’s historical compensation and comparisons to peers at the Company impact the decision-making process. The Compensation Committee does not weigh any of these factors more heavily than others and does not use any formula to assess these factors, but rather considers each factor in its judgment and at its discretion.

During fiscal 2010, our named executive officers salaries were reviewed by the Compensation Committee. It was determined that the salary levels were consistent with the target pay positioning as stated above. The base pay for the current named executives is at the following levels:

Name	Base Pay
Christopher M. Chipman, Chief Financial Officer	$225
J. Scott Hazlitt, Chief Operating Officer	$200

Financial data is expressed in thousands of U.S. dollars, unless otherwise noted.

Annual Bonus

Gifford A. Dieterle, our former Chief Executive Officer, Director, Chairman and Treasurer, was paid a base salary of $288. John Brownlie, our former President, Chief Operating Officer and Director, was paid a base salary of $275, and Jeffrey Pritchard, our former Executive Vice President, was paid a base salary of $224.

The compensation program for named executive officers includes eligibility for both an annual performance-based cash bonus and equity incentive award. Capital Gold did formally establish corporate or individual performance targets prior to, or at the beginning of, fiscal year 2010. At the conclusion of fiscal 2010, the Compensation Committee reviewed the performance of Capital Gold and each executive during fiscal 2010. The Compensation Committee noted several achievements, including, but not limited to, the increase in ore mined, the increase in ounces produced, the increase in the proceeds from sales of gold and silver, the increase in gold reserves, the completion of certain capital, the near completion of the Nayarit Gold, Inc. business combination, the listing of our Company’s common stock on the NYSE EURONEXT in conjunction with reverse stock split, and closed a First Amended and Restated Credit Agreement with Standard Bank Plc., which increased the Company's previous line of credit.

On January 19, 2010, at the recommendation of the Compensation Committee of the Board of Directors, the Company’s Board of Directors approved the issuance of 500,000 stock options under our 2006 Equity Incentive Plan. The stock options have a term of five years and vest as follows: one-third vested upon issuance and the balance vests on a one-third basis annually thereafter. The exercise price of the stock options is $3.60 per share (per the Plan, the closing price on the Toronto Stock Exchange on the trading day immediately prior to the day of determination converted to U.S. Dollars). In the event of a termination of continuous service (other than as a result of a change of control, as defined in the Plan), unvested stock options shall terminate and, with regard to vested stock options, the exercise period shall be the lesser of the original expiration date or one year from the date continuous service terminates. Upon a change of control, all unvested stock options and unvested restricted stock grants immediately vest. The Company utilized the Black-Scholes method to fair value the 500,000 options received by this individual totaling $1,081. For the year ended July 31, 2010 the Company recorded approximately $360 in equity compensation expense on the vested portion of these stock options. The unvested portion, or two-thirds, of these options terminated upon the resignation of Mr. Brownlie on July 1, 2010. The grant date fair value of each stock option was $2.16.

The stock options awarded on January 19, 2010 were granted as a method to provide incentive compensation to Capital Gold’s named executive officers. The Compensation Committee believes that the recipients are motivated by the potential appreciation of the stock price over time and will remain committed to Capital Gold while the grants vest.

On July 26, 2010, at the recommendation of the Compensation Committee of the Board of Directors, the Company’s Board of Directors approved the issuance of 25,000 stock options to Christopher Chipman and Scott Hazlitt, respectively, aggregating 50,000 stock options under our 2006 Equity Incentive Plan. The stock options have a term of five years and vest as follows: 50% vested upon issuance and the balance vests 25% annually thereafter. The exercise price of the stock options is $3.73 per share (per the Plan, the closing price on the NYSE EURONEXT on the trading day immediately prior to the day of determination). In the event of a termination of continuous service (other than as a result of a change of control, as defined in the Plan), unvested stock options shall terminate and, with regard to vested stock options, the exercise period shall be the lesser of the original expiration date or one year from the date continuous service terminates. Upon a change of control, all unvested stock options and unvested restricted stock grants immediately vest. The Company utilized the Black-Scholes method to fair value the 50,000 options received by these individuals totaling $105. For the year ended July 31, 2010 the Company recorded approximately $53 in equity compensation expense on the vested portion of these stock options, respectively. The grant date fair value of each stock option was $2.10.

The stock options awarded on January 19, 2010 and July 26, 2010 were granted as a method to provide incentive compensation to Capital Gold’s named executive officers. The Compensation Committee believes that the recipients are motivated by the potential appreciation of the stock price over time and will remain committed to Capital Gold while the grants vest.

Executive Officers	Stock Options
John Brownlie	500,000
Christopher Chipman	25,000
Scott Hazlitt	25,000

On January 19, 2010, the Compensation Committee of the Board of Directors of the Company approved a new employment agreement (the “Agreement”) for John Brownlie, the Company’s President, Chief Operating Officer and a Director of the Company. The term of the agreement is for three years commencing January 19, 2010, and will automatically extend for consecutive one-year terms unless Mr. Brownlie or the Company notifies the other party that it does not wish to extend the Agreement. The Agreement provided for an initial base salary to Mr. Brownlie of $275 plus an immediate payment of $375 for reaching certain milestones. The Agreement provided for an additional payment upon the accomplishment of other goals.

On July 26, 2010, at the recommendation of the Compensation Committee and upon approval by the Board of Directors, Capital Gold’s executive officers were awarded cash bonuses. The specific cash bonuses and awards are set forth below.

Executive Officers	Cash Bonus
John Brownlie	$375
Christopher Chipman	$100
Scott Hazlitt	$100

On a going forward basis, the Compensation Committee will determine the cash bonus and/or equity incentive award based on the level of achievement of the financial and operational goals of Capital Gold and for the level of achievement of annual performance objectives of each individual named executive officer. These objectives may vary depending on the individual executive, but will relate generally to strategic factors such as establishment and maintenance of key strategic relationships, the development and operation of our mining projects, the identification and possible development of additional mining properties, and to financial factors such as raising capital and improving our results of operations. Bonuses, if awarded, are determined at the sole discretion of the Board of Directors as recommended by the Compensation Committee.

2006 Equity Incentive Plan

The 2006 Equity Incentive Plan (the “Plan”) is intended to attract and retain individuals of experience and ability, to provide incentive to our employees, consultants, and non-employee directors, to encourage employee and director proprietary interests in us, and to encourage employees to remain in our employ. Each of the named executive officers is eligible for annual equity awards, which are granted pursuant to the Plan.

The Plan authorizes the grant of non-qualified and incentive stock options, stock appreciation rights and restricted stock awards (each, an “Award”). A maximum of 4,375,000 shares of common stock are reserved for potential issuance pursuant to Awards under the Plan. Unless sooner terminated, the Plan will continue in effect for a period of 10 years from its effective date.

The Plan is administered by our Board of Directors which has delegated the administration to our Compensation Committee. The Plan provides for Awards to be made to such of our employees, directors and consultants and our affiliates as the Board may select.

Stock options awarded under the Plan may vest and be exercisable at such times (not later than 10 years after the date of grant) and at such exercise prices (not less than Fair Market Value at the date of grant) as the Board may determine. Unless otherwise determined by the Board, stock options shall not be transferable except by will or by the laws of descent and distribution. The Board may provide for options to become immediately exercisable upon a “change in control,” as defined in the Plan. We believe this single-trigger is appropriate to ensure that continuing employees are treated the same as terminated employees with respect to outstanding equity grants. No options may be granted under the Plan after the tenth anniversary of its effective date. Unless the Board determines otherwise, there are certain continuous service requirements and the options are not transferable. On July 23, 2009, at the recommendation of the Compensation Committee and upon approval by the Board of Directors, Capital Gold amended the 2006 Equity Incentive Plan to provide for cashless exercises of options by participants under the Plan. Payment of the option exercise price may be made (i) in cash or by check payable to Capital Gold, (ii) in shares of Common Stock duly owned by the optionholder (and for which the optionholder has good title free and clear of any liens and encumbrances), valued at the Fair Market Value on the date of exercise, or (iii) by delivery back to Capital Gold from the shares acquired on exercise of the number of shares of Common Stock equal to the exercise price, valued at the Fair Market Value on the date of exercise.

The Plan provides the Board with the general power to amend the Plan, or any portion thereof at any time in any respect without the approval of our stockholders, provided however, that the stockholders must approve any amendment which increases the fixed maximum percentage of shares of common stock issuable pursuant to the Plan, reduces the exercise price of an Award held by a director, officer or ten percent stockholder or extends the term of an Award held by a director, officer or ten percent stockholder. Notwithstanding the foregoing, stockholder approval may still be necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 of the Exchange Act or any applicable stock exchange listing requirements. The Board may amend the Plan in any respect it deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith. Rights under any Award granted before amendment of the Plan cannot be impaired by any amendment of the Plan unless the Participant consents in writing. The Board is empowered to amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless the applicable Participant consents in writing and further provided that the Board cannot amend the exercise price of an option, the Fair Market Value of an Award or extend the term of an option or Award without obtaining the approval of the stockholders if required by the rules of the TSX or any stock exchange upon which the common stock is listed.

Although non-cash compensation is utilized by us to prevent placing strains on liquidity, care is taken by management to avoid materially diluting investors.

In the event of a termination of continuous service (other than as a result of a change of control, as defined in the Plan), unvested stock options shall terminate and, with regard to vested stock options, the exercise period shall end on the earlier of the original expiration date or one year from the date continuous service terminates. Upon a change of control, all unvested stock options and unvested restricted stock grants immediately vest.

Employment Agreements

Capital Gold has entered into employment or engagements agreements with each of its named executive officers. The agreements provide for certain payments if the named executive officers are terminated without cause or leave Capital Gold due to a material breach of the employment agreement by Capital Gold. In connection with the employment/engagement agreements, Capital Gold also entered into change of control agreements with each of the named executive officers, which provides for certain payments upon a termination in connection with a change in control. Capital Gold believes this is in the best interest of the stockholders because it encourages the continued attention and dedication of the named executive officers during a change in control. These agreements are described in greater detail in the section entitled “Employment Agreements and Change in Control Agreements.”

On January 19, 2010, the Compensation Committee of the Board of Directors of Capital Gold approved a new employment agreement (the “Agreement”) for John Brownlie, its President, Chief Operating Officer and a Director. The term of the agreement is for three years commencing January 19, 2010, and will automatically extend for consecutive one-year terms unless Mr. Brownlie or we notify the other party that it does not wish to extend the Agreement. The Agreement provides for an initial base salary to Mr. Brownlie of $275 plus an immediate payment of $375 for reaching certain milestones. The Agreement provides for an additional payment of $375 upon the accomplishment of other goals. The Agreement also grants Mr. Brownlie 500,000 stock options. The exercise price of the stock options is $3.60 per share (per the Plan, the closing price on the Toronto Stock Exchange on the trading day immediately prior to the day of determination converted to U.S. Dollars). In the event of a termination of continuous service (other than as a result of a change of control, as defined in the Plan), unvested stock options shall terminate and, with regard to vested stock options, the exercise period shall be the lesser of the original expiration date or one year from the date continuous service terminates. Upon a change of control, all unvested stock options and unvested restricted stock grants immediately vest. Capital Gold utilized the Black-Scholes method to fair value the 500,000 options. For the year ended July 31, 2010, Capital Gold recorded approximately $360 in equity compensation expense on the vested portion of these stock options. The grant date fair value of each stock option was $2.16. The stock options have a term of five years and vest as follows: one-third vested upon issuance and the balance vests on a one-third basis annually thereafter.

On April 29, 2010, the Company entered into a severance agreement and general release with John Brownlie, the Company’s President and Chief Operating Officer (“COO”), pursuant to which Mr. Brownlie’s employment agreement terminated and he resigned as President and COO effective upon the consummation of the Business Combination between the Company and Nayarit Gold on August 2, 2010. Pursuant to the Severance Agreement, Mr. Brownlie is entitled to severance payments in the aggregate amount of approximately $1,388, payable over a six month period beginning June 2010; along with an additional $375 associated with the closing of the business combination agreement with Nayarit. As of July 31, 2010, we have paid approximately $753.

On March 18, 2010, at the recommendation of the Compensation Committee and upon approval by the Board of Directors, effective January 19, 2010, the Company entered into amended and restated engagement agreements with Christopher Chipman, Chief Financial Officer, and J. Scott Hazlitt, Vice President of Mine Development. The new salaries were as follows: Christopher Chipman, Chief Financial Officer, $225 and J. Scott Hazlitt, Vice President of Mine Development, $175.

On July 1, 2010, at the recommendation of the Compensation Committee and upon approval by the Board of Directors, the Company entered into an amended and restated engagement agreement with J. Scott Hazlitt, in connection with his promotion from Vice President of Mine Development to Chief Operating Officer. Mr. Hazlitt’s salary was increased to $200 in connection with his promotion.

Tax and Accounting Implications

As part of its role, the Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that Capital Gold may not deduct non-performance based compensation of more than $1 million that is paid to certain executives. The Compensation Committee has considered the $1 million limit for federal income tax purposes on deductible executive compensation that is not performance based and believes that the compensation paid is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for Capital Gold’s executive officers.

Summary Compensation Table

The following tables set forth the total compensation paid to or earned by Capital Gold’s named executive officers for fiscal years ended July 31, 2010, 2009 and 2008, respectively (in thousands):

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Gifford A. Dieterle, Director, Chairman, Treasurer and CEO	2010	$182	$—	$—	$—	$—	$—	$—	$182
	2009	$288	$188	$—	$142	$—	$—	$—	$618
	2008	$244	$325	$228	$168	$—	$—	$—	$965
John Brownlie(3), Director, President and COO	2010	$252	$375	$—	$360	$—	$—	$753	$1,740
	2009	$259	$188	$—	$142	$—	$—	$—	$589
	2008	$275	$318	$228	$168	$—	$—	$—	$989
Jeffrey Pritchard, Executive Vice President(4)	2010	$28	$—	$—	$—	$—	$—	$426	$454
	2009	$224	$169	$—	$142	$—	$—	$—	$535
	2008	$189	$284	$228	$168	$—	$—	$—	$869
Christopher M. Chipman, CFO	2010	$214	$100	$—	$53	$—	$—	$—	$367
	2009	$201	$169	$—	$71	$—	$—	$—	$441
	2008	$189	$278	$228	$168	$—	$—	$—	$863
J. Scott Hazlitt, COO	2010	$168	$100	$—	$53	$—	$—	$—	$321
	2009	$155	$75	$—	$71	$—	$—	$—	$301
	2008	$134	$141	$82	$118	$—	$—	$—	$475

(1)	Amounts shown represent the fair value of Capital Gold’s stock on the date of grant and include amounts from restricted stock awards granted in fiscal 2008. Refer to Note 15 to Capital Gold’s Consolidated Financial Statements for a discussion of assumptions made in the valuation of restricted stock awards. During 2009, Stock Awards comprised of the vested portion of restricted stock awards issued during fiscal 2008. During fiscal 2008, restricted stock awards were comprised of: 1) 62,500 shares of restricted stock issued each to Gifford A. Dieterle, John Brownlie, Jeffrey Pritchard and Christopher M. Chipman as

well as 18,750 shares of restricted stock issued to J. Scott Hazlitt at the fair value of Capital Gold’s stock on the date of grant of $2.52, 2) 25,000 shares of restricted stock issued each to Gifford A. Dieterle, John Brownlie, Jeffrey Pritchard and Christopher M. Chipman as well as 12,500 shares of restricted stock to J. Scott Hazlitt at the fair value of Capital Gold’s stock on the date of grant of $2.80.
(2)	Amounts shown reflect amounts of option awards recognized for financial statement reporting purposes in accordance with ASC guidance for compensation — stock compensation, using the Black-Scholes option-pricing model and include amounts from stock option awards granted in fiscal 2008, 2009 and 2010. Refer to Note 15 to Capital Gold’s Consolidated Financial Statements in Capital Gold’s annual report on Form 10-K filed with the SEC on October 14, 2010 for a discussion of assumptions made in the valuation of option awards. During fiscal 2010, option awards were comprised of: 1) 500,000 stock options issued to John Brownlie at an exercise price of $3.60 that vest one-third upon issuance and the balance on a one-third basis annually thereafter, and 2) 25,000 stock options issued to Christopher M. Chipman and J. Scott Hazlitt at an exercise price of $3.73 that vested 50% upon issuance and the balance vests 25% annually thereafter. During fiscal 2009, option awards were comprised of: 1) 125,000 stock options issued each to Gifford A. Dieterle, John Brownlie and Jeffrey Pritchard at an exercise price of $1.96; and 2) 62,500 stock options issued to Christopher M. Chipman and J. Scott Hazlitt at an exercise price of $1.96 that vested during the period. During fiscal 2008, option awards were comprised of: 1) 125,000 stock options issued each to Gifford A. Dieterle, John Brownlie, Christopher M. Chipman and Jeffrey Pritchard at an exercise price of $2.52; 87,500 options issued to J. Scott Hazlitt at an exercise price of $2.52, 2) 37,500 stock options issued to John Brownlie at an exercise price of $1.36 that vested during the period.
(3)	On April 29, 2010, the Company entered into a severance agreement and general release with John Brownlie, the Company’s President and Chief Operating Officer (“COO”), pursuant to which Mr. Brownlie’s employment agreement terminated and he resigned as President and COO effective July 1, 2010. Pursuant to the Severance Agreement, Mr. Brownlie is entitled to severance payments in the aggregate amount of approximately $1,388, payable over a six month period beginning June 2010; along with an additional $375 associated with the closing of the business combination agreement with Nayarit. As of July 31, 2010, we have paid approximately $753.
(4)	On September 17, 2009, the Company terminated Jeffrey W. Pritchard as Executive Vice President and Secretary of the Company without cause pursuant to a restructuring of its corporate investor relations functions. The termination was effective September 15, 2009. Mr. Pritchard also resigned as a Director of the Company effective September 29, 2009. As part of the settlement, Mr. Pritchard received a lump sum payment of approximately $426.

Grant of Plan Based Awards Table

The following table sets forth information with respect to option awards and restricted stock awards during the fiscal year ended July 31, 2010 to Capital Gold’s named executive officers:

Name	Grant Date	All Other Stock Awards(1) (#)	All Other Option Awards: Number Of Securities Underlying Options(1) (#)	Exercise or base price of award(2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Gifford A. Dieterle	12/20/07	—	125,000	2.52	168
	12/20/07	62,500	—	2.52	158
	7/17/08	25,000	—	2.80	70
	1/20/09	—	125,000	1.96	142
John Brownlie	12/20/07	—	125,000	2.52	168
	12/20/07	62,500	—	2.52	158
	7/17/08	25,000	—	2.80	70
	1/20/09	—	125,000	1.96	142
	1/19/10	—	500,000	3.60	1,081
Jeffrey Pritchard	12/20/07	—	125,000	2.52	168
	12/20/07	62,500	—	2.52	158
	7/17/08	25,000	—	2.80	70
	1/20/09	—	125,000	1.96	142
Christopher Chipman	12/20/07	—	125,000	2.52	168
	12/20/07	62,500	—	2.52	158
	7/17/08	25,000	—	2.80	70
	1/20/09	—	62,500	1.96	71
	7/26/10	—	25,000	3.73	53
J. Scott Hazlitt	12/20/07	—	87,500	2.52	118
	12/20/07	18,750	—	2.52	47
	7/17/08	12,500	—	2.80	35
	1/20/09	—	87,500	1.96	71
	7/26/10	—	25,000	3.73	53

(1)	Refer to the Compensation Discussion and Analysis for a description of the terms of and criteria for making these awards.
(2)	Exercise price or base price of the awards (per the 2006 Equity Incentive Plan) are based upon the closing price on the Toronto Stock Exchange on the trading day immediately prior to the day of determination converted to U.S. Dollars.
(3)	Reflects the dollar amount Capital Gold would expense in its financial statements over the award vesting schedule recognized for financial reporting purposes in accordance with ASC guidance for compensation — stock compensation. Assumptions used in the calculation of these amounts are included in Note 2 to Capital Gold’s Annual Report on Form 10-K, filed with the Securities Exchange Commission on October 14, 2009.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding options and restricted stock previously awarded to Capital Gold’s named executive officers as of July 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) (#) Exercisable	Number of Securities Underlying Unexercised Options(2) (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Christopher M. Chipman	75,000	50,000	$2.52	12/20/2007	12/20/2014
	41,667	20,833	$1.96	01/20/2009	01/20/2014
	12,500	12,500	$3.73	07/26/2010	07/26/2015
						20,834	$78
J. Scott Hazlitt	52,500	35,000	$2.52	12/20/2007	12/20/2014
	41,667	20,833	$1.96	01/20/2009	01/20/2014
	12,500	12,500	$3.73	07/26/2010	07/26/2015
						6,250	$23

(1)	Stock options are generally granted one time per year.
(2)	Stock options issued on 12/20/07 vest at the rate of 20% upon grant date and 20% per year thereafter. Stock options issued on 1/20/09 vest at the rate of one-third upon issuance and the balance vest on a one-third basis annually thereafter. Stock options on 7/26/10 vest at a rate of 50% upon grant date and 25% per year thereafter.
(3)	Restricted stock vests equally over a three year period.
(4)	Assumes stock price of $3.73 the closing price on July 31, 2010.

Option Exercised and Stock Vested Table

The following table sets forth certain information concerning options exercised and the vesting of Capital Gold’s common stock during the fiscal year ended July 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value of Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Gifford A. Dieterle, Director, Chairman, Treasurer and CEO	59,084	$210	20,833	$53
John Brownlie, Director, President and COO	80,810	$315	20,833	$53
Jeffrey Pritchard, Director and Executive Vice President	26,932	$86	—	—
Christopher M. Chipman, CFO	—	$—	20,833	$53
J. Scott Hazlitt, COO	—	$—	6,250	$16

Employment Agreements and Change in Control Agreements

Capital Gold entered into employment agreements with Mr. Gifford Dieterle and engagement agreements with Mr. Christopher Chipman, Mr. John Brownlie and Mr. Scott Hazlitt. Capital Gold amended and restated each of the agreements effective January 1, 2009 to provide that each of the agreements expire on December 31, 2011 and automatically renew for successive one-year periods unless either party provides written notice of its intent not to review at least 30 days prior to the expiration of the then-current term, to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Each of the agreements provide that the named executive officer is entitled to a base salary or base fee, payable in monthly installments, and to participate in any annual incentive bonus opportunity offered by Capital Gold. If Capital Gold awards bonuses, it must be paid within 90 days of the end of Capital Gold’s fiscal year for which the bonus is earned. If the named executive officer is terminated without cause, or terminates employment because of a material, uncured breach of the agreement by Capital Gold, the named executive officer is entitled to a pro rata portion of any bonus.

Each of the named executive officers has agreed to maintain the confidentiality of Capital Gold’s proprietary information. In addition, for 180 days following termination of employment (regardless of the reason for termination), each of the named executive officers has agreed not to compete with Capital Gold, solicit Capital Gold’s suppliers, vendors, business associates, independent consultants or employees, or make any disparaging remarks about Capital Gold.

If the named executive officer is terminated for “cause,” or the executive resigns, dies or becomes disabled, the executive is entitled only to the fees and reasonable and necessary business expenses incurred by him in connection with the agreement. Cause includes the failure or refusal to perform the services required under the agreement, a material breach by the executive of any term of the agreement, or the conviction of a crime that results in imprisonment or involves embezzlement, dishonesty, or activities injurious to Capital Gold or its reputation.

If the named executive officer is terminated without “cause” or leaves Capital Gold due to a material, uncured breach by Capital Gold of the agreement, the named executive officer is entitled a cash payment equal to the greater of the executive’s base salary or base rate in effect on the date of termination or the balance of the base salary or base rate remaining in the then current term of the agreement, payable in equal monthly installments. These payments will terminate if the executive breaches the confidentiality and non-competition provisions of the agreement.

On September 17, 2009, Capital Gold terminated Jeffrey W. Pritchard as Executive Vice President and Secretary of Capital Gold without cause pursuant to a restructuring of its corporate investor relations functions. The termination was effective September 15, 2009. Mr. Pritchard also resigned as a Director effective September 29, 2009. As part of the settlement, Mr. Pritchard received a lump sum payment of approximately $426, and will receive an additional payment of approximately $65, if Mr. Pritchard fulfills certain terms of the termination agreement. Mr. Pritchard was entitled to change in control benefits should Capital Gold enter into a transaction as of December 31, 2009 with certain entities that would result in a “Change in Control” as defined in his Change in Control Agreement with Capital Gold. There was no such transaction as of this date.

On January 19, 2010, the Compensation Committee of the Board of Directors of Capital Gold approved a new employment agreement (the “Agreement”) for John Brownlie, its President, Chief Operating Officer and a Director. The term of the agreement is for three years commencing January 19, 2010, and will automatically extend for consecutive one-year terms unless Mr. Brownlie or we notify the other party that it does not wish to extend the Agreement. The Agreement provides for an initial base salary to Mr. Brownlie of $275 plus an immediate payment of $375 for reaching certain milestones. The Agreement provides for an additional payment of $375 upon the accomplishment of other goals. The Agreement also grants Mr. Brownlie 500,000 stock options. The exercise price of the stock options is $3.60 per share (per the Plan, the closing price on the Toronto Stock Exchange on the trading day immediately prior to the day of determination converted to U.S. Dollars). In the event of a termination of continuous service (other than as a result of a change of control, as defined in the Plan), unvested stock options shall terminate and, with regard to vested stock options, the exercise period shall be the lesser of the original expiration date or one year from the date continuous service terminates. Upon a change of control, all unvested stock options and unvested restricted stock grants immediately vest. Capital Gold utilized the Black-Scholes method to fair value the 500,000 options. For the six months ended January 31, 2010, Capital Gold recorded approximately $373 in equity compensation expense on the vested portion of these stock options. The grant date fair value of each stock option was $2.16. The stock options have a term of five years and vest as follows: one-third vested upon issuance and the balance vests on a one-third basis annually thereafter.

On April 29, 2010, the Company entered into a severance agreement and general release with John Brownlie, the Company’s President and Chief Operating Officer (“COO”), pursuant to which Mr. Brownlie’s employment agreement terminated and he resigned as President and COO effective upon the consummation of the Business combination between the Company and Nayarit Gold on August 2, 2010. Pursuant to the Severance Agreement, Mr. Brownlie is entitled to severance payments in the aggregate amount of approximately $1,388, payable over a six month period beginning June 2010; along with an additional $375 associated with the closing of the business combination agreement with Nayarit. As of July 31, 2010, we have paid approximately $753.

On March 11, 2010, Capital Gold entered into an agreement with Gifford A. Dieterle, the Chief Executive Officer (“CEO”) of Capital Gold and Chairman of the Board, pursuant to which Mr. Dieterle resigned his position as CEO and Chairman of the Board, effective March 18, 2010. Pursuant to the agreement, Mr. Dieterle is to receive lump sum payments totaling approximately $376 in September 2010, and additional payments totaling approximately $288 during 2011. In addition, Mr. Dieterle received $100 in shares of Capital Gold's common stock in September 2010.

On March 18, 2010, at the recommendation of the Compensation Committee and upon approval by the Board of Directors, effective January 19, 2010, the Company entered into amended and restated engagement agreements with Christopher Chipman, Chief Financial Officer, and J. Scott Hazlitt, Vice President of Mine Development. The new salaries were as follows: Christopher Chipman, Chief Financial Officer, $225 and J. Scott Hazlitt, Vice President of Mine Development, $175.

On July 1, 2010, at the recommendation of the Compensation Committee and upon approval by the Board of Directors, the Company entered into an amended and restated engagement agreement with J. Scott Hazlitt, in connection with his promotion from Vice President of Mine Development to Chief Operating Officer. Mr. Hazlitt’s salary was increased to $200 in connection with his promotion.

In connection with the consummation of the Business Combination, the Company entered into a separate employment agreement with Colin Sutherland, the former CEO and President of Nayarit, to become the President of the Company. The agreement has an initial one year term, which automatically renews unless either party gives 60 days written notice prior to the expiration of the term. Either party may terminate the employment relationship at any time, subject to possible severance payments as set forth below. Pursuant to the agreement, Mr. Sutherland is entitled to receive an annual base salary of $226. The agreement also provides for the award of an annual discretionary bonus. Also, at the recommendation of the Compensation Committee of the Board of Directors, the Company’s Board of Directors approved the issuance of 25,000 options to Mr. Sutherland under our 2006 Equity Incentive Plan. The stock options have a term of five years and vest as follows: 50% vested upon issuance and the balance vests 25% annually thereafter. The exercise price of the stock options is $3.73 per share

Pursuant to the employment agreement, the Company will be obligated to make severance payments to Mr. Sutherland if the employment relationship is terminated by the Company without Cause (as defined in the Employment Agreement) or by the employee for a material breach by the Company of any of the terms of the Employment Agreement. The Employment Agreement provides for the payment of severance to Mr. Sutherland in the following amounts: (a) a lump sum equal to one year of base salary if the Company terminates without cause or employee terminates for material breach by the Company, provided at least one year has elapsed since the date of employee’s original employment; (b) a lump sum equal to eighteen months of base salary if the Company terminates without cause, provided at least five years has elapsed since the date of employee’s original employment; (c) the portion of premiums of Mr. Sutherland’s group health insurance, including coverage for his eligible dependents, that the Company paid immediately prior to Mr. Sutherland’s separation of employment. The Company also entered into an agreement regarding Change of Control with Mr. Sutherland with terms similar to the other Named Executive Officers as described below except in the event a Change of Control occurs within the initial term of the Employment Agreement, Mr. Sutherland shall be instead be entitled to an amount equal to (x) three times the Executive’s base salary in effect on the date of the Change of Control, plus (y) the lesser of either [A] an amount equal to the product of (i) the number of calendar months the Executive was employed with the Company prior to the Change of Control multiplied by US$10, multiplied by (ii) three, or [B] US$100.

Change in Control Agreements

If Timmins Gold is successful in replacing the CGC Board with its consent solicitation, such a change in the membership of a majority of the CGC Board will be deemed a to be “change of control” of the Company, triggering change of control payments to the named executive officers of the Company, as further set forth below.

Capital Gold has entered into an Agreement Regarding Change in Control with each of the currently serving named executive officers. Capital Gold amended and restated each of the change in control agreements effective January 1, 2009 to provide that each of the agreements expire on December 31, 2011 and automatically renew for successive one-year periods unless Capital Gold provides written notice of its intent not to renew. However, if a change in control occurs during the term of the change in control agreements, the term shall continue through and terminate on the first anniversary of the date on which the change in control occurs. In addition, Capital Gold removed a provision that provided that, upon a change in control, the exercise of all outstanding options would decrease to $0.01.

Capital Gold believes it is essential to the best interests of the shareholders to foster the continuous efforts of its key management team during significant transactions such as a change in control. Capital Gold believes that there will likely be consolidation within its industry and believes it is important to incent its executives to remain with Capital Gold during any potential corporate transaction.

Each of the named executive officers are entitled to change in control benefits if their employment is terminated after a change in control either (1) by Capital Gold for any reason other than permanent disability or cause, as defined in the agreement, (2) by the executive for good reason, as defined in the agreement or, (3) by the executive for any reason during the 30 day period commencing on the first date which is six months after the date of the change in control. The named executive officers are also entitled to change in control benefits if a potential change in control (as defined below) occurs and Capital Gold terminates the executive’s employment for any reason other than due to permanent disability or cause.

The change in control benefits include a lump sum payment in an amount equal to three times (1) the executive’s base salary in effect on the date of the change in control, or, if greater, as in effect immediately prior to the change in control; and (2) the executive’s bonus award for the year immediately preceding the change in control. All unvested options immediately become vested. In addition, Capital Gold will pay for outplacement services and tax and financial counseling services through the end of the second tax year following termination. Each agreement also provides that the executive is entitled to a payment to make him whole for any federal excise tax imposed on change in control or severance payments received by him.

A “change of control” is deemed to occur on the earlier of (1) the date any person is or becomes the beneficial owner of securities representing 30% or more of the voting power of Capital Gold’s then outstanding securities; (2) the date on which the following individuals cease for any reason to constitute a majority of the number of directors then serving: (i) individuals who, as of the date of the change in control agreement, constitute the Board and (ii) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Capital Gold) whose appointment or election by the Board or nomination for election by Capital Gold’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the change of control agreement or whose appointment, election or nomination for election was previously so approved or recommended; (3) the consummation of a Amalgamation or consolidation of Capital Gold or any direct or indirect subsidiary with another entity, other than a transaction where the individuals serving on the board of directors constitute at least a majority of the combined entity and the outstanding securities continue to represent at least 50% of the combined voting power of the combined entity or a transaction to effect a recapitalization of Capital Gold where no person is or becomes the holder of securities representing 30% or more of the combined voting power; (4) the approval by the stockholders of Capital Gold or a plan of complete liquidation or dissolution of Capital Gold; or (5) the sale or disposition or all or substantially all of Capital Gold’s assets, other than a sale or disposition to an entity of which 50% the combined voting power is held by Capital Gold’s stockholders.

However, a change in control will not be deemed to occur if the record holders of Capital Gold’s stock continue to have substantially the same proportionate ownership of Capital Gold following such transaction or series of transactions.

A “potential change in control” occurs when (1) Capital Gold enters into an agreement, the consummation of which would result in a change in control; (2) a person publicly announces an intention to take or to consider taking actions, the consummation of which would result in a change in control, which announcement has not been rescinded; (3) a person becomes the beneficial owner of securities representing 20% or more of outstanding shares of common stock of Capital Gold or the combined voting power of its then outstanding securities; or (4) the Board adopts a resolution that a potential change in control exists, which resolution has not been modified.

Potential Payments upon Termination

The table at the end of this section describes the estimated potential payments upon termination or change in control of Capital Gold for the Named Executive Officers based upon the agreements that were then in effect. The table assumes that the termination or change in control occurred on July 31, 2009. Capital Gold amended and restated each of the executive’s agreements effective January 1, 2009 to provide that each of the agreements expire on December 31, 2011. The following disclosure information reflects the terms of our agreements with the Named Executive Officers currently in effect rather than those in effect on July 31, 2009 which the table is based upon. Please refer to “Employment Agreements and Change in Control Agreements” section above for more details on the provisions within these agreements. The actual amounts to be paid can only be determined at the time of such executive’s separation from Capital Gold.

Retirement Benefits

Capital Gold currently does not offer any employee benefit plans to all employees.

Voluntary Termination or Expiration of Agreement

A Named Executive Officer would receive no payments or other benefits upon voluntary termination or the expiration of his agreement, except for accrued base salary or fees, vacation time or any reasonable and necessary business expenses incurred in connection with his duties prior to termination.

Termination Without Cause

Capital Gold provides for benefits in the case of termination without cause based upon an amount equal to the greater of a Named Executive Officer’s base annual salary or fees in effect upon the date of termination or the balance of the base salary or fees remaining in the then current term of the Named Executive Officer’s agreement. Please see the Employment Agreements and Change of Control Agreement section above beginning on page 0 for a description of the terms of these agreements. Each Named Executive Officer also is entitled to accrued base salary or fees, vacation time or any reasonable and necessary business expenses incurred in connection with his duties prior to termination. In the event that a Named Executive Officer’s employment terminates without cause prior to the last day of the fiscal year for which the bonus applies, he will be entitled to a bonus prorated for the period from the beginning of that fiscal year to the date of termination.

Termination for Cause

No additional benefits are payable to any Named Executive Officer, including under any Change in Control agreement, in any case of termination for cause other than accrued base salary or fees, vacation time and any reasonable and necessary business expenses incurred in connection with his duties prior to termination. Capital Gold generally defines cause as: (a) failure or refusal to perform the services required; (b) a material breach by the Named Executive Officer of any of the terms of their applicable agreement

(including non-competition, non-solicitation, anti-raiding and non-disparagement terms); or (c) conviction of a crime that either results in imprisonment or involves embezzlement, dishonesty, or activities injurious to Capital Gold or its reputation.

Change in Control

Capital Gold’s 2006 Equity Incentive Plan provides for immediate vesting of unvested restricted stock and stock options upon a change in control of Capital Gold. Capital Gold also provides change of control benefits to its Named Executive Officers pursuant to Change in Control agreements. These Agreements run through December 31, 2011 and automatically renew for one year periods thereafter, unless Capital Gold notifies the executive prior to any extension date that the agreement term is not being extended. A change of control is generally defined as:

1)	The date any person acquires beneficial ownership of 30% or more, directly or indirectly, of the combined voting power of the then outstanding securities of Capital Gold entitled to vote; or
2)	The date on which the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date of the Change In Control Agreement, constitute the Board and any new director (other than one whose initial assumption of office in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by Capital Gold’s stockholders was approved or recommended by a vote of at least 2/3 of the directors then still in office who either were directors on the date of the Change In Control Agreement or whose appointment, election or nomination for election was previously so approved or recommended; or
3)	The date on which there is consummated a merger or consolidation of Capital Gold or any direct or indirect subsidiary of it with any other corporation or other entity, other than (i) a merger or consolidation (A) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of Capital Gold, the entity surviving such merger or consolidation or, if Capital Gold or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof and (B) which results in the voting securities of Capital Gold outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Capital Gold or any subsidiary of it, at least 50% of the combined voting power of the securities of Capital Gold or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Capital Gold (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Capital Gold representing 30% or more of the combined voting power of Capital Gold’s then outstanding securities; or
4)	The date on which the stockholders of Capital Gold approve a plan of complete liquidation or dissolution of it or there is consummated an agreement for the sale or disposition by Capital Gold of all or substantially all of its assets, other than a sale or disposition by Capital Gold of all or substantially all of its assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of Capital Gold, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Capital Gold or any subsidiary of it, in substantially the same proportions as their ownership of Capital Gold immediately prior to such sale.

Change of Control Benefits

The Named Executive Officers shall be entitled to change in control benefits if their engagement by Capital Gold is terminated during their applicable agreement term but after a Change in Control (i) by Capital Gold for any reason other than permanent disability or cause, (ii) by the Named Executive Officer for good reason or (iii) by the Named Executive Officer for any reason during the 30-day period commencing on the first date which is six months after the date of the Change in Control. Capital Gold defines good reason as any of the following without the executive’s prior consent: (a) a significant adverse change in the nature, scope or status of the executive’s position, authorities or services from those in effect immediately prior to the Change in Control; (b) the failure by Capital Gold to pay the executive any portion of the executive’s current compensation; (c) a reduction in the executive’s annual base compensation (or a material change in the frequency of payment) as in effect immediately prior to the Change in Control; (d) the failure by Capital Gold to award the Executive an annual bonus in any year which is at least equal to the annual bonus awarded to the Executive for the year immediately preceding the year of the Change in Control; (e) the failure by Capital Gold to award the Executive equity-based incentive compensation (such as stock options, shares of restricted stock, or other equity-based compensation) on a periodic basis consistent with Capital Gold’s practices with respect to timing, value and terms prior to the Change in Control; (f) the failure of Capital Gold to award the Executive incentive compensation of any nature based on attained milestones when such milestones are attained; or (g) the failure of Capital Gold to obtain a satisfactory agreement from any successor to it to assume and agree to perform the Change In Control agreement.

If an executive is eligible for termination benefits under the Change of Control provisions within such executive’s agreement, the executive is entitled to, in addition to any amounts he is entitled to under his employment agreement:

•	an amount equal to three times the executive’s base salary or fees in effect on the date of the Change in Control or, if greater, as in effect immediately prior to the date of termination;
•	an amount equal to three times the executive’s bonus award for the year immediately preceding the year of the Change in Control;
•	all unvested Capital Gold options shall immediately become vested, and any exercise must occur no later than March 15 of the calendar year after the date of termination;
•	outplacement services and tax and financial counseling suitable to such executive’s position through the end of the second taxable year after the taxable year of his or her separation from service with Capital Gold (or earlier if such executive gains employment); and
•	certain gross-up payments for excise taxes on the change of control payment.

Death

Upon the death of a Named Executive Officer, his agreement terminates. Capital Gold will pay the executive’s estate or beneficiary, as applicable, all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by executive in connection with his duties, all to the date of termination.

Disability

Capital Gold can terminate a Named Executive Officer’s employment if such executive is disabled, generally upon at least thirty 30 days’ written notice. For most of the Named Executive Officers, disability means that he is prevented by illness, accident or other disability (mental or physical) from performing the essential functions of the position for one or more periods cumulatively totaling three months during any consecutive 12 month period. For Messrs. Brownlie and Chipman, disability means either executive’s inability effectively to substantially provide their services by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. In the event the executive’s agreement is terminated, Capital Gold shall pay to the executive all accrued base salary or fees, all accrued vacation time and any reasonable and necessary business expenses incurred by him in connection with his duties, all to the date of termination. In addition, if Messrs. Dieterle, Pritchard or Hazlitt is terminated due to their disability, Capital Gold shall pay to them severance payments in an amount equal to one month of their respective base annual salaries.

Termination by the Named Executive Officer Due to Material Breach by Company

The Named Executive Officer can terminate his agreement due to a material breach of such agreement by Capital Gold upon 30 days written notice specifying the breach, and failure of Capital Gold to either (i) cure or diligently commence to cure the breach within the 30-day notice period, or (ii) dispute in good faith the existence of the material breach. In the event of such a termination, the Named Executive Officer is entitled to the same termination benefits described in “Termination Without Cause” above.

Accelerated Vesting of Restricted Stock and Stock Options

The amounts shown below assume vesting as of July 31, 2010 of restricted stock or stock options at the year-end closing price of $3.73.

280G Tax Gross-Up

Upon a change in control of Capital Gold, our executives may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Capital Gold has agreed to reimburse our executives for all excise taxes that are imposed on the executive under Section 280G. Any 280G tax gross-up amounts reflected in the tables below assume that such executive is entitled to a full reimbursement by Capital Gold of any (a) excise taxes that are imposed on the executive as a result of the change in control, (b) any income and excise taxes imposed on the executive as a result of Capital Gold’s reimbursement of the excise tax amount, and (c) any additional income taxes and excise taxes that are imposed on the executive as a result of Capital Gold’s reimbursement of the executive for any excise or income taxes. The calculation of the 280G gross-up amount in the tables below is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6.85% state income tax rate.

For purposes of the Section 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the executive executing a non-competition agreement.

Name	Termination Without Cause(1) ($)	Change in Control ($)	Death ($)	Disability ($)
Colin Sutherland(2)
Base Benefit	56	—	—	—
Bonus	—	—	—	—
Change in Control Payment	—	777	—	—
Accelerated Vesting of Restricted Stock	—	—	—	—
Accelerated Vesting of Stock Options	—	26	—	—
Disability Coverage	—	—	—	—
Outplacement Services	—	10	—	—
280G Tax Gross-Up	—	—	—	—
Total	56	813	—	—
Christopher M. Chipman
Base Benefit	225	—	—	—
Bonus	—	—	—	—
Change in Control Payment	—	975	—	—
Accelerated Vesting of Restricted Stock	—	—	—	—
Accelerated Vesting of Stock Options	—	60	—	—
Disability Coverage	—	—	—	—
Outplacement Services	—	10	—	—
280G Tax Gross-Up	—	388	—	—
Total	225	1,433	—	—
J. Scott Hazlitt
Base Benefit	200	—	—	—
Bonus	—	—	—	—
Change in Control Payment	—	900	—	—
Accelerated Vesting of Restricted Stock	—	—	—	—
Accelerated Vesting of Stock Options	—	36	—	—
Disability Coverage	—	—	—	—
Outplacement Services	—	10	—	—
280G Tax Gross-Up	—	397	—	—
Total	200	1,343	—	—

(1)	Termination without cause payments for Named Executives Officers were based upon employment and engagement agreements in effect as of March 1, 2011. All Named Executive Officers were eligible to receive a cash payment equal to the greater of (i) the executive’s base salary or base rate in effect on the date of termination or (ii) the balance of the base salary or base rate remaining in the then current term of the agreement.
(2)	On August 2, 2010, in connection with the consummation of the Business Combination, the Company entered into a separate employment agreement with Colin Sutherland, the former CEO and President of Nayarit, to become the President of the Company. Mr. Sutherland is a resident in Canada and compensated as such; therefore, the provisions under this Internal Revenue Code are deemed to not be applicable.

Compensation Committee Report

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Annual Report with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the our Annual Report on Form 10-K, as amended, for the fiscal year ended July 31, 2010 for filing with the SEC.

COMPENSATION COMMITTEE
John W. Cutler, Committee Chairman
Gary C. Huber
Stephen M. Cooper

The foregoing Compensation Committee report shall not be deemed incorporated by reference into any filings under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate this report by reference into such filings.

Audit Committee Report

The primary responsibility of the Audit Committee (the “Committee”) is to assist the Board of Directors in discharging its oversight responsibilities with respect to financial matters and compliance with laws and regulations. The primary methods used by the Committee to fulfill its responsibility with respect to financial matters are:

•	To appoint, evaluate, and, as the Committee may deem appropriate, terminate and replace Capital Gold’s independent registered public accountants;
•	To monitor the independence of Capital Gold’s independent registered public accountants;
•	To determine the compensation of Capital Gold’s independent registered public accountants;
•	To pre-approve any audit services, and any non-audit services permitted under applicable law, to be performed by Capital Gold’s independent registered public accountants;
•	To review Capital Gold’s risk exposures, the adequacy of related controls and policies with respect to risk assessment and risk management;
•	To monitor the integrity of Capital Gold’s financial reporting processes and systems of control regarding finance, accounting, legal compliance and information systems; and
•	To facilitate and maintain an open avenue of communication among the Board of Directors, management and Capital Gold’s independent registered public accountants.

In discharging its responsibilities relating to internal controls, accounting and financial reporting policies and auditing practices, the Committee discussed with Capital Gold’s independent registered public accountants, BDO USA, LLP, the overall scope and process for its audit. The Committee has met with BDO USA, LLP, with and without management present, to discuss the results of its examinations and the overall quality of Capital Gold’s financial reporting.

The Committee has discussed with BDO USA, LLP its judgments about the quality, in addition to the acceptability, of the Capital Gold’s accounting principles as applied in Capital Gold’s financial reporting, as required by Statement on Auditing Standards No. 90 “Communications with Audit Committees.”

The Committee also has received a letter from BDO USA, LLP that is required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with BDO USA, LLP their independence.

The Committee has met and held discussions with management. The Committee has reviewed and discussed with management Capital Gold’s audited consolidated financial statements as of and for the fiscal years ended July 31, 2010 and 2009.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Capital Gold’s Annual Report for the year ended July 31, 2010.

This report is respectfully submitted by the members of the Audit Committee of the Board of Directors.

AUDIT COMMITTEE
John W. Cutler, Committee Chairman
Gary C. Huber
Stephen M. Cooper

Change of Auditors

As a result of a review process undertaken by the Audit Committee of the Board of Directors (the “Audit Committee”) of Capital Gold Corporation (the “Company”), on January 19, 2010, Capital Gold notified Wolinetz, Lafazan & Company, P.C. (“Wolinetz”) that it was dismissed as Capital Gold’s independent registered public accounting firm. The change in accountants did not result from any dissatisfaction with the quality of professional services rendered by Wolinetz.

The reports of Wolinetz on Capital Gold’s financial statements for the fiscal years ended July 31, 2009 and 2008 contained no adverse opinion or disclaimer of opinion, were not qualified or modified as to uncertainty, audit scope or accounting principles.

During Capital Gold’s fiscal years ended July 31, 2009 and 2008, and through January 19, 2010, there have been no disagreements with Wolinetz on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedure, which disagreements, if not resolved to the satisfaction of Wolinetz, would have caused Wolinetz to make reference thereto in its reports on the financial statements.

The Company has engaged BDO USA, LLP (“BDO”) as its new independent registered public accounting firm as of January 22, 2010. During the fiscal years ended July 31, 2009 and 2008, and through January 22, 2010, Capital Gold did not consult with BDO regarding any of the matters described in Item 304(a)(2)(i) and (ii) of Regulation S-K. In deciding to select BDO, the Audit Committee reviewed auditor independence issues and existing commercial relationships with BDO and concluded that BDO has no commercial relationship with Capital Gold that would impair its independence.

BENEFICIAL OWNERSHIP OF CAPITAL GOLD COMMON STOCK

The following table sets forth as of February 1, 2011, the number and percentage of outstanding shares of Common Stock beneficially owned by:

•	each person, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of CGC issued and outstanding common stock;
•	each director and Named Executive Officer (as defined in the CGC Form 10-K/A filed with the SEC on November 23, 2010); and
•	all of directors and executive officers of CGC as a group.

This table is based upon information supplied by Schedules 13D and 13G, if any, filed with the SEC, and information obtained from our directors and named executive officers. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which such person has the right to acquire within 60 days of February 1, 2011. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named in the table, any security which such person or persons has or have the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, CGC believes, based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of Common Stock which they beneficially own. The address of each executive officer and director of CGC is c/o Capital Gold Corporation, 76 Beaver Street, 14th Floor, New York, New York 10005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Sprott Asset Management, Inc. Suite 2700, South Tower Royal Bank Plaza Toronto, ON M5J 2J1 Canada	7,636,825		12.5%
Van Eck Associates Corporation 335 Madison Ave., 19th Floor New York, NY 10017	4,193,000	(2)	6.8%
Colin Sutherland	242,318	(3)	*
Christopher M. Chipman	337,500	(3)	*
Scott Hazlitt	462,500	(3)	*
Gary C. Huber	75,000	(3)	*
John W. Cutler	243,950	(3)	*
Stephen M. Cooper	226,500	(3)	*
All Officers and Directors as a Group (6 persons)	1,587,768	(3)	2.6%

*	Less than 1%
(1)	Based upon 61,338,136 shares issued and outstanding as of February 1, 2011.
(2)	Represents shares held within mutual funds and other client accounts managed by Van Eck Associates Corporation, none of which owns more than 5% of Capital Gold’s outstanding shares of common stock.
(3)	For Messrs. Sutherland, Chipman and Hazlitt includes, respectively, 226,072 shares, 212,500 shares and 175,000 shares issuable upon exercise of options. For Messrs. Cutler and Cooper includes 225,000 shares each issuable upon exercise of options. For Mr. Huber includes 75,000 shares each issuable upon exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To Capital Gold’s knowledge, during the fiscal year ended July 31, 2010, based solely on a review of such materials as are required by the SEC, no officer, director or beneficial holder of more than ten percent of its issued and outstanding shares of Common Stock failed to timely file with the SEC any form or report required to be so filed pursuant to Section 16(a) of the Exchange Act, except for Forms 4 in respect of option grants awarded to Christopher Chipman and Scott Hazlitt on July 26, 2010 which related reports were filed on October 12 and October 13, 2010, respectively.

ACCESS TO PROXY MATERIALS, ANNUAL REPORT AND OTHER DOCUMENTS

Capital Gold files reports, proxy statements and other information with the SEC as required under the Exchange Act. You may read and copy any reports, statements or other information filed by Capital Gold at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Capital Gold, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Capital Gold through the website maintained by Capital Gold at http://www.capitalgoldcorp.com. The information contained in this website is not incorporated by reference in, or in any way part of, this proxy statement/prospectus.

Capital Gold files reports, statements and other information with the Canadian provincial and territorial securities administrators. Capital Gold filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR, the Canadian equivalent of the SEC’s EDGAR system, at http://www.sedar.com.

IMPORTANT INFORMATION

The Board urges you NOT to return any BLUE consent card solicited from you by Timmins. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed GREEN Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the white consent card.

For additional information or assistance, please call our soliciting agent, MacKenzie Partners, at (800) 322-2885.

CERTAIN INFORMATION REGARDING PARTICIPANTS
IN THIS CONSENT REVOCATION SOLICITATION

Transactions in the Common Stock During the Past Two Years

A list of all acquisitions and dispositions of the Common Stock made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent is attached as Annex A to this document.

Other Contracts, Arrangements, and Understandings with Participants

Except as otherwise set forth in this Consent Revocation Statement, to the best of the Company’s knowledge: (i) none of the participants in the Company’s solicitation of consent revocations is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of the Common Stock by Associates of Participants

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of revocations of consent has any “associates” (as defined in Rule 14a-1 under the Securities Exchange Act of 1934) who beneficially own any shares of the Common Stock.

Beneficial Ownership of Securities of the Company’s Subsidiaries

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of consent revocations beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company.

REQUESTS FOR CERTAIN DOCUMENTS

You may obtain without charge the Company’s Form 10-K for the fiscal year ended July 31, 2010, or any of the other corporate governance documents referred to in this Consent Revocation Statement by writing to the Corporate Secretary of the Company at 76 Beaver Street, 14th Floor, New York, New York 10005 or calling (212) 344-2785. These also are available on the SEC’s website at www.sec.gov or on the Company’s websites at www.capitalgoldcorp.com.

ANNEX A—RECENT TRADING HISTORY OF PARTICIPANTS
IN THIS CONSENT REVOCATION SOLICITATION

The following is a list of all acquisitions and dispositions of the Company’s common stock made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent.

	Number of Shares
Participant	Acquired		Disposed	Date
Christopher Chipman			113,933	12/14/2009
	113,933	(1)		06/11/2009
Steven Cooper	500			10/23/2009
John Cutler	18,950			03/02/2009
Mark Nesbitt	1,800	(1)		09/04/2009
John Postle	1,800	(1)		09/04/2009
Ian Shaw	1,553	(1)		09/03/2009

(1)	Reflects shares acquired or disposed of upon exercise of options.

A-1

PRELIMINARY COPY — SUBJECT TO COMPLETION

CONSENT REVOCATION CARD — GREEN

CONSENT REVOCATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
CAPITAL GOLD CORPORATION

The undersigned, a holder of shares (“Shares”) of common stock, par value $.0001 per share, of Capital Gold Corporation (the “Company”), acting with respect to all Shares held by the undersigned at the close of business on March 7, 2011, hereby acts as follows concerning the proposals of Timmins Gold Corp set forth on reverse side.

(CONTINUED ON REVERSE SIDE)

THE BOARD OF DIRECTORS OF THE CAPITAL GOLD CORPORATION URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

Please mark your selection as ☒ indicated in this example.

PROPOSALS OF TIMMINS GOLD CORP.

PROPOSAL 1:	Repeal any provision of the Company by-laws in effect at the time the Timmins proposal becomes effective that were not included in the Company’s amended and restated by-laws, dated as of September 1, 2009.
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT
PROPOSAL 2:	Remove (i) each current member of the Company’s Board of Directors at the time the Timmins proposal becomes effective and (ii) each person appointed to the Company’s Board of Directors to fill any vacancy or newly-created directorship prior to the effectiveness of the Election Proposal.
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT
PROPOSAL 3:	Elect each of Glen Ariel Huber, Lawrence R. Litowitz, James P. McGlone, Stephen John Meehan and Russell Tanz (each, a “Nominee” and collectively, the “Nominees”) to serve as a director of the Company (or, if any such Nominee is unable or unwilling to serve as a director of the Company, any other person designated as a Nominee by the remaining Nominee or Nominees).
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT

THE BOARD OF DIRECTORS OF THE CAPITAL GOLD CORPORATION URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES FOR ALL PROPOSALS.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated: , 2011

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Title or Authority:

Please sign in the same form as your name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.